UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ALPHA NATURAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Be Held May 22, 2013

ALPHA NATURAL RESOURCES, INC.

One Alpha Place

P.O. Box 16429

Bristol, Virginia 24209

To the Stockholders of Alpha Natural Resources, Inc.:

NOTICE IS HEREBY GIVEN that Alpha Natural Resources, Inc.’s (“Alpha” or the “Company”) 2013 annual meeting of stockholders will be held at 8:00 a.m. local time on Wednesday, May 22, 2013, at The Martha Washington Hotel & Spa, 150 W. Main Street, Abingdon, VA 24210 (the “Annual Meeting”). The terms “Alpha,” “the Company,” “we,” “our,” “us,” and similar terms refer to Alpha Natural Resources, Inc. and its subsidiaries.

At the meeting, we will ask stockholders to consider and act upon the following matters:

1.	The election of nine (9) directors nominated by our board of directors for a term of one year;

2.	A proposal to approve the Amended and Restated Annual Incentive Bonus Plan;

3.	A proposal to approve the Amended and Restated 2012 Long-Term Incentive Plan;

4.	Advisory approval of the Company’s executive compensation;

5.	Ratification of KPMG LLP as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

6.	If properly presented, a stockholder proposal seeking a water management report; and

7.	If properly presented, a stockholder proposal seeking a climate change report.

We plan to hold a brief business meeting focused on these items, at which we will address any other proper business that may arise and we will offer reasonable time for your comments and questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2, 3, 4 AND 5 AND AGAINST PROPOSALS 6 AND 7. These proposals are further described in the proxy statement.

Only Alpha stockholders of record at the close of business on April 1, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Alpha’s corporate offices located at One Alpha Place, Bristol, Virginia 24202.

YOUR VOTE IS VERY IMPORTANT. IF YOU ARE UNABLE TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR PROXY IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	VIA THE INTERNET, which we encourage if you have Internet access, at the address shown on your proxy card;

•	BY TELEPHONE, using the toll-free telephone number shown on the proxy card; or

•	BY MAIL, by completing, signing and returning the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors,

Kevin S. Crutchfield

Chairman of the Board of Directors

and Chief Executive Officer

April 8, 2013

i

PROXY STATEMENT

For 2013 Annual Meeting of Stockholders of

Alpha Natural Resources, Inc.

To Be Held On

May 22, 2013

GENERAL INFORMATION ABOUT ALPHA’S ANNUAL MEETING

The board of directors of Alpha Natural Resources, Inc. (“Alpha” or the “Company”) is soliciting proxies to be voted on the stockholders’ behalf at the 2013 annual meeting of stockholders (the “Annual Meeting”). This document includes information about the issues to be voted upon at the Annual Meeting.

In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will first be sent to stockholders on or about April 8, 2013. The proxy statement and the form of proxy relating to the 2013 Annual Meeting will first be made available to stockholders on or about April 8, 2013 at www.edocumentview.com/ANR. In accordance with SEC rules, the website, www.edocumentview.com/ANR, provides complete anonymity with respect to a stockholder accessing the website.

The Annual Meeting will be held on Wednesday, May 22, 2013, at 8:00 a.m. local time, at The Martha Washington Hotel & Spa, 150 W. Main Street, Abingdon, VA 24210. Directions to the meeting are provided in the Notice of Internet Availability of Proxy Materials and proxy card.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record Alpha common stock as of the close of business on April 1, 2013, which our board of directors has determined to be the record date for the Annual Meeting, is entitled to one vote per share owned. There were 220,798,798 shares outstanding as of April 1, 2013.

Who is soliciting my proxy to vote my shares?

Alpha’s board of directors is soliciting your “proxy” or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 22, 2013 Annual Meeting and at any adjournment, postponement or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

Alpha is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, facsimile, or special letter by Alpha’s directors, officers, and regular employees for no additional compensation. To assist in the solicitation of proxies and the distribution and collection of proxy materials, Alpha has engaged Innisfree M&A Incorporated, a proxy solicitation firm, for an estimated fee of $10,000. Alpha will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

Who can attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of the Company, you will be admitted only if you have a valid legal proxy, form of photo identification and sign-in at the registration desk. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 7:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and sign in at the registration desk at the meeting.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Alpha common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS ON PROPOSALS AND APPROVAL REQUIREMENTS

Delaware law, the New York Stock Exchange’s (“NYSE”) rules and regulations and/or Alpha’s certificate of incorporation and bylaws govern the vote on each of the proposals. A description of each proposal to be considered at the Annual Meeting is provided in this proxy statement along with the board of directors’ voting recommendation with respect to such proposal. The board of directors’ recommendations and the approval requirements with respect to each such proposal are summarized below:

PROPOSAL 1. ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of nine directors. The board of directors has nominated nine people to serve as directors, each of whom is currently serving as a director of Alpha.

You may vote in favor of a nominee, vote against a nominee, or abstain from voting as to any nominee. Each share of common stock may be voted for as many nominees as there are directors to be elected. Each director shall be elected to the board of directors if the votes cast for such director nominee’s election exceed the votes cast against such nominee’s election. Stockholders may not cumulate their votes.

For more information regarding this proposal, see “Proposal 1 — Election of Directors.”

The board of directors unanimously recommends a vote “FOR” each director nominee.

PROPOSAL 2. APPROVAL OF THE AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN

The second proposal item to be voted on is approval of the Amended and Restated Annual Incentive Bonus Plan.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

For more information regarding this proposal, see “Proposal 2 — Approval of the Amended and Restated Annual Incentive Bonus Plan.”

The board of directors unanimously recommends a vote “FOR” the approval of the Amended and Restated Annual Incentive Bonus Plan.

PROPOSAL 3. APPROVAL OF THE AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

The third proposal item to be voted on is approval of the Amended and Restated 2012 Long-Term Incentive Plan.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter; provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal.

For more information regarding this proposal, see “Proposal 3 — Approval of the Amended and Restated 2012 Long-Term Incentive Plan.”

The board of directors unanimously recommends a vote “FOR” the approval of the Amended and Restated 2012 Long-Term Incentive Plan.

PROPOSAL 4. ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The fourth proposal item to be voted on is the advisory approval of the Company’s executive compensation.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The advisory vote to approve the compensation paid to our executive officers as reported in this proxy statement will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers in 2012, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when making future compensation decisions.

For more information regarding this proposal, see “Proposal 4 — Advisory Approval of the Company’s Executive Compensation.”

The board of directors unanimously recommends a vote “FOR” the advisory approval of the Company’s executive compensation.

PROPOSAL 5. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP

The fifth proposal item to be voted on is the ratification of KPMG LLP as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

For more information regarding this proposal, see “Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm.”

The board of directors unanimously recommends a vote “FOR” the ratification of KPMG LLP as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 6. STOCKHOLDER PROPOSAL SEEKING A WATER MANAGEMENT REPORT

The sixth proposal item to be voted on is a nonbinding stockholder proposal seeking a water management report.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

For more information regarding this proposal and the board of directors’ opposition to it, see “Proposal 6 —Stockholder Proposal Seeking a Water Management Report.”

The board of directors unanimously recommends a vote “AGAINST” the stockholder proposal seeking a water management report.

PROPOSAL 7. STOCKHOLDER PROPOSAL SEEKING A CLIMATE CHANGE REPORT

The seventh proposal item to be voted on is a nonbinding stockholder proposal seeking a climate change report.

You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

For more information regarding this proposal and the board of directors’ opposition to it, see “Proposal 7 —Stockholder Proposal Seeking a Climate Change Report.”

The board of directors unanimously recommends a vote “AGAINST” the stockholder proposal seeking a climate change report.

The board of directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named herein as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s annual meeting are described in the section entitled “Stockholder Proposals for the 2014 Annual Meeting.”

VOTING AND PROXY PROCEDURE

What are the voting rights of holders of Alpha common stock?

Each outstanding share of Alpha common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How do I vote?

You may vote your shares in four different ways:

1. BY MAIL. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. The board of directors recommends that you vote by proxy even if you plan on attending the meeting. If you mail your proxy card, we must receive it before the polls close at the end of the meeting.

2. IN PERSON. You may deliver your completed proxy in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

3. VIA TELEPHONE. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card provided herewith. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions on the proxy card provided by your broker, bank or other holders of record.

4. VIA INTERNET. You may vote your shares via the internet by following the instructions on the proxy card provided herewith. If you own your shares in “street name” or in a nominee account, you may place your vote through the Internet by following the instructions on the proxy card provided by your broker, bank or other holders of record.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.

How do I revoke my proxy or change my voting instructions?

You may revoke your proxy or change your voting instructions in four different ways:

1. WRITE TO ALPHA’S SECRETARY, VAUGHN R. GROVES, AT ONE ALPHA PLACE, P.O. BOX 16429, BRISTOL, VIRGINIA, 24209. Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Groves must receive your letter before the Annual Meeting begins.

2. SUBMIT A NEW PROXY CARD BEARING A LATER DATE THAN THE ONE YOU WISH TO REVOKE. A valid later-dated proxy will automatically revoke any proxy previously submitted by you. If you own your shares in “street name,” because your broker or other “street” nominee is actually the record owner, you must obtain a new proxy card from the broker or other “street” nominee. If you are a holder of record, then you must obtain a new proxy card from Alpha’s transfer agent, Computershare Investor Services at (800) 564-6253. We must receive your new proxy card before the Annual Meeting begins.

3. SUBMIT VOTING INSTRUCTIONS AGAIN BY TELEPHONE OR THE INTERNET. If you are a “street name” stockholder, you must follow instructions found on the voting instruction card provided by your broker or other “street” nominee, or contact your broker or other “street” nominee in order to revoke your previously given proxy.

4. ATTEND THE ANNUAL MEETING AND VOTE IN PERSON AS DESCRIBED ABOVE (OR BY PERSONAL REPRESENTATIVE WITH AN APPROPRIATE PROXY). Attendance at the meeting will not by itself revoke a previously granted proxy; you must also vote your shares.

How will proxies be voted if I give my authorization?

The board of directors has selected Kevin S. Crutchfield, Vaughn R. Groves, and William L. Phillips, III, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders and not previously revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED (a) “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES (PROPOSAL 1); (b) “FOR” THE APPROVAL OF THE AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN (PROPOSAL 2); (c) “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN (PROPOSAL 3); (d) “FOR” THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (PROPOSAL 4); (e) “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 5); (f) “AGAINST” THE STOCKHOLDER PROPOSAL SEEKING A WATER MANAGEMENT REPORT (PROPOSAL 6); AND (g) “AGAINST” THE STOCKHOLDER PROPOSAL SEEKING A CLIMATE CHANGE REPORT (PROPOSAL 7). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with their best judgment.

How will votes be counted?

The inspector of elections appointed by the board of directors for the Annual Meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes. Under Delaware law, abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. An abstention has the same effect as a vote “against” a particular proposal except, in the case of Proposal 1 (election of directors), where abstentions will have no effect on the outcome.

You, as beneficial owner, own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the NYSE rules, brokers or other “street” nominees have authority to vote in their discretion on “routine” matters, such as the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 5), if they have not received voting instructions from their clients who are the beneficial owners of such shares at least ten days before the date of the meeting. When the broker or other “street” nominee does not receive voting instructions from clients with respect to “non-routine” matters, such as the election of directors (Proposal 1), the approval of the Amended and Restated Annual Incentive Bonus Plan (Proposal 2), the approval of the Amended and Restated 2012 Long-Term Incentive Plan (Proposal 3), the advisory approval of the Company’s executive compensation (Proposal 4), the stockholder proposal seeking a water management report (Proposal 6), and the stockholder proposal seeking a climate change report (Proposal 7), the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Preliminary or final voting results will also be published in Alpha’s Current Report on Form 8-K on or about May 29, 2013, which will be filed with the SEC. You may receive a copy of such Form 8-K by contacting Alpha’s investor relations at (276) 739-5328, or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You may also access a copy on the internet at www.alphanr.com or through EDGAR, the SEC’s electronic data system, at www.sec.gov.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORT

Householding.

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s annual report and proxy statement unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card or notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Incorporation By Reference.

Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Corporate Governance Practices and Policies, Code of Business Ethics and Committee Charters.

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Practices and Policies, Code of Business Ethics (the “Code of Ethics”), and the charters of the audit, compensation, nominating and corporate governance, and safety, health, environmental and sustainability committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained through, our website, www.alphanr.com, or may be requested in print, at no cost, by telephone at (276) 619-4410 or by mail at: Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 16429, Bristol, Virginia 24209, Attention: Investor Relations.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of nine directors. Each of the board of directors’ nine nominees is currently serving as a director of Alpha. The board of directors currently consists of eleven directors, each of whose term expires at the Annual Meeting. Messrs. Roberts and Wood will retire from the board of directors, effective at the conclusion of the Annual Meeting.

Each of the following nominees has indicated his or her willingness to serve, but if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may decide to reduce the number of directors.

Nominees for Director

Kevin S. Crutchfield (52) was appointed as the chairman of our board of directors effective on May 17, 2012, and was appointed to the board of Alpha’s predecessor in November 2007 and elected as chief executive officer at the time of the merger with Foundation Coal Holdings, Inc. (“Foundation”) on July 31, 2009 (the “Foundation Merger”). He also has served on the safety, health, environmental and sustainability committee since the merger. Prior to that time, he served as Alpha’s predecessor’s president from January 2007 until the Foundation Merger. Mr. Crutchfield also served as Alpha’s predecessor’s executive vice president from November 2004 until January 2007. Mr. Crutchfield joined Alpha’s management team as the executive vice president of Alpha Natural Resources, LLC and vice president of ANR Holdings, LLC in March 2003, and also served as the executive vice president of ANR Holdings, LLC from November 2003 until ANR Holdings was merged with another of Alpha’s subsidiaries in December 2005. From June 2001 through January 2003, he served as vice president of El Paso Corporation, a natural gas and energy provider (“El Paso”), and president of Coastal Coal Company, a coal producer and affiliate of El Paso, acquired by Alpha in 2003. Prior to joining El Paso, he served as president of AMVEST Corporation, a coal and gas producer and provider of related products and services, and held executive positions at AEI Resources, Inc., a coal producer (“AEI Resources”), including president and chief executive officer. Before joining AEI Resources, he served as the chairman, president and chief executive officer of Cyprus Australia Coal Company (“Cyprus”) and held executive operating management positions with Cyprus in the United States before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company, a coal mining company (“Pittston”), in various operating and executive management positions from 1986 to 1995, including as vice president operations prior to joining Cyprus.

Mr. Crutchfield has been nominated for election to the board of directors of Coeur d’Alene Mines Corporation at its May 14, 2013 annual meeting of shareholders. He also served on the board of directors of King Pharmaceuticals, Inc. (“King Pharmaceuticals”) from February 2010 until the first quarter of 2011, when he resigned in connection with the acquisition of King Pharmaceuticals by Pfizer.

Qualifications: Mr. Crutchfield is the most senior executive of the Company and provides our board with the greatest insight into the Company’s business, challenges and the material risks facing it. Mr. Crutchfield has more than 25 years of experience in the coal industry and has held many senior leadership positions throughout his career. Through that experience, he has developed an expertise and thorough understanding of the business challenges confronting the coal industry particularly in the area of risk management. He has also been actively involved in developing, managing and overseeing coal mine safety policies and procedures throughout his career.

Angelo C. Brisimitzakis (54) joined our board of directors and became a member of our nominating and corporate governance, compensation and safety, health, environmental and sustainability committees in February 2013. He served as president, chief executive officer and a director of Compass Minerals International, Inc., a leading producer and marketer of inorganic mineral products with manufacturing sites in North America and the U.K., from May 2006 until retirement in December 2012. Dr. Brisimitzakis was employed from 1998 through 2005 with Great Lakes Chemical Corporation, last serving as executive vice president of the flame retardants and performance products division. Dr. Brisimitzakis joined Great Lakes Chemical Corporation after fourteen years of service of increasing responsibility with General Electric Company in multiple materials based businesses. He holds a Bachelor of Science degree in chemistry from Wagner College, a Master’s and Ph.D. degree in chemistry from New York University and an MBA in marketing from Pace University.

Qualifications: Dr. Brisimitzakis brings to our board extensive experience in many aspects of the global materials business, including operations, sales, supply chain, technology, acquisitions, strategic planning and general management. Dr. Brisimitzakis’ diverse educational accomplishments, broad international experience, public company board service and leadership as a chief executive officer make him a highly qualified member of the board.

William J. Crowley, Jr. (67) was appointed to our board of directors in December 2004. Mr. Crowley has served as a member of our audit committee since December 2004, served as its chairman from December 2004 until the Foundation Merger and has again served as its chairman since May 2012. Since May 2012, he has served as a member of the safety, health, environmental and sustainability committee and, prior to that time, as a member of the compensation committee. Mr. Crowley has also served as an independent business advisor to various companies since 2002. Prior to his retirement in 2002, Mr. Crowley had a 32-year career with Arthur Andersen LLP, the public accounting firm, of which 16 years were in Baltimore, Maryland, most recently serving for seven years as managing partner of the Baltimore office. In this capacity, he was charged with the task of overseeing and managing the risks associated with portfolio clients which included performing an annual risk assessment, signing off on client acceptance or terminating a client relationship, assessing the capabilities of Arthur Andersen LLP’s personnel and ensuring the appropriate staffing of engagements based on skill sets and the client risk profile.

Mr. Crowley currently serves as a director and chairman of the audit committee of JNL Series Trust. He served as a director and chairman of the audit committee and as a member of the nominating and governance committee of BioVeris Corporation (“BioVeris”) from May 2004 to June 2007, when that company was acquired, and served as chairman of its special committee. He also served as a director and member of the audit committee of Provident Bankshares Corporation (“Provident Bankshares”) from May 2003 to May 2009, when that company was acquired.

Qualifications: Mr. Crowley brings significant financial reporting, management and risk assessment expertise as a result of his more than 32 years of experience with Arthur Andersen LLP, seven years of which he served as managing partner of its Baltimore office. Additionally, Mr. Crowley served as chairman of Foundation’s audit committee from December 2004 until the Foundation Merger and continues to serve on our audit committee as the chairman. Mr. Crowley further enhances the expertise of our board with respect to financial matters and risk oversight through his directorship with JNL Series Trust and his prior membership on the boards of directors of BioVeris and Provident Bankshares (where he also served on their respective audit committees).

E. Linn Draper, Jr. (71) was appointed to our board of directors and as chairman of our compensation committee and a member of our safety, health, environmental and sustainability committee at the time of the Foundation Merger. He served as chairman of the compensation committee and as a member of our safety, health, environmental and sustainability committee until May 2012. Dr. Draper currently serves as a member of the compensation committee and the nominating and corporate governance committee. Prior to the Foundation Merger, he served as a member of the board of directors of Alpha’s predecessor from its formation in November 2004 until the Foundation Merger and served as the lead independent director of Alpha’s predecessor from October 2006 until the merger. Dr. Draper also served as chairman of the compensation committee of Alpha’s predecessor from 2005 until the Foundation Merger and as a member of the safety, health and environmental committee from May 2008 (its formation date) until the merger. Dr. Draper joined American Electric Power, an electric utility company (“AEP”), as president in 1992 and served as the chairman, president and chief executive officer of AEP from 1993 until his retirement in April 2004. Prior to joining AEP, Dr. Draper worked for Gulf States Utilities Company, an electric utility company, from 1979 to 1992, serving as its chairman of the board of directors, and president and chief executive officer from 1987 to 1992. Dr. Draper received a Ph.D. in Nuclear Engineering from Cornell University, was a professor of Nuclear Engineering at the University of Texas at Austin, and served as Chairman of the Institute of Nuclear Power Operations from 2001 to 2003.

He has served as a director of TransCanada Corporation, a pipeline and power generation company, since 2005 (serving as a member of the health, safety and environmental committee since 2005, chairman of this committee since 2007, as a member of their audit committee since 2009, and as a member of the human resources committee from 2005 to 2009); and Alliance Data Systems, Inc., a data management and transaction processing company since 2005 (serving as a member of the human resources committee since 2005 and as chairman of that committee since 2009). Dr. Draper has also served as the non-executive chairman of the board of directors of NorthWestern Corporation, an electric and gas utility, since 2004. He previously served as a director of Temple-Inland Inc., a building products and corrugated packaging company, from 2004 until February 2012, when Temple-Inland was acquired, and as a member of the human resources committee from 2004 and as chairman of the human resources committee and as lead director from 2008 until the acquisition.

Qualifications: Dr. Draper provides valuable insight into the Company’s customers due to his previous service as the president, chief executive officer, and/or chairman of the board of directors of several large publicly traded utility companies, which are the purchasers of the Company’s primary product, coal. He has significant M&A expertise, safety experience, expertise in the natural resources industry and regulations to which it is subject, as well as expertise in the area of energy companies generally. Dr. Draper also brings other significant experience and expertise as a result of his approximately eighty years of cumulative experience serving on public company boards, four (including Alpha) of which he currently serves on and seven other public company boards on which he no longer serves. As a result of his background, he has served as a nuclear safety expert witness in a number of nuclear plant licensing hearings, testified before committees of both houses of Congress on such matters, and in several public utility rate proceedings. Through his senior executive experience in the energy industry and membership on energy company boards (as described above), and his nuclear science experience, he contributes to the board an understanding of, and perspective on, the risk management and safety challenges facing the broader energy industry.

Glenn A. Eisenberg (51) was appointed to our board of directors and as chairman of our audit committee and a member of our nominating and corporate governance committee at the time of the Foundation Merger. He served as chairman of the audit committee until May 2012. Mr. Eisenberg continues to serve as a member of the audit committee and serves as chairman of the nominating and corporate governance committee. Prior to the Foundation Merger, he served as a member of the board of directors of Alpha’s predecessor from May 2005 until the Foundation Merger. Mr. Eisenberg also served as the chairman of the audit committee of Alpha’s predecessor from 2005 until the Foundation Merger and as a member of the nominating and corporate governance committee of Alpha’s predecessor from 2005 until the Foundation Merger. Mr. Eisenberg currently serves as executive vice president, finance and administration of The Timken Company, a diversified industrial manufacturer of innovative materials, products and services providing friction management and power transmission solutions for mechanical applications. Prior to joining The Timken Company in 2002, Mr. Eisenberg served as president and chief operating officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the president — test instrumentation segment and executive vice president for United Dominion Industries from 1998 to 1999.

Mr. Eisenberg has also served as a director and chairman of the audit committee of Family Dollar Stores, Inc., owners and operators of discount stores, since November 2002 and January 2003, respectively.

Qualifications: Through his employment with The Timken Company, a publicly traded, multi-billion dollar company, and his service in other senior executive capacities, Mr. Eisenberg has developed expertise in risk management, financial reporting and accounting, compensation matters, government relations, domestic and international mergers and acquisition transactions, and environmental, health, and safety matters, attributes which are critical to our business. Mr. Eisenberg’s financial expertise and knowledge of financial reporting processes and procedures has been further enhanced through his role as Alpha’s predecessor’s audit committee chairman (and as our audit committee chairman from the time of the Foundation Merger to May 2012) and his role as audit committee chairman of the Family Dollar Stores. In addition, his service on Alpha’s predecessor’s nominating and corporate governance committee (and as a member and current chairman of our nominating and corporate governance committee) has added significant corporate governance expertise to our board.

Deborah M. Fretz (64) was appointed to our board of directors in February 2012. She became a member of our audit committee and compensation committee in May 2012. From 2002 until her retirement in July 2010, Ms. Fretz was president and chief executive officer of Sunoco Logistics Partners, LP. Sunoco Logistics Partners is a publicly traded master limited partnership which was formed to acquire, expand, own and operate a geographically diverse group of crude oil and refined products pipelines, terminals and storage facilities in eleven states. Prior to her role in Sunoco Logistics Partners, she held executive positions with the commercial and manufacturing businesses of Sunoco, including as Vice President Mid-Continent Refining, Marketing and Logistics which included Sunoco’s Lubricant business as well as the MidAmerica refining and marketing business.

Ms. Fretz currently serves as a director of Niska Gas Storage Partners LP (“NISKA”) where she is interim non-executive chair of the board and a member of the audit and compensation committees. Ms. Fretz served as a board member of GATX, a Chicago-based transportation service firm (“GATX”), until 2012, where she was chair of the compensation committee, lead director and chair of the audit committee. She also served as a director of the Federal Reserve Bank of Philadelphia. She holds a Bachelor of Science degree in biology and chemistry from Butler University and an MBA from Temple University. She also completed the Senior Executive Program at MIT’s Sloan School.

Qualifications: Ms. Fretz brings to our board many years of experience, knowledge and leadership in the energy industry. She has gained significant experience in overseeing the strategy, operations, and governance of major public companies, both as an executive officer and director. This experience has included her service as the former president and chief executive officer of Sunoco Logistics Partners, as well as her service on corporate boards.

P. Michael Giftos (66) was appointed to our board of directors in December 2005. Mr. Giftos has been a member of our audit committee since December 2005 and was a member of our nominating and corporate governance committee from December 2005 until May 2012. At the time of the Foundation Merger, Mr. Giftos was also appointed to our safety, health, environmental and sustainability committee, and was appointed as chairman of that committee in May 2012. From 1975 to 2004, he served in many executive positions with CSX Corporation and its subsidiaries (“CSX”). From 2000 through 2004, Mr. Giftos served as CSX Transportation’s executive vice president and chief commercial officer. He also served as senior vice president and general counsel at CSX from 1990 through 2000. From 1985 through 1989, he served as vice president and general counsel at CSX. Mr. Giftos was directly involved in risk management at CSX and the CSX transportation risk management group reported to him during much of the period that he served as a CSX senior vice president.

Mr. Giftos has also served as a member of the board of directors of Pacer International, Inc. (“Pacer International”) since April 2004, of which he is a member of its compensation committee and chairman of its governance committee. Mr. Giftos received his law degree from the University of Maryland in 1974 and a Bachelor of Arts in Political Science from George Washington University in 1969.

Qualifications: Mr. Giftos has more than 30 years of experience in the railroad industry (an industry on which coal companies are largely dependent) in which he has served in a number of senior executive capacities. In addition to the business expertise he developed while employed in the railroad industry, Mr. Giftos has developed significant expertise in the areas of corporate governance and compensation through his service on our board of directors since December 2005 and his service on the board of directors of Pacer International and more specifically as its governance committee chairman, a member of its compensation committee and formerly a member of its audit committee.

L. Patrick Hassey (67) joined our board of directors in August 2012 and shortly thereafter was appointed to our audit and compensation committees. He served as chairman and chief executive officer of Allegheny Technologies Incorporated, a global leader in the production of specialty materials for the aerospace, chemical and oil and gas industries (“ATI”), until he retired in May 2011, and currently provides consulting services to ATI. He was elected to ATI’s board of directors in July 2003, appointed as ATI’s president and chief executive officer in October 2003, and became chairman of ATI’s board of directors in May 2004. Mr. Hassey served as ATI’s president until August 2010. Prior to October 2003, he was as an outside management consultant to ATI’s executive management. Before joining ATI, Mr. Hassey served as executive vice president and as a member of the corporate executive committee of Alcoa from May 2000 until his early retirement in February 2003, and as executive vice president of Alcoa and group president of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, he served as executive vice president of Alcoa and president of Alcoa Europe, Inc. from 1998 to 2000.

Mr. Hassey currently is a member of the board of directors of Ryder System, Inc., a global leader of transportation and supply chain management solutions (“Ryder”), where he is chairman of the compensation committee and a member of the corporate governance and nominating committee.

Qualifications: Mr. Hassey adds public company executive leadership experience to our board with his successful 43-year career in the metals industry, a key destination for our products, which includes more than seven years as ATI’s chief executive officer and as chairman and a member of ATI’s board of directors. During his tenure at ATI, he led the company’s transformation to a global specialty metals business, experience he contributes to our board, along with his expertise in manufacturing, logistics and marketing. His experience as the chairman of ATI’s board of directors and as a member of Ryder’s board of directors also provides our board with additional public company corporate governance expertise and perspective.

Joel Richards, III (66) was appointed to our board of directors in March 2005. He has been a member of our compensation committee and nominating and corporate governance committee since March 2005 and served as chairman of the nominating and corporate governance committee from December 2005 to May 2012. Mr. Richards was appointed as chairman of the compensation committee in May 2012. He served as lead independent director of Foundation from April 2006 until the Foundation Merger. He also served as a member of the board of directors of Foundation’s predecessor, RAG American Coal Holdings, Inc. (“RAG”), from 2000 to 2003. Since 2002, he has been a principal in a management consultant firm, Joel Richards and Associates, LLC. Mr. Richards was executive vice president and chief administrative officer of El Paso Energy Corp. from 1996 until his retirement in 2002. From 1990 through 1996, he served as senior vice president human resources and administration at El Paso Natural Gas Company. At El Paso, Mr. Richards served on the executive committee, which reviewed and managed, among other matters, risk throughout the organization and served on its corporate safety committee for several years which quarterly performed a corporate safety performance review of all El Paso company business units. He was also senior vice president finance and administration at Meridian Minerals Company, where he worked from 1985 to 1990. Prior to that time, he held various management and labor relations positions at Burlington Northern, Inc., Union Carbide Corporation and Boise Cascade Corporation.

Mr. Richards has served as a member of the board of directors of The Layton Companies, Inc., a privately held and nationally ranked firm specializing in construction management for a wide variety of commercial and public clients, since September 2008, of which he is member of its audit and compensation committees. Mr. Richards earned his Bachelor of Science in Political Science and Masters in Administration from Brigham Young University.

Qualifications: Mr. Richards has more than 30 years of experience in the natural resources and energy industries and has held many senior leadership positions. He also served on Foundation’s board of directors and as its lead independent director from April 2006 until the Foundation Merger. Mr. Richards also has other corporate governance, compensation/human resources and audit expertise which he developed through his prior leadership positions, including his membership on The Layton Companies’ board of directors and specifically its audit and compensation committees.

Director Resignation Policy

Our Corporate Governance Practices and Policies provide that the board of directors expects a director to tender his or her resignation if he or she fails to receive the required number of votes for election. If a director fails to receive the required vote for election in an uncontested election, the nominating and corporate governance committee will determine whether to accept a director’s resignation and submit its recommendation to the board for consideration. The board of directors will make its determination regarding acceptance of the resignation within 90 days following certification of the election results and the board will promptly publicly disclose its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE NAMED ABOVE

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under SEC Rules. From time to time, stockholders may present proposals that are proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in the Company’s proxy statement for the 2014 annual meeting, such proposals must be received by Alpha at our principal executive offices no later than December 9, 2013, unless the date of our 2014 annual meeting is changed by more than 30 days from May 22, 2014, in which case the proposal must be received at our principal executive offices a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submissions of Nominations and Proposals. Pursuant to Alpha’s bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on our board of directors at an annual meeting or special meeting at which directors are to be elected. Alpha’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting or special meeting to provide a written notice, including the information specified in Alpha’s bylaws (which information is summarized in “Corporate Governance and Related Matters — Nominating and Corporate Governance Committee — Stockholder Director Nominations”), to our secretary at c/o Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 16429, Bristol, Virginia 24209, not later than the 90th day prior to the anniversary date of the date on which Alpha first mailed its proxy materials for the preceding year’s annual meeting nor earlier than the 120th day prior to the anniversary date of the date on which Alpha first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2014 annual meeting, notices must be received by Alpha between December 9, 2013 and January 8, 2014. In the event the date of the 2014 annual meeting is changed by more than 30 days from the anniversary of the date of the 2013 Annual Meeting, as set forth in this proxy statement, stockholder notice must be received no earlier than the close of business on the 120th day prior to the 2014 annual meeting and not later than the close of business on the date that is the later of the (i) 90th day prior to the 2014 annual meeting or (ii) 10th day following the day on which public announcement of the date of the 2014 annual meeting is first made. However, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by Alpha naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by our secretary no later than the close of business on the 10th day following the date on which such public announcement is first made by Alpha.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

We are required to have a majority of independent directors on our board and to have only independent directors on each of our audit, compensation and nominating and corporate governance committees under the NYSE rules and, with respect to the audit committee, under the Exchange Act and rules adopted under the Exchange Act. As more fully described below, we have previously determined that our safety, health, environmental and sustainability committee will also be composed of at least a majority of independent directors.

The independence standards set forth in the NYSE rules, which are incorporated into our Corporate Governance Practices and Policies, provide that a director will not be considered independent if any of the following relationships exist:

•

The director is, or has been within the last three years, an employee of Alpha, or an immediate family member is, or has been within the last three years, an executive officer of Alpha; provided, however, that employment as an interim chairman or chief executive officer or other executive officer will not disqualify a director from being considered independent following that employment.

•

The director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Alpha, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim chairman or chief executive officer or other executive officer and compensation received by an immediate family member for service as an employee of Alpha (other than an executive officer) need not be considered in determining independence under this test.

•

The director is a current partner or employee of KPMG LLP, the director has an immediate family member who is a current partner of KPMG LLP or a current employee of KPMG LLP, who personally works on Alpha’s audit or the director or an immediate family member of the director was within the last three years a partner or employee of KPMG LLP and personally worked on Alpha’s audit within that time.

•

The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Alpha’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, Alpha for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Our nominating and corporate governance committee undertook an annual review of director and director nominee independence in February 2013. The purpose of this review was to determine whether any relationships or transactions involving the directors and director nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Practices and Policies and, with respect to audit committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our board of directors has determined that each of Ms. Fretz and Messrs. Brisimitzakis, Crowley, Draper, Eisenberg, Giftos, Hassey, Richards and Wood qualify as “independent” under the independence standards set forth in the NYSE rules, and that each of Messrs. Crowley, Eisenberg, Giftos and Hassey and Ms. Fretz qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

The Board of Directors and its Committees

Our board of directors has four standing committees: (i) an audit committee; (ii) a compensation committee; (iii) a nominating and corporate governance committee; and (iv) a safety, health, environmental and sustainability committee. Each of the audit, compensation, nominating and corporate governance, and safety, health, environmental and sustainability committees has adopted a charter. Stockholders may obtain a copy of each charter on Alpha’s website at www.alphanr.com, or upon written request at no cost. From time to time, our board of directors may also form special ad hoc committees to which it may delegate certain authority to administer particular duties of the board.

The board of directors held 11 meetings in 2012, either in person or by telephone. Each currently serving director attended at least 75% of the aggregate of the total number of meetings of the board of directors in 2012 (held during the periods for which he or she served as a director) and the total number of meetings held by each committee on which he or she served in 2012 (during the period that he or she served). See “— Board and Committee Membership” below for information regarding the committees on which each of our directors sit and the number of committee meetings each committee held in 2012. Under Alpha’s Corporate Governance Practices and Policies, a copy of which is available at www.alphanr.com or upon written request at no cost, directors are expected to attend stockholder meetings. All then-serving directors attended the 2012 annual meeting of stockholders. Alpha has scheduled one of its quarterly board of directors meetings on the same date as the Annual Meeting.

In connection with each of the quarterly board of directors meetings, the non-management directors meet in executive session without any members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director of the board presides at each board executive session of the non-management directors.

Board Leadership Structure

Following the Annual Meeting, our board will have eight independent members and one non-independent member (Mr. Crutchfield, our chief executive officer). Our board selected Mr. Crutchfield as chairman of the board to effectively address the complexity and challenges facing Alpha’s business through unified leadership of management and the board. With Mr. Crutchfield as chairman of the board and chief executive officer, such leadership will also better enable Alpha to identify and carry out strategic priorities. Mr. Eisenberg serves as lead independent director to provide independent director oversight of management.

Board Chairman

The chairman’s role includes presiding at all meetings of the board and stockholders. In addition, the chairman of the board has such other duties as from time to time may be assigned to him by the board, including, but not limited to:

•	Providing leadership to the board;

•

Approving the schedule and agenda for the applicable board meeting(s) as well as information to be sent to the board, determining whether there are major risks which the board should focus upon at the meeting(s), and facilitating communication among the directors;

•	Authority to direct the calling of a special meeting of the board or of the independent members of the board; and

•	Authority to consult directly with major stockholders, when requested and appropriate to do so.

Lead Independent Director

In October 2010, Alpha’s board of directors elected a single lead independent director, Mr. Eisenberg. The lead independent director has the following duties and powers:

•	To serve as the liaison between the independent members of the board and the chairman;

•	To preside at all meetings of the board of directors at which the chairman is not present, including executive sessions and meetings of non-management directors and/or independent directors;

•

To approve the agendas for board meetings, the meeting schedule to assure that there is sufficient time for discussion of all agenda items, and the information to be sent to the board, as well as to review with the chairman whether there are major risks which the board should focus upon at such meetings and to facilitate communication among the independent directors (with the chairman);

•	Authority to direct the chief executive officer or secretary to call a special meeting of the board or of the independent members of the board;

•	Authority to consult and communicate directly with major stockholders, when requested; and

•	To perform such other duties as may from time to time be delegated to the lead independent director by the board.

In addition to the lead independent director providing leadership and oversight of management, each of Alpha’s board committees is also chaired by an independent director to ensure that the independent directors are kept fully informed with respect to material issues facing the Company. Although the NYSE rules only require that the board have standing audit, compensation and nominating and corporate governance committees, the board also felt strongly that, in light of the safety, health, environmental and sustainability challenges and issues confronting coal companies, the safety, health, environmental and sustainability committee was necessary to oversee the Company’s policies and procedures regarding the same.

Board and Committee Membership

The table below identifies the standing board committees on which each of our directors currently sit:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Safety, Health, Environmental and Sustainability Committee
Kevin S. Crutchfield(1)							X
Angelo C. Brisimitzakis			X		X		X
William J. Crowley, Jr.	X	(2)					X
E. Linn Draper, Jr.			X		X
Glenn A. Eisenberg(3)	X				X	(2)
Deborah M. Fretz	X		X
P. Michael Giftos	X						X	(2)
L. Patrick Hassey	X		X
Joel Richards, III			X	(2)	X
James F. Roberts							X
Ted G. Wood			X				X

(1)	Chairman of the board.
(2)	Committee chairman.
(3)	Lead independent director.

The number of meetings the standing board committees held in 2012 was as follows:

Board Committee	No. of Meetings Held
Audit Committee	12
Compensation Committee	9
Nominating and Corporate Governance Committee	7
Safety, Health, Environmental and Sustainability Committee	5

Each of the audit, compensation, nominating and corporate governance, and safety, health, environmental and sustainability committees has adopted a charter. Stockholders may obtain a copy of each committee’s charter on Alpha’s website at www.alphanr.com, or upon written request at no cost.

The principal responsibilities and functions of the standing board of directors’ committees are as follows:

Audit Committee

Our audit committee currently consists of five directors: Ms. Fretz and Messrs. Crowley, Eisenberg, Giftos, and Hassey, with Mr. Crowley serving as chairman. Our board has determined that all current members of the audit committee are financially literate under current listing standards of the NYSE. Further, our board has determined that all current members of the committee are independent within the meaning of SEC and NYSE regulations, and that each of Messrs. Crowley, Eisenberg, and Hassey and Ms. Fretz qualify as an “audit committee financial expert.”

The audit committee provides assistance to our board in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. Among other matters enumerated in the audit committee charter, the committee is generally responsible for:

•	Appointing and compensating our independent auditors, including authorizing their scope of work and approving any non-audit services to be performed by them with respect to each fiscal year;

•

Reviewing and discussing our annual audited and quarterly unaudited financial statements with our management and independent auditors, as well as a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor;

•	Reviewing our press releases, as well as financial information and earnings guidance, if given, provided to analysts and rating agencies;

•	Overseeing the Company’s guidelines and policies with respect to risk assessment and risk management policies; and

•	Reviewing and discussing procedures management has established to monitor compliance with our Code of Ethics.

Compensation Committee

Our compensation committee currently consists of six members: Ms. Fretz and Messrs. Brisimitzakis, Draper, Hassey, Richards, and Wood, with Mr. Richards serving as chairman. Our board has determined that all current members of the compensation committee are independent within the meaning of currently in effect NYSE rules.

The compensation committee is generally responsible for assisting our board in all matters relating to the compensation of our directors and executive officers and overseeing our compliance with legal and regulatory requirements as they relate to matters of compensation. Among other things, our compensation committee is responsible for:

•	Reviewing and approving our executive compensation policies and practices, as well as the corporate goals and objectives relevant to the compensation of our chief executive officer;

•

Reviewing and approving the compensation, including salary, bonuses and benefits, paid to our chief executive officer, other executive officers and directors, including any employment agreements or similar arrangements, and recommending ratification, in the case of our chief executive officer’s compensation, to the independent members of the board;

•	Evaluating the independence of any advisors retained by the compensation committee as required by law or rule and/or by such other criteria as determined by the compensation committee; and

•	Reviewing and making recommendations to our board with respect to cash incentive compensation plans and equity-based plans, and administering the plans.

The compensation committee charter sets forth the committee’s role and responsibilities relative to managing and approving the components of compensation for our executive officers and certain other responsibilities. Under its charter, our compensation committee is authorized to delegate its responsibilities to one or more subcommittees, other board members, and Company officers subject to, and in accordance with, restrictions set forth in its charter. Under the terms of the Alpha Natural Resources, Inc. 2012 Long-Term Incentive Plan, our compensation committee is authorized to administer the plan and may delegate its authority thereunder to another committee of the board or to an appropriate officer of Alpha, in accordance with law and the terms of such plan. Additionally, our annual incentive bonus plan permits our compensation committee, with respect to participants who it determines are not likely to be subject to Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”), to delegate its powers and authority under the plan to our officers as it deems necessary or appropriate. Our compensation committee has delegated to our chief executive officer the authority to administer, grant, and determine awards of non-executive employees under the annual incentive bonus plan and the 2012 Long-Term Incentive Plan. The committee has also delegated authority to our chief executive officer and/or certain other officers to add eligible non-executive employees into the Company’s deferred compensation plan and the Key Employee Separation Plan.

In addition, our human resources department and Benefits Committee, which is composed of senior employees, support the compensation committee in its work and, in some cases, act pursuant to delegated authority to fulfill various functions in administering the day-to-day aspects of our compensation and benefits plans.

Committee Meetings

The compensation committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by human resources in consultation with the committee’s chairman, and then provided for comments to the chief executive officer, the general counsel, the compensation committee’s independent compensation consultant and outside legal counsel. Typically, the chief executive officer is invited to attend compensation committee meetings; however, neither the chief executive officer nor any other officers of the Company attend any executive sessions held by the compensation committee. The independent compensation consultant typically attends the entire committee meeting, including most executive sessions. The attendance of the chief executive officer and certain other officers, principally the chief human resources officer, allows the compensation committee to make inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the compensation committee are recorded in the minutes of the meeting and resolutions document all formal actions taken by the committee. After each meeting of the compensation committee, the committee chairman reports on actions and recommendations at the next regularly scheduled board meeting.

Role of Executive Management in Determining Executive Compensation

Our compensation committee works with our management team in reviewing compensation matters, as more fully described above and in “Executive Compensation — Compensation Discussion and Analysis.”

Annual Process for Determining Compensation of Executive Officers

As more fully described in “Executive Compensation — Compensation Discussion and Analysis,” our compensation committee, together with the independent compensation consultants engaged by the committee,

conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our compensation committee reviews, among other items, each of the key components of compensation — base salary, short- and long-term incentives and perquisites, both within Alpha and as compared to peer and survey data to determine whether each of these components is in line with our compensation philosophy and the Company’s related goals and objectives. Upon the recommendation of our chief executive officer with respect to the compensation of each other executive officer, and, following its review of the findings of our independent compensation consultants, our compensation committee then determines the compensation for all key executives and recommends ratification, in the case of our chief executive officer’s compensation, to the independent members of our board.

Process for Determining Non-Employee Director Compensation

Our compensation committee makes recommendations to the board regarding non-employee directors’ compensation and benefits, including cash, equity-based awards and other compensation. In determining non-employee director compensation, our compensation committee seeks advice from the independent compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, and (iii) assess the amount of compensation that is adequate to compensate our directors for their time and effort with respect to board obligations. If, after the annual review of non-employee director compensation by our compensation committee, the committee determines that any changes should be made to such program, it will recommend such changes to our board for approval. After the committee’s review of this information with the consultant, the committee determined not to recommend to the board any increase in the compensation paid to non-employee directors for the 2013-2014 board year.

Independent Compensation Consultants

The compensation committee has the authority to engage the services of outside advisors and, in 2012, used the services of Pay Governance, LLC (“Pay Governance”) until August 2012 and then retained Meridian Compensation Partners, LLC (“Meridian”) in August 2012 to assist the compensation committee with its review of the Company’s executive and director compensation programs including, without limitation: (i) reviewing the peer group for benchmarking purposes with respect to compensation and performance, (ii) conducting a competitive assessment of each executive’s total direct compensation (e.g., base salary, annual incentives and long-term incentives), (iii) developing a trends report regarding executive compensation and keeping the compensation committee apprised of regulatory changes and other developments related to executive compensation, (iv) advising the compensation committee regarding annual- and long-term incentive plan design, (v) performing a competitive assessment of non-employee director compensation, and (vi) assisting with the preparation of proxy disclosures. To maintain the consultants’ independence from management, the consultants did not provide any services for the Company, outside of services provided to the compensation committee. In connection with the chairman of the compensation committee changing, the committee determined to engage in a “review of proposals” process that included reviews of compensation consultant proposals, screening of possible, qualified consultants by the chairman of the compensation committee and in-person interviews with the committee. Prior to retaining Meridian as the committee’s independent compensation consultant in August 2012, the committee reviewed the following five criteria with Meridian: (i) whether Meridian provided other services to Alpha, (ii) the amount of fees received from the Company by Meridian as a percentage of the total revenue of Meridian, (iii) policies and procedures of Meridian that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or Meridian with members of the compensation committee or Alpha’s executive officers, and (v) any Alpha stock owned by the consultants. In each case, the committee found that Meridian and the Meridian consultants did not have any such relationships with Alpha or otherwise own stock in the Company, as applicable.

The independent compensation consultants reported directly to the compensation committee and, with the consent of the committee, coordinated and gathered information with which to advise the committee from members of management and human resources personnel. The work of Pay Governance and Meridian for the committee did not present any conflicts of interest that required the committee’s consideration.

For more information regarding our compensation committee’s processes for determining executive officer compensation and the role of our independent compensation consultants in executive compensation matters, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently has four members: Messrs. Brisimitzakis, Draper, Eisenberg, and Richards, with Mr. Eisenberg serving as chairman. Our board has determined that all members of the nominating and corporate governance committee are independent within the meaning of the NYSE rules.

The nominating and corporate governance committee assists the board in identifying individuals qualified to become board members and executive officers and selecting, or recommending that the board select, director nominees for election to our board and its committees. Our nominating and corporate governance committee is also generally responsible for:

•	Developing and recommending governance policies and procedures for our board and monitoring compliance with our Corporate Governance Practices and Policies;

•	Considering questions of independence and possible conflicts of interest that may affect directors;

•	Leading our board in its annual performance review;

•	Making recommendations regarding the purpose, structure and operations of each of our board committees;

•	Overseeing and approving a management continuity planning process; and

•

Considering and recommending whether the board should accept any director resignations, including when a director fails to receive the required number of votes for re-election in an uncontested election.

Director Nomination Procedures

Pursuant to our Corporate Governance Practices and Policies and the committee’s charter, our nominating and corporate governance committee reviews the qualifications of proposed director nominees to serve on our board of directors and recommends nominees to our board. Our board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.

Our chief executive officer, members of our nominating and corporate governance committee, and other members of our board of directors are the primary sources for the identification of prospective director nominees. Our nominating and corporate governance committee also has authority to retain third-party search firms to identify director candidates. The committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws (as described below).

Stockholder Director Nominations

Sections 2.01 and 2.02 of our bylaws describe the process by which stockholders of the Company may submit director nominations at an annual meeting or at a special meeting at which directors are to be elected, respectively. Any stockholder of the Company who is entitled to vote at a meeting, who has complied with the notice procedures set forth in Section 2.01 or Section 2.02, as applicable, and who was a stockholder of record at the time such notice is delivered to the secretary of the Company may propose a director nomination. The procedures for a stockholder to nominate a director include the following:

•

The stockholder must have given timely written notice, in proper form, to the secretary of the Company including, without limitation, the stockholder’s name and address and information regarding the stockholder’s ownership of Alpha securities. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our bylaws and summarized in “Stockholder Proposals for the 2014 Annual Meeting.”

•	The notice provided to the secretary of the Company must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings.

•

The notice provided to the secretary of the Company must include a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any stockholder proponent and each proposed director nominee.

•

The notice provided to the secretary of the Company must include a written questionnaire with respect to the background and qualification of a director nominee and the background of any other person or entity on whose behalf the nomination is being made.

•

The notice provided to the secretary of the Company must include a written representation and agreement that the stockholder’s director nominee, among other matters, (i) is not and will not become a party to any arrangement with any person as to how such person, if elected as a director, will act or vote on any issue that has not been disclosed in the above-described questionnaire or any voting commitment that could limit or interfere with such person’s ability, if elected, to comply with his or her fiduciary duties to Alpha, (ii) is not and will not become a party to any arrangement with any person, other than Alpha, with respect to compensation, reimbursement or indemnification for service as an Alpha director that has not been disclosed in the above-described questionnaire, (iii) if elected following nomination by a stockholder under Section 2.01 of the bylaws, intends to tender promptly following the annual meeting at which he or she is elected, any advance resignation notice requested by the board of directors in connection with the next election which resignation will be contingent upon the nominee failing to receive a majority of the votes cast by stockholders in an uncontested election and the board’s acceptance of such resignation, and (iv) such person, if elected, would be in compliance with applicable law and all conflicts of interest, confidentiality and other policies and guidelines of Alpha applicable to directors generally and publicly available as of the date of such representation.

•

Alpha may also require that any proposed director nominee furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our bylaws that has been publicly filed with the SEC and is available at www.sec.gov.

Director and Board Qualifications

We believe that our board members should have the highest professional and personal ethics and values. Candidates should bring integrity, insight, energy, and analytical skills to board deliberations. We recognize that the strength and effectiveness of the board reflects the balance, experience, and diversity of the individual directors, their commitment and, importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. In selecting individual board candidates, we are mindful of our overall goal to have a board that excels in the following areas:

•	Respected within the industry and our markets;

•	Proven leaders in the communities in which we do business;

•	Experienced managers;

•	Visionaries for the future of our business;

•	Able to effectively handle crises and minimize risk;

•	Dedicated to sound corporate governance; and

•	Collegial.

We seek candidates who demonstrate an understanding of our short- and long-term goals and objectives and a commitment to enhancing stockholder value. On an individual basis, we believe that our board of directors should have the following qualities:

•	Senior leadership or operating experience;

•	Public company risk management experience;

•	Accounting and finance knowledge (including expertise that could qualify at least one director as an “audit committee financial expert”);

•	Public board experience;

•	Regulatory knowledge/expertise and experience in the natural resources industry;

•	Safety, health and environmental experience;

•	Knowledge of international markets;

•	Independence/no conflicts of interest;

•	Business development/M&A experience and experience formulating corporate strategy;

•	Risk experience;

•	Effective communication skills;

•	Technology (IT) expertise;

•	Government relations; and

•	Compensation/human resources experience.

Non-management director candidates should be free from any relationship with management or Alpha which could create a conflict of interest or compromise their independent judgment. The committee will also consider the length of an existing director’s service on the board and the extent to which a particular director would fill a present need on the board.

The Company does not maintain a separate policy regarding the diversity of its board members. However, our Corporate Governance Practices and Policies and the charter of the nominating and corporate governance committee state that the board, in identifying director candidates, will take into account all factors it considers appropriate to assure a strong board, which may include, among other things, diversity in geographic origin, gender, ethnic background and professional experience. Consistent with these documents, the board seeks nominees with distinct professional backgrounds, experience and perspectives so that the board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual board self-evaluation process, the board evaluates whether or not the board as a whole has the appropriate mix of skills, experience, backgrounds and diversity in relation to the needs of the Company for the current issues facing the Company.

Our nominating and corporate governance committee periodically reviews with our board of directors and each committee the requisite skills and characteristics of individual directors as well as the composition of our board as a whole. From time to time, we may seek to enhance our board of directors with one or more members who possess a specific niche area of experience or expertise.

Once our nominating and corporate governance committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set forth above, as well as any other criteria the committee may consider appropriate.

While our nominating and corporate governance committee has no formal process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. Our nominating and corporate governance committee will also personally interview (and, as appropriate, suggest that other members of our board interview) the proposed nominee, if the committee considers the proposed nominee sufficiently suitable. After completing this evaluation, our nominating and corporate governance committee makes a recommendation to the full board as to the persons who should be nominated by our board, and the board determines the nominees after considering the recommendation and report of the committee.

In June 2011, the nominating and corporate governance committee initially engaged Heidrick & Struggles, Inc. (“Heidrick”) to assist it in the identification and selection of additional non-employee directors for our board of directors. In connection with this engagement, Heidrick recommended the nominating and corporate governance committee consider Mr. Hassey and Dr. Brisimitzakis as director candidates (in addition to Ms. Fretz who joined the board in February 2012). After interviews with members of management and the board, review of Mr. Hassey’s and Dr. Brisimitzakis’ qualifications, and related information regarding their experience and capabilities, the nominating and corporate governance committee determined to recommend that the board approve each of their elections to the board. The board of directors concurred with the nominating and corporate governance committee’s recommendation and elected Mr. Hassey and Dr. Brisimitzakis to our board in August 2012 and February 2013, respectively.

Messrs. Crutchfield, Brisimitzakis, Crowley, Draper, Eisenberg, Giftos, Hassey, and Richards, and Ms. Fretz were each recommended by our nominating and corporate governance committee to our board of directors for nomination for election at the Annual Meeting. All of these nominees are current directors of Alpha.

Safety, Health, Environmental and Sustainability Committee

Our safety, health, environmental and sustainability committee currently has six members: Messrs. Brisimitzakis, Crowley, Crutchfield, Giftos, Roberts and Wood, with Mr. Giftos serving as chairman. Under the committee’s charter, a majority of its members must satisfy the independence standards of the NYSE and any applicable regulatory requirements. The safety, health, environmental and sustainability committee provides oversight of the Company’s performance in relation to safety, occupational health, environmental and sustainability issues, including: (i) reviewing appropriate objectives and policies for the Company relative to the protection of the safety and health of employees, contractors, customers, the public and the environment; (ii) overseeing the Company’s monitoring and enforcement of these policies and related procedures and practices and, in connection with such oversight, assessing reports and other information provided by Company management and such external resources as the committee deems appropriate, (iii) overseeing the Company’s policies and procedures for identifying, assessing, monitoring and managing the principal risks in the Company’s business associated with safety and occupational health, the protection of the environment and sustainable development and, in connection with such oversight, assessing reports and other information provided by Company management and such external resources as the committee deems appropriate; (iv) discussing with management annually the scope, plans, and resources for conducting audits of the Company’s safety, health, environmental and sustainable practices and performance and, at least annually, reviewing significant results of such audits; (v) reviewing the Company’s response to significant safety, health, environmental and sustainability-related public policy, legislative, regulatory, political and social issues and trends that may affect the business operations, financial performance, or public image of the Company or the industry; and (vi) performing such other duties as assigned to it from time to time by the board.

Board’s Role in Risk Management Oversight

Our management team is responsible for the assessment and control of risk at the Company. Under our Corporate Governance Practices and Policies, our board of directors is charged with evaluating major risks facing Alpha which are communicated to the board by management, and overseeing that appropriate risk management and control procedures are in place.

Alpha has an enterprise risk management committee (“ERMC”) whose mission is to protect the Company’s enterprise value by (i) formalizing the integration of risk management in the assessment of strategic options and (ii) institutionalizing the identification, prioritization, measurement and mitigation of key risk factors. The management committee, under the direction of the general counsel and with the assistance of the ERMC, is charged with establishing and implementing an enterprise risk management (“ERM”) process within the Company. The ERMC constructed an ERM policy and manual which outlines the process, defines the roles and responsibilities for risk decisions and dictates how risk is reported to the board. That policy and manual were approved by management and the board’s audit committee as the framework for further development of the Company’s ERM process and communicated to the full board. The ERM department conducted risk identification workshops at each of our business units, including corporate office departments to identify key group risks. The purpose of these workshops was to develop a list of risks that the workshop participants believed could have a material financial impact on the Company. From the risks identified in the workshops, the ERMC selected a set of risks and designated those as key group risks defined as a risk whose possible impact was material enough to warrant board oversight. Owners of the key group risks were named and teams formed to develop mitigation plans for each of the key group risks. The teams performed an in-depth review of each key group risk, including possible causes and the related outcomes, and constructed mitigation plans to decrease the severity and/or likelihood of each risk. These mitigation plans were reviewed by the ERMC, approved by the audit committee and presented to the board during the third quarter of 2010. The ERMC continues to monitor the mitigation plans and provides management and the audit committee periodic status reports on each of the key group risks.

During 2011, as a result of the acquisition of Massey Energy Company (the “Massey Acquisition”) and various changes in business conditions, the ERM department undertook a review of major parameters of the ERM program, in conjunction with its obligation to report to the board and senior management. During the second and third quarters, the department updated Alpha’s corporate risk appetite, identified risk tolerances for specific lines of business, and began conducting reviews of key risk indicators to identify emerging risks and improve the Company’s early risk warning capability. Simultaneously, the ERM department also implemented a risk management software program, providing the Company with a platform to improve the tracking and monitoring of enterprise risk.

Our full board of directors provides oversight for risk management, except for the oversight of risks that have been specifically delegated to a committee of the board, in consultation with management and the ERMC. From ERM implementation through the end of 2012, the audit committee reviewed the progress of the Company’s ERM program. Additionally, in accordance with NYSE rules, the board of directors has delegated to the audit committee oversight of risks related to the integrity of the Company’s financial reporting processes. The audit committee reviews and discusses with management Alpha’s major financial risk exposures and steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies). The audit committee also oversees procedures management has established to monitor compliance with Alpha’s Code of Ethics to address any potential conflicts of interest and other matters addressed in the Code of Ethics and its related person transaction policy, which is described under “Policy With Respect To Related Person Transactions,” to monitor and ensure that any transactions between the Company and its related persons (as defined under applicable SEC rules) are in the best interests of the Company’s stockholders and conducted on market terms. Selected risks have been specifically delegated to the safety, health, environmental and sustainability committee. For example, the safety, health, environmental and sustainability committee oversees management’s procedures for identifying, assessing, monitoring and managing principal risks in the Company’s business associated with safety and health and the protection of the environment. In addition, the compensation committee continues to assess whether Alpha’s compensation policies and practices incentivize excessive risk-taking, and the nominating and corporate governance committee performs reviews of material governance-related risks, such as those related to director and officer succession. Even when risk oversight has been delegated to a committee, the full board maintains oversight of the risks through the receipt of reports from the committee chairpersons to the full board at each regularly-scheduled board meeting.

Code of Business Ethics

Alpha has adopted a Code of Ethics that applies to employees (including senior financial employees), officers (including the chief executive officer and chief financial officer), and directors of Alpha and its subsidiaries. The Code of Ethics is available on Alpha’s website, www.alphanr.com, and upon written request at no cost.

Director Compensation in 2012

The following table sets forth information concerning the compensation paid by us to our directors for the year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Angelo C. Brisimitzakis(5)	—	—	—	—	—
William J. Crowley, Jr.	$115,000	$71,866	—	$5,000	$191,866
E. Linn Draper, Jr.	—	$183,870	—	—	$183,870
Glenn A. Eisenberg	$171,500	$71,866	—	—	$243,366
Deborah M. Fretz(6)	$160,137	$165,867	—	—	$326,004
P. Michael Giftos	$132,500	$71,866	—	$10,000	$214,366
L. Patrick Hassey(7)	$71,835	$145,503	—	—	$217,338
Michael J. Quillen(8)	$98,000	$—	—	$991,497	$1,089,497
Joel Richards, III	$152,500	$71,866	—	$2,000	$226,366
James F. Roberts	$92,000	$71,866	—	$10,000	$173,866
Ted G. Wood	$116,000	$71,866	—	—	$187,866

(1)	Mr. Crutchfield, our chief executive officer, is also the chairman of our board of directors. Mr. Crutchfield’s compensation is reported in the Summary Compensation Table and the other tables set forth herein. Mr. Crutchfield does not receive any additional compensation in connection with his service on our board of directors.

(2)	The values set forth in this column relate to the following restricted stock unit awards: on May 17, 2012, Messrs. Crowley, Draper, Eisenberg, Fretz, Giftos, Richards, Roberts and Wood each received an award of 6,233 restricted stock units, each with an aggregate grant date fair value of $71,866; on February 22, 2012, Ms. Fretz received an award of 4,823 restricted stock units, with an aggregate grant date fair value of $94,000; on August 1, 2012, Mr. Hassey received an award of 21,118 restricted stock units, with an aggregate grant date fair value of $145,503; on March 30, 2012, May 17, 2012, June 29, 2012, October 1, 2012 and December 31, 2012, Dr. Draper was awarded 1,052, 5,204, 918, 1,824 and 1,643 share units, respectively, with each award having an aggregate grant date fair value of $16,001, $60,002, $7,996, $12,002 and $16,003, respectively. The share units were awarded to Dr. Draper in connection with his deferral of cash fees for service on our board in 2012, which fees were deferred and converted into share units and which share unit amounts granted on each payment date are determined by dividing the cash fees deferred on such date by the closing market price of Alpha’s common stock on that date.

The values in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. A discussion of the relevant assumptions made in the valuation of these awards is provided in Alpha’s Annual Report on Form 10-K (Note 19) for the year ended December 31, 2012, which was filed on March 1, 2013 (the “Form 10-K”).

As of December 31, 2012, Messrs. Crowley, Giftos and Richards each held an aggregate of 11,694 restricted stock units, Messrs. Draper, Eisenberg and Wood each held an aggregate of 13,434 restricted stock units, and Ms. Fretz and Messrs. Hassey and Roberts each held an aggregate of 11,056, 21,118 and 12,933 restricted stock units, respectively.

As of December 31, 2012, Dr. Draper held an aggregate of 31,054 share units.

(3)	As of December 31, 2012, Mr. Eisenberg held options to purchase 2,000 shares of Alpha’s common stock. There were no option grants made to non-employee directors in 2012.

(4)	With respect to Messrs. Crowley, Giftos, Quillen, Richards and Roberts, the amount reported in this column includes Political Action Committee (“PAC”) Company matching contributions in the amount of $5,000, $10,000, $10,000, $2,000 and $10,000, respectively. For more information regarding the PAC program, see “Corporate Governance and Related Matters — Additional Information Regarding Our Director Compensation Table.”

In connection with Mr. Quillen ceasing to serve as Alpha’s predecessor’s chief executive officer in July 2009, he became entitled to receive certain payments and benefits, including $981,497, which represents the value of his 2009 performance share unit award which vested in connection with him ceasing to serve as Alpha’s predecessor’s chief executive officer but which continued to be subject to the attainment of performance goals, the achievement of which were determined by the compensation committee on February 22, 2012 with a pay-out amount of 50,359 shares (the value included in this column was determined by multiplying the pay-out amount by Alpha’s closing market price on the settlement date).

(5)	Dr. Brisimitzakis joined our board of directors in February 2013, and thus did not receive any compensation for service on our board in 2012.

(6)	Ms. Fretz joined our board of directors in February 2012.

(7)	Mr. Hassey joined our board of directors in August 2012.

(8)	Mr. Quillen retired from our board of directors in May 2012.

Additional Information Regarding Our Director Compensation Table

Director Compensation Arrangements

The table below sets forth the current compensatory arrangements with non-employee directors of the Company:

Type of Compensation	Dollar Value of Board Compensation
Annual Retainer	$60,000
Lead independent director	additional $25,000 annual retainer*
Audit committee chairman	additional $15,000 annually
Other committee chairmen	additional $12,500 annually
Per board of directors meeting	additional $2,000
Per committee meeting	additional $2,000
Initial equity compensation	equity worth $80,000 in the form of restricted stock units
Annual equity compensation	equity worth $92,500 in the form of restricted stock units

*	This fee was paid in January 2013.

In addition, Alpha reimburses directors for travel expenses incurred in connection with attending board of directors, committee and stockholder meetings and for other Alpha business-related expenses.

Non-Employee Directors Deferred Compensation Plan.

In November 2009, the compensation committee approved the Non-Employee Directors Deferred Compensation Plan and a deferral election form to be used in connection with any deferrals of cash compensation to be paid to the Company’s non-employee directors for the 2010-2011 board year and thereafter. The purpose of the plan is to permit non-employee directors of the Company to defer the receipt of compensation that would otherwise become payable to them. According to the terms of the plan, participants may elect to defer up to 100% of the cash compensation payable to them by delivering a deferral commitment to the compensation committee or its designated administrator, which deferral commitment will indicate whether the amount of compensation to be deferred will be credited to the cash account or share unit account established by the Company under a Company equity incentive plan.

Amounts credited to the participant’s share unit account will be equal to the amount of such compensation that is being deferred, converted as of the payment date established by the compensation committee or its designated administrator into share units equivalent to whole shares based on the fair market value of a share on such payment date. Amounts credited to the participant’s cash account will be equal to the amount of compensation on the payment dates specified by the compensation committee and interest on the amount of the cash account will be credited thereto as of the last day of each calendar quarter and will accrue interest annually at the Moody’s AAA corporate bond rate or such other rate as determined by our compensation committee.

The Company will generally distribute the participant’s share unit account balance, if any, to the participant in the form of shares under a Company equity incentive plan and the participant’s cash account balance, if any, to the participant in a lump sum cash payment, on the six month anniversary of the date the participant terminates all service relationships with the Company and its affiliates. In the event of a change in control, participants will be entitled to receive the value of their accounts in a single lump sum cash payment on, or within 30 days of, the date of the change in control.

Director Deferred Compensation Agreement.

At the time of the Foundation Merger, we adopted the Deferred Compensation Agreement for directors, which was previously adopted by the compensation committee of Alpha’s predecessor under the 2005 Long-Term Incentive Plan. Under the Deferred Compensation Agreement, any compensation that would be payable in cash may be deferred in the form of share units or cash, at the director’s election. Any deferred amounts held in an account of share units will receive the value of any dividends on the units held in the account as if such units were actual shares on a dividend record date. Deferred amounts held in a cash account will earn interest annually at the Moody’s AAA or such other rate as determined by our compensation committee.

Generally, upon a director’s termination from service, we will distribute the director’s share unit account to the director in the form of shares in a lump sum on the six month anniversary of the date of the director’s termination and/or the director’s cash account to the director in the form of cash in a lump sum on the six month anniversary of the date of the director’s termination of service.

In the event of a change in control, the director (or his/her estate) will receive the value of the shares and cash in the accounts in the form of a single lump-sum cash payment within 30 days of such change in control.

Equity Awards.

Restricted Stock Units

Non-employee directors’ annual equity awards are currently in the form of restricted stock units. These awards are granted pursuant to restricted stock unit agreements that generally provide for vesting six months following the cessation of a director’s service on the board. The board has approved that for restricted stock unit awards granted after November 8, 2012, such awards will vest on the one-year anniversary of the grant date, except as otherwise provided in the award agreement, and be paid in accordance with such agreement or a director’s deferral election form. The awards are subject to forfeiture in the event a director breaches certain confidentiality covenants and will accelerate and vest in connection with a change in control or if the director ceases to serve as a member of our board as a result of permanent disability or death.

PAC Company Matching Contributions

Participants’ contributions to the Company’s PAC are eligible for the PAC match program. PAC match program guidelines provide a Company match of up to two times the maximum annual individual contribution amount ($5,000) to certain charitable organizations, including those recognized as tax-exempt organizations under Section 501(c)(3) of the Code.

Director Stock Ownership Guidelines

The board adopted stock ownership guidelines applicable to Alpha’s non-employee directors and executives effective July 31, 2009 and subsequently amended such guidelines on November 8, 2012 (the “Guidelines”). Generally, non-employee directors must accumulate and maintain equity ownership in Alpha having a value of no less than five times the cash Annual Retainer by November 8, 2017. In determining if a director has satisfied this Guideline, all stock and equity interests beneficially owned by the director, or to which the director is otherwise entitled, are taken into consideration, including, without limitation, any unvested equity grants. To the extent a director is elected, appointed or otherwise named to such position subsequent to November 8, 2012, the five-year period referred to above will begin as of the date such director is elected, appointed, or otherwise named to such position. For purposes of the Guidelines, equity ownership is measured following the end of each fiscal year of the Company, based on the average daily stock price of our common stock during the month of December in such fiscal year. The nominating and corporate governance committee is responsible for the administration and interpretation of the Guidelines. For a description of the Guidelines applicable to executive officers, see “Executive Compensation — Compensation Discussion and Analysis.”

No Hedging/Pledging Policies

Our insider trading policy addresses short selling, buying or selling publicly traded options (including puts and calls) and hedging or monetization activities such as zero-cost collar and forward sales contracts. The policy prohibits Company insiders from engaging in short sales or transactions in publicly traded options, and strongly discourages hedging or monetization transactions which transactions must first be pre-cleared with the Company’s general counsel (or his designee) with a justification provided for the proposed transaction.

Our insider trading policy also prohibits the holding by employees, officers and directors of Alpha securities in a margin account or pledging Alpha securities as collateral for a loan except in certain limited circumstances that must first be pre-cleared with the Company’s general counsel (or his designee).

Stockholders’ and Other Interested Parties’ Communications with the Board of Directors

Stockholders and other interested parties may contact the board of directors as a group or an individual director by the following means:

Email:	board@alphanr.com
Mail:	Board of Directors Attn: Secretary Alpha Natural Resources, Inc. One Alpha Place P. O. Box 16429 Bristol, VA 24209

Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the secretary of Alpha to the specified director addressee. Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the secretary of Alpha to the chairman of the board of directors or the lead independent director, as appropriate. Communications received through this method of delivery that do not indicate a specific recipient will be sent to the full board of directors. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the audit committee and are handled in accordance with procedures established by the audit committee.

EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Alpha who are not directors:

Philip J. Cavatoni (49) has served as our executive vice president and chief strategy officer since the Foundation Merger. Prior to serving in his current position, he served as Alpha’s predecessor’s treasurer and executive vice president — finance and strategy from February 2009 until the Foundation Merger. Before joining Alpha, Mr. Cavatoni held various positions with JPMorgan Chase & Co., a global financial services firm (“JPM”), beginning in 1991. Mr. Cavatoni’s most recent position with JPM was managing director and head of the firm’s global paper, packaging and building products practice, in which he served as the senior investment banker responsible for management of client relationships, advisory and financing transactions and the strategic allocation of capital across the sector. Additionally, Mr. Cavatoni was responsible for JPM’s midwest M&A practice, coordinating the execution of transactions and business development for the firm’s midwest clients.

Vaughn R. Groves (56) has been our executive vice president, general counsel and secretary since the Foundation Merger. Prior to serving in his current position, he served as Alpha’s predecessor’s senior vice president from February 2009 until the Foundation Merger, its vice president from September 2006 until February 2009, and its secretary and general counsel from November 2004 until the Foundation Merger. Mr. Groves joined Alpha’s predecessor’s management team as the vice president, secretary and general counsel of Alpha Natural Resources, LLC in October 2003, and also served as the vice president and general counsel of ANR Holdings, LLC from November 2003 until ANR Holdings, LLC was merged with another of its subsidiaries in December 2005. Prior to that time, he served as vice president and general counsel of Pittston from 1996 until joining Alpha’s predecessor and as associate general counsel of Pittston from 1991 until 1996. Before joining Pittston, he was associated with the law firm of Jackson Kelly PLLC, one of the leading mineral law firms in the Appalachian region. He is also a mining engineer and, before obtaining his law degree, worked as an underground section foreman, construction foreman and mining engineer for Monterey Coal Company.

Brian Sullivan (45) has been our executive vice president and chief commercial officer since September 2012. Mr. Sullivan has also served as president of Alpha Australia LLC since February 2011. Mr. Sullivan served for ten years as senior vice president and general counsel to The United Company, a private diversified holding company headquartered in Bristol, Virginia, as well as to that company’s subsidiaries in the coal, and oil and gas businesses. In this position, he was responsible for all aspects of mergers and acquisitions activity, contract negotiation and administration, human resources, and litigation. Prior to 2001, Mr. Sullivan was counsel with Paul, Hastings, Janofsky & Walker, in the firm’s Atlanta office. He began his legal career in Washington D.C. in 1992 with Arent, Fox.

Paul H. Vining (58) has served as our president since April 2012. Prior to that time, he served as our executive vice president and chief commercial officer from May 2011 until April 2012. Before joining Alpha in May 2011, he served as chief executive officer of White Oak Resources, a coal company, from October 2010 until April 2011. Before that time, he served as president and chief operating officer of Patriot Coal Corporation (“Patriot”) from July 2008 until September 2010, which filed for reorganization under Chapter 11 of the United States Bankruptcy Code in July 2012. Prior to the acquisition of Magnum Coal Company (“Magnum”) by Patriot, Mr. Vining served as president and chief executive officer of Magnum from 2006 until that acquisition. Prior to joining Magnum in 2006, he was senior vice president of marketing and trading at Arch Coal, Inc. From 2003 to 2006, he was president of Ellett Valley CC Inc., a coal trading, marketing and consulting company based in Williamsburg, Virginia. From 1999 to 2002, Mr. Vining was executive vice president for sales and trading at

Peabody Energy Corporation. From 1996 to 1999, he was president of Peabody COALTRADE. From 1995 to 1996, Mr. Vining was senior vice president of Peabody COALSALES. Earlier in his career, Mr. Vining held leadership positions with Guasare Coal America, AGIP Coal USA, Island Creek Coal and A.T. Massey Energy.

Frank J. Wood (60) has been our executive vice president and chief financial officer since the Foundation Merger. Prior to that time, he served as senior vice president and chief financial officer of Foundation from August 2004 until the Foundation Merger and senior vice president and chief financial officer of RAG from 1999 to August 2004. In these positions, he was responsible for financial reporting, financial planning, income taxes, treasury and insurance. From 1993 to 1999, Mr. Wood was vice president & controller at Cyprus Amax Coal Company, and from 1991 to 1993, he was vice president of administration at Cannelton Inc. From 1979 to 1991, Mr. Wood held various accounting and financial management positions at AMAX Inc.’s coal and oil and gas subsidiaries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (the “CD&A”) section is designed to provide our stockholders with an explanation of Alpha’s executive compensation philosophy and objectives, our 2012 executive compensation program and the compensation paid by us to the following named executive officers (“NEOs”):

•	Kevin S. Crutchfield, Chairman of the Board and Chief Executive Officer (“CEO”)

•	Frank J. Wood, EVP and Chief Financial Officer

•	Paul H. Vining, President

•	Philip J. Cavatoni, EVP and Chief Strategy Officer

•	Vaughn R. Groves, EVP, General Counsel and Secretary

•	Kurt D. Kost, Former President

•	Randy L. McMillion, Former EVP-Business Excellence

The CD&A is organized into the following sections:

•	Business Performance and Impact on Pay

•	2013 Compensation Decisions in Light of 2012 and Prior Year Business Performance

•	Executive Summary of 2012 Compensation Program

•	2012 Say-on-Pay Vote

•	Executive Compensation Setting Process

•	Overview of the 2012 Executive Compensation Program

•	Other Programs, Agreements and Arrangements

Business Performance and Impact on Pay

We are providing information regarding our business performance and the impact of such business performance upon pay actually realized by our CEO in order to enable our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.

2012 Business Performance

Alpha is the third largest global supplier of metallurgical coal and the largest United States supplier of metallurgical coal, with one of the biggest and highest quality metallurgical reserve bases in the world. Market conditions and pricing for both metallurgical and thermal coal continued to deteriorate through 2012 and weakening market conditions have persisted into early 2013. In 2012, coal producers experienced reduced demand for coal and an over-supply of coal in both the global metallurgical market and United States thermal market. Alpha responded to these conditions by:

•	Reducing its operating footprint by idling uneconomic and high-cost production;

•	Curtailing capital expenditures;

•	Streamlining operations, with the expectation of reducing overhead expenses by an estimated $150 million; and

•	Enhancing its liquidity and cash position.

While the restructuring efforts announced in 2012 are largely complete, Alpha will continue to evaluate market conditions and remain poised to adjust as necessary as the industry and market conditions evolve.

Even though Alpha experienced challenging market conditions in 2012, Alpha performed well relative to such conditions:

•	Full year 2012 revenue of $7.0 billion;

•	Adjusted EBITDA* for 2012 of $792 million;

•	Total liquidity at year-end 2012 of approximately $2.1 billion, including $1.0 billion in cash and marketable securities;

•	20% improvement in Alpha’s 2012 safety incident rate as compared to 2011;

•	32% reduction in 2012 of serious and substantial Mine Safety and Health Administration (“MSHA”) citations as compared to 2011; and

•	2012 coal shipments totaled 108.8 million tons, compared with 106.3 tons for 2011.

*	Adjusted EBITDA from Continuing Operations, $792,491,000, is defined as EBITDA from continuing operations, ($1,825,133,000) plus goodwill impairment, $1,713,526,000, asset impairment and restructuring, $1,068,906,000, Upper Big Branch expenses, $31,508,000, expenses attributable to mergers, $13,741,000, and impact of write-off weather-related property damage, $2,300,000, less changes in fair value and settlements of derivative instruments, ($8,275,000), gain on early extinguishment of debt, ($773,000), changes in future costs of asset retirement obligations, ($154,377,000), impact of benefits-related accrual reversal, ($45,865,000), impacts on accrual for legal matters, ($3,067,000), and various gains and losses not expected to recur on a quarterly basis. EBITDA from continuing operations, ($1,825,133,000), is defined as loss from continuing operations, ($2,437,148,000), plus interest expense, $198,147,000, and depreciation, depletion and amortization, $1,037,575,000, less interest income, ($3,373,000), amortization of acquired intangibles, net, ($70,338,000), and income tax benefit, ($549,996,000).

Pay-for-Performance

Alpha believes that volatile commodity prices, general market conditions, including uncertainties in Asia and Europe, and regulatory actions, such as recently effective and anticipated United States environmental regulations that discourage the use of coal, have led to a significant decline in Alpha’s stock price during 2012. These conditions have impacted other coal companies as well. Many large United States coal companies experienced significant declines in their stock prices from January 1, 2012 through December 31, 2012: Arch Coal, Inc., -49.6%; Peabody Energy Corporation, -19.6%; James River Coal Company, -53.6%; CONSOL

Energy Inc., -12.5%; Cliffs Natural Resources Inc., -38.1%; and Alpha, -52.3%. Patriot Coal also filed for Chapter 11 bankruptcy in July 2012.

Alpha’s longstanding philosophy of pay-for-performance is evident in the structure of our compensation program where a majority of our executives’ compensation is “at risk” by being subject to the achievement of prescribed business goals and with a significant portion of total compensation linked to stock price in order to closely align compensation with the interests of our stockholders. For example, over 60% of our current NEOs’ annual targeted pay is in the form of equity compensation and, in the case of our CEO, this amount is 70%. While Alpha’s view remains unchanged in maintaining a strong linkage of pay-for-performance in its compensation programs, the market realities that are impacting the entire industry create an equally strong need to attract and retain talent with compensation and incentives with performance hurdles that stretch individual and organizational performance yet remain motivational in that the opportunity for achievement is not unreasonable.

As demonstrated by the chart below, the value of our CEO’s realizable compensation for the three-year period from 2009 to 2011, as measured on December 31, 2011, was $14.3 million. However, the value of our CEO’s realizable compensation for the three-year period from 2010 to 2012, as measured on December 31, 2012, was $8.1 million, which reflects the adverse impact on his realizable compensation of the Company’s stock price performance during 2012, below target incentive payouts for performance periods ending in 2012, and management’s expectations that the 2011 performance share units will not be earned and the 2012 performance share units will be earned at threshold. We believe this analysis demonstrates that our CEO’s compensation is, as intended, closely and appropriately linked to performance, including stock price performance.

CEO’s Three Year Aggregate Realizable Compensation(1)

Additionally, the chart below shows that, for each of 2010, 2011 and 2012, the value of our CEO’s realizable compensation, as measured on December 31, 2012, is significantly below the target total direct compensation for each such year.

CEO Annual Realizable Compensation(1)

(1)	Realizable compensation is defined as (i) base salary, (ii) the actual bonus earned, (iii) aggregate value as of the measurement dates shown above of restricted stock and restricted stock unit grants made during the period, and (iv) for performance share units, the aggregate value, as of the measurement dates shown above, of the actual payouts for awards beginning and ending during the three-year measurement period and management’s expected payout for unvested awards, as of the measurement dates shown above, that were granted during each three-year measurement period. With respect to realizable compensation as of December 31, 2011, the 2009 performance share units are based on the actual payout earned and the 2010 performance share units and 2011 performance share units are both shown at target payout levels based on management’s expectations regarding performance against the applicable goals of such awards at December 31, 2011. With respect to realizable compensation as of December 31, 2012, there is no value included for the 2010 performance share units because the award was not earned, and the 2011 performance share units and 2012 performance share units are shown at zero and threshold pay-out levels, respectively, based on management’s expectations regarding performance against the applicable goals at December 31, 2012. The value of restricted stock, restricted stock units and performance share units as of December 31, 2011 is based on our closing stock price on December 30, 2011 of $20.43 per share. The value of restricted stock, restricted stock units and performance share units as of December 31, 2012 is based on our closing stock price on December 31, 2012 of $9.74 per share.

The above charts show that our CEO’s realizable compensation was $4.5 million (or 57.0%) less than its targeted value at the end of 2012 for the one-year period and $13.2 million (or 62.3%) less than his target total direct compensation for the three-year period ended December 31, 2012. These charts also demonstrate that our CEO’s compensation is strongly linked to the performance of our stock price and that in light of its performance, our CEO has seen a substantial decline in his realizable compensation.

2013 Compensation Decisions in Light of 2012 and Prior Year Business Performance

The compensation committee noted the decline of Alpha’s stock price in 2012 and the market and regulatory challenges confronting the Company. The committee discussed this matter with management and the compensation committee determined to take (or not to take) the following actions with respect to 2013 compensation:

•	The officers voluntarily took a 5% base salary reduction in June 2012. Additionally, officers have not been awarded base salary increases in 2012 or 2013.

•

The 2012 annual incentive bonus awards were earned at approximately 53% of target award level. Additionally, the Compensation Committee determined to further reduce the 2012 annual incentive bonus payout by an additional 25% in light of the Company’s financial and stock price performance in 2012. Thus, the NEOs currently serving received a payout equal to 39.675% of their target bonus. The 2012 annual incentive bonus awards are described in further detail under “— Annual Incentive Compensation.”

•

The 2010 performance share units granted in the first quarter of 2010 and with a performance period of 2010 through 2012 were not earned, and thus the awards had no pay-out. The 2010 performance share unit awards were not earned principally due to goodwill impairment charges and restructuring costs, which caused the three-year cumulative EBITDA hurdle not to be met as described in further detail under “— 2010 Performance Share Unit Awards.”

•

The compensation committee increased the percentage weight of the EBITDA component of the 2013 annual incentive bonus formula from 50% to 70% and instituted defined strategic objective goals that the committee considered key annual goals for the Company, including overhead restructuring and other cost reduction goals, operations improvements, environmental risk management objectives, maintaining liquidity and self-bonding levels. The maximum possible pay-out on the 2013 EBITDA metric was also reduced from 200% of target to 175% of target.

•

For the 2013 long-term incentive awards, the compensation committee maintained the performance-based portion of our executives’ long-term incentive awards at 70% (at a target value) of their annual long-term incentive opportunity. The performance based portion of the long-term incentive was split equally between: (i) relative total stockholder return (“TSR”) over a three-year period as compared to Alpha’s compensation peer group, and (ii) the attainment of a one-year cash flow from operations goal which, if earned, this portion of the awards will generally cliff vest on the third anniversary of grant, subject to the terms and conditions of the award agreement.

•

In order to further align the CEO’s pay with stockholder interests, the compensation committee in February 2013 approved a special performance-based retention award in the amount of $2.5 million to be payable to the CEO in the form of cash on the third anniversary of the grant date if the Company’s stock price equals or exceeds $12.26 from February 27, 2014 through February 27, 2016 for (i) any five consecutive trading days or (ii) 20 trading days during such period.

As demonstrated below, our CEO’s 2012 target total direct compensation is 19% below the median compensation of his counterparts in the current peer group used to benchmark his compensation.

Percentage by Which 2012 Target Compensation was Below Competitive Median

	Total Target Cash	Long-Term Incentive	Total Target Direct Comp.
CEO	-2%	-25%	-19%

Executive Summary of 2012 Compensation Program

The following provides an overview of our executive compensation philosophy and 2012 programs as detailed further in this CD&A.

•

The objectives of our executive compensation program are to attract and retain top talent, drive the achievement of short-term and long-term objectives, link pay with performance, align managements’ interests with our stockholders’ interests, and to be competitive in the markets in which Alpha competes for talent.

•

The compensation program for our NEOs consists of the following three primary components: base salary, a cash-based annual incentive bonus, and equity-based long-term incentive awards consisting of performance share units and restricted stock units.

•	We generally target base salaries, target bonuses and long-term incentive compensation at the median of competitive practice.

•

The compensation committee believes in a pay-for-performance philosophy, which is why the majority of the compensation for our NEOs is performance based and “at risk.” Because of our strong linkage between pay and performance, realizable compensation relative to target compensation, as demonstrated under “— Pay-for-Performance,” is significantly less for our CEO and other officers largely due to market factors beyond management’s control. The compensation committee has recognized the risk to its objective of attracting and retaining key talent and, as a result, approved retention restricted stock unit awards for members of the management committee, other than the CEO, in 2012 that generally cliff-vest on the third anniversary of grant. The compensation committee continues to be focused on balancing its pay-for-performance philosophy with the equally important goal of attracting and retaining key talent to manage and navigate Alpha through continuing difficult market conditions.

•

The compensation committee believes the compensation program for the NEOs promotes an appropriate level of risk taking and has designed the compensation program to include several features for mitigating excessive risk, such as (i) the use of a mix of performance measures to determine incentive payouts, including EBITDA, Return on Invested Capital (“ROIC”), safety, and TSR, (ii) establishing a pay mix that emphasizes long-term incentive compensation, (iii) establishing caps on incentive payouts equal to or less than 200% of target awards, (iv) the adoption of stock ownership guidelines, and (v) the adoption of clawback provisions applicable to incentive compensation awards.

•	Our 2012 annual incentive bonuses aligned directly with critical measures of annual performance, consistent with our pay-for-performance philosophy — EBITDA, ROIC and safety.

•

Our long-term incentive program is intended to drive the achievement of critical long-term business objectives, align management’s interests with those of our stockholders and foster retention of key executives. 70% of the target value of each NEO’s 2012 long-term incentive award was granted in the form of performance share units, while 30% of the value was granted in the form of restricted stock units.

•	Vesting of 2012 performance share unit awards is based on the Company’s TSR relative to its compensation peer group. Restricted stock units vest based on continued service with the Company.

2012 Say-on-Pay Vote

At Alpha’s 2012 annual meeting of stockholders, the Company submitted its executive compensation programs to an advisory stockholder vote. The stockholders overwhelmingly approved Alpha’s executive compensation policies and programs, with 98% of votes cast voting in favor of the proposal. The compensation committee has interpreted this vote to mean that Alpha’s stockholders are supportive of the Company’s executive compensation philosophy and programs. However, notwithstanding the stockholders’ significant support of

Alpha’s executive compensation program at the 2012 annual meeting of stockholders, the compensation committee determined that market conditions, the decline in Alpha’s stock price in 2012 and the committee’s selection of a new compensation consultant warranted a review of Alpha’s executive compensation philosophy and the related programs. As discussed in detail above under “— 2013 Compensation Decisions in Light of 2012 and Prior Year Business Performance,” the committee determined to make a number of significant changes to Alpha’s executive compensation program in 2013 which the committee believes will incentivize Alpha’s performance in a number of key areas including maximizing cash flow from operations, stock price performance and attaining strategic goals, and creating greater alignment between the compensation paid to our executives and the value realized by our stockholders on their holdings of Alpha stock.

Executive Compensation Setting Process

2012 Executive Compensation Philosophy

Alpha strives to recruit individuals who will support the Company’s mission, vision, and values — “Running Right.” To accomplish this overarching goal, Alpha’s executive compensation philosophy seeks to provide the NEOs with base salaries, target bonus and long-term incentive opportunities that are positioned around the median of competitive practice in order to assist in attracting and retaining critical talent and as a way to further motivate and reward NEOs for sustained, long-term improvements in the Company’s financial results and the achievement of long-term business objectives.

Alpha’s executive compensation programs are designed to:

•	Support talent attraction and retention

•	Link pay and performance

•	Drive achievement of key short- and long-term business objectives

•	Be consistent with reward practices in those markets in which Alpha competes for talent

•	Align management’s interests with stockholders’ interests

•	Promote an appropriate level of risk taking while mitigating excessive risk taking

Elements of 2012 Compensation and Objectives

Our compensation program for our NEOs consists of a number of elements that support our performance and retention objectives. The compensation earned under each component may vary significantly based on Company performance.

Compensation Element	Description	Form	Objective
Base salary	Fixed based on level of responsibility, experience, tenure and qualifications	• Cash	• Support talent attraction and retention • Consistent with competitive practice

Annual Incentive Bonus (AIB)	Variable based on the achievement of annual financial and safety objectives	• Cash	• Link pay and performance • Drive the achievement of short-term business objectives • Consistent with competitive practice

Long-Term Incentive Awards	Variable based on the achievement of longer-term goals and stockholder value creation	• Time-vested restricted stock units payable in common stock • Performance share units payable in common stock

•   Link pay and performance

•   Support talent attraction and retention

•   Drive the achievement of longer-term business objectives

•   Align NEO and stockholder interests

•   Consistent with competitive practice

Other Compensation and Benefits Programs	Employee health, welfare, and retirement	• Group Benefits • Life & Disability • 401(k) • Pension Plan • Deferred Compensation	• Support talent attraction and retention • Consistent with competitive practice

Compensation Committee’s Role in Determining Executive Compensation

The compensation committee is responsible for ensuring the Company’s executive compensation policies and programs are competitive within the markets in which Alpha competes for talent and reflect the short-term and long-term interests of the Company’s stockholders. The compensation committee reviews and approves the compensation design, compensation levels, and benefits programs for the NEOs and other members of the management committee. The compensation committee is committed to ensuring our compensation and benefit programs continue to be aligned with Alpha’s values and business strategy by regularly reviewing and analyzing the competitiveness of Alpha’s executive compensation program and its alignment with Company performance. Each key component of compensation (base salary, short-term and long-term incentives) is reviewed for external competitiveness when appropriate comparisons are available, based on industry peers and published survey data, as well as internal competitiveness.

The compensation committee also takes into account external market conditions, such as competition for executives for a particular position, and position-specific factors when approving the total compensation for each NEO. The position-specific factors influencing the compensation levels include largely qualitative factors such as experience, tenure, job performance, contributions to our financial results, scope of responsibilities, and complexity of the position.

Role of Management and CEO in Determining Executive Compensation

As part of our annual process for establishing executive compensation, the CEO, chief human resources officer, and the human resources department provide information and recommendations to the compensation committee and compensation consultant regarding plan design and performance metrics. The CEO reviews performance of the other NEOs with the compensation committee and makes recommendations to the compensation committee regarding compensation levels and awards of the other NEOs. With respect to the CEO’s compensation, the Committee reviews peer group and survey data provided by the compensation consultant and the performance of the CEO and determines and approves his compensation in an executive session without members of management, including the CEO, present.

Compensation Consultants

The compensation committee engaged Meridian in August 2012 and, prior to that time, Pay Governance to advise the compensation committee on executive compensation matters. The compensation consultants report directly to the compensation committee and, with the consent of the compensation committee, coordinate and gather information with which to advise the committee from members of management and human resources personnel.

Ultimately, decisions about the amount and form of executive compensation are made by the compensation committee alone and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.

Factors Considered When Determining Total Compensation of Executive Officers

Peer Group Benchmarking

In connection with determining the 2012 compensatory arrangements of our NEOs, the compensation committee, in consultation with its compensation consultants, used a Peer Group composed of the following companies (the “Peer Group”):

Air Products & Chemicals	CONSOL Energy Inc.	National Oilwell Varco, Inc.
AK Steel Holding Corporation	Cummins Inc.	Patriot Coal Corporation**
Allegheny Technologies Inc.	Eastman Chemical Co.	Peabody Energy Corp.
Arch Coal Inc.	El Paso Corporation*	PPG Industries Inc.
Barrick Gold Corporation	EOG Resources, Inc.	Praxair Inc.
Cameron International Corporation	Newmont Mining Corp.	United States Steel Corp.
Cliffs Natural Resources Inc.	Mosaic Co.	Williams Companies

*	Acquired
**	In bankruptcy

Each year, Alpha evaluates the peer group used for compensation and/or performance benchmarking to ensure that each company is appropriate. This is determined based on a variety of characteristics, including direct industry peers, companies of similar size (as measured by revenue, assets, market capitalization and enterprise value), companies Alpha competes with for business and/or talent, and companies of similar scope and complexity. The compensation committee aims to position Alpha near the median in terms of size after factoring in the above considerations.

Survey Benchmarking

Our compensation consultant uses published broad-based compensation survey data, which consists of hundreds of companies and survey positions, to review the competitiveness of compensation for each of our executive positions. Additionally, the survey data is used to assess the reasonableness of the Peer Group compensation data.

Internal Pay Equity

The compensation committee annually reviews the pay relationship between the CEO and NEOs to assess whether the differential is appropriate. The compensation committee reviews the relationship between the CEO’s total direct compensation, as well as each compensation element, to that of the 2nd highest paid NEO and the average of the NEOs (other than the CEO).

The following chart summarizes the CEO’s 2012 total direct compensation (salary, target bonus opportunity and target long-term incentive opportunity) as a multiple of the target total direct compensation of the 2nd highest paid NEO and the average target total direct compensation of the NEOs (other than the CEO) who were serving at the end of 2012.

CEO as a Multiple of:	Base Salary	2012 Target Bonus	2012 Target Long-Term Incentive Opportunity	2012 Total Direct Compensation
2nd Highest Paid NEO	1.63x	2.17x	2.33x	2.18x
Average of NEOs other than the CEO	2.19x	3.29x	4.02x	3.50x

Tally Sheets and Wealth Accumulation Analysis

The compensation committee annually reviews tally sheets for members of the management committee. The compensation committee primarily uses the tally sheet information to better understand the total value of the compensation and benefits awarded to each executive officer, including the value of benefits and perquisites paid, and any year-over-year increases in compensation. The tally sheets also assist the compensation committee in understanding each executive’s outstanding equity awards and the value of the stock vested and options exercised during the year. In addition, the compensation committee reviews a summary of severance benefits that would be paid upon termination of each executive officer’s employment under various scenarios to determine the appropriateness of such benefits. The tally sheet analysis provides the compensation committee with a comprehensive overview of the primary executive compensation components and assists the committee with its future compensation decisions.

The compensation committee also reviews a wealth accumulation analysis each year. The wealth accumulation analysis illustrates the potential value of equity awards for each of our executive officers at various levels of future stock price performance over a five year period. The purpose of the analysis is to identify potential wealth that may be created as a result of our compensation program and to assist the committee in determining if that level of wealth creation is appropriate given our projected performance.

Overview of the 2012 Executive Compensation Program

Pay Mix

As illustrated in the chart below, approximately 87% of the CEO’s and 78% of the other NEOs’ 2012 target total direct compensation is “at risk,” with most of the compensation subject to the achievement of short-term and long-term financial and business objectives. We believe that this balance of fixed and variable compensation is consistent with the Company’s executive compensation philosophy, maintains a strong link between the NEOs’ compensation and Company performance and motivates executives to deliver strong business performance and to create stockholder value. Additionally, the Company understands the importance of long-term stockholder value creation, and as such, places a significant emphasis on long-term incentives of which 70% of 2012 target annual long-term incentive opportunity will be earned, if at all, based on relative TSR performance.

(1)	2012 target total direct compensation excludes the retention restricted stock unit awards granted to NEOs, other than the CEO, then serving in October 2012. The average pay mix for “Other NEOs” excludes NEOs who terminated employment in 2012.

Elements of Compensation

Base Salary

Base salary is the fixed element of each NEO’s annual cash compensation, and the foundation upon which the amounts of other primary elements of compensation are based. The compensation committee awards competitive salaries in order to assist in attracting and retaining each NEO.

Base salaries are reviewed by the compensation committee annually and determined with reference to median salaries for similarly-situated executives in the peer group (and/or the published compensation survey data) and also reflect each NEO’s position-specific skills, tenure, experience, responsibility and performance.

The committee determined not to approve increases in NEOs’ 2012 base salaries in light of market conditions. Additionally, in June 2012, each member of the management committee at that time voluntarily agreed to take a 5% salary reduction which salaries were adjusted downward to the following amounts: Mr. Crutchfield ($1,045,000), Mr. Wood ($456,000), Mr. Vining ($641,250), Mr. Cavatoni ($403,750), Mr. Groves ($403,750), and Mr. McMillion ($373,065). Mr. Kost’s employment terminated prior to June 2012 and his base salary prior to termination was $675,000.

Annual Incentive Compensation

The Annual Incentive Bonus (“AIB”) Plan provides annual cash incentives to our executive officers and other key employees to reward performance against critical goals. The compensation committee targets the executives’ bonus opportunities at the median of competitive practice for target level performance. 2012 bonus payouts could range from 0 to 200% of the original target opportunity depending on the Company’s results for the year relative to pre-established performance measures. For 2012, the compensation committee approved the following target bonus opportunities for the NEOs that participated in the AIB in 2012:

Named Executive Officer	2012 Target Bonus Opportunity (as a % of salary)	2012 Target Bonus
Crutchfield	120%	$1,320,000
Wood	75%	$360,000
Vining(1)	90%	$607,500
Cavatoni	75%	$318,750
Groves	75%	$318,750
Kost(2)	90%	$607,500

(1)	Mr. Vining was appointed as Alpha’s president in April 2012. In connection with Mr. Vining’s promotion to president, the percentage of his target AIB opportunity increased from 80% of his salary to 90% of his salary.

(2)	Mr. Kost’s employment with the Company terminated in May 2012. As a result, Mr. Kost vested in his opportunity to earn a pro-rata 2012 AIB award, if the performance goals were achieved, based on the five months of the annual performance period that he was employed with Alpha.

AIB Performance Measures

The compensation committee approves financial and operational goals for the AIB. The mix of performance measures selected for 2012 focused NEOs and other key employees on profitability (EBITDA), capital efficiency (ROIC) and safety. The financial measures were chosen because the compensation committee believed that profitability and capital efficiency were performance metrics that aligned the interests of the NEOs with those of our stockholders and that continued growth in EBITDA and ROIC year-over-year would lead to long-term improvement in return on investment for our stockholders. Safety is a core value at Alpha and the Company is committed to safety at every level. In order to further emphasize the importance of safety at Alpha, the compensation committee felt it was important to tie a meaningful portion of each NEO’s annual incentive under the AIB to improvements in safety.

The compensation committee approved the following metrics and their respective weightings for the executives’ 2012 AIB awards, which were intended to align annual incentive compensation with the goals and objectives set forth in Alpha’s business plan for the upcoming year:

Performance Metric	Weighting
Return on Invested Capital (ROIC)(1)	25%
EBITDA(2)	50%
Safety (TRIR)(3)	25%
Total	100%

(1)	ROIC is calculated as follows to determine each performance level: Net Operating Profit After Tax (defined as: net income, plus after-tax one-time items and net interest expense); divided by Total Invested Capital (defined as: average total indebtedness, less average cash, cash equivalents and marketable securities, plus average stockholder’s equity).

(2)	EBITDA is calculated as follows to determine each performance level: Income from Continuing Operations plus Interest Expense, Income Tax Expense, Depreciation, Depletion and Amortization, and Amortization of Acquired Intangibles, less Interest Income and Income Tax Benefit.

(3)	“TRIR” means Total Reportable Incident Rate which is a standard established by MSHA and is widely used by coal companies to judge their safety records.

The threshold target, and maximum goals associated with each of the metrics is set forth below:

	2012 Corporate AIB Measures
Performance Goals	ROIC(1)	EBITDA(1)	SAFETY (TRIR)	Pay-out as a % of Target Opportunity
Threshold	1.32%	$720.0 Million	4.476 TRIR	25	%(2)
Target	2.20%	$1.20 Billion	3.730 TRIR	100%
Maximum	3.08%	$1.68 Billion	2.980 TRIR	200%

(1)	The compensation committee approved that the achievement of the EBITDA and ROIC metrics will be calculated to exclude the effect of the following: (i) impairment of tangible and intangible assets and related charges, (ii) litigation or claim judgments or settlements, (iii) costs associated with future and completed business combinations, reorganizations and/or restructuring programs, and (iv) any extraordinary, unusual, infrequent or non-recurring items as reported in the Company’s earnings release.

(2)	For safety only, threshold pay-out was 50% of target.

In order to further emphasize the importance of meeting profitability goals, actual EBITDA had to be at least equal to the threshold performance level (i.e., $720.0 million for 2012) in order for any bonus to be earned (the “Threshold EBITDA Goal”). If the Threshold EBITDA Goal was not attained, no bonus would be earned by any participant under the AIB.

In light of difficult market conditions, the compensation committee established 2012 performance goals for ROIC and EBITDA at a level above the Company’s business plan and at a level that would likely result in bottom line profitability for target awards to be earned. In establishing these goals, the compensation committee also lowered the Threshold EBITDA Goal from 80% of target and, consequently, the threshold payout opportunity was also lowered from 50% of target to approximately 25% of the target bonus opportunity, except in the case of safety.

In establishing the 2012 performance goals, the committee considered the economic environment and challenges to be faced in the upcoming year. The compensation committee designed the performance goals to award payout relationship to ensure that performance which significantly outperformed the target financial goals would be rewarded with above target payout levels. Similarly, performance that did not meet the goals could reduce bonus payouts to as low as zero. In setting the target goals, the compensation committee sought to establish challenging and difficult goals that would motivate and reward the NEOs for the delivery of strong growth in business results without encouraging excessive risk taking.

AIB Bonus Payouts for 2012

In the first quarter of 2013, the compensation committee determined the Threshold EBITDA Goal of $720 million had been attained. See reconciliation of Adjusted EBITDA from Continuing Operations under “— Business Performance and Impact on Pay-2012 Business Performance.” However, note that for purposes of the AIB, the adjustment for changes in fair value and settlement of derivative instruments was not included in the calculation of Adjusted EBITDA from Continuing Operations.

2012 ROIC, EBITDA, and safety performance levels and payout opportunities (as a percent of target) are illustrated in the charts below.

Actual 2012 ROIC was (1)% and, as a result, there was no pay-out on this performance metric. 2012 ROIC was determined as follows: Net Operating Loss After Tax of ($84) million (Net Loss as adjusted of ($207) million, plus After-Tax Net Interest Expense of $123 million); divided by Total Invested Capital of $8.5 billion (Average Total Indebtedness of $3.2 billion, less Average Cash, Cash Equivalents and Marketable Securities of $858 million, plus Average Stockholder’s Equity of $6.2 billion). Net Loss as adjusted is defined as Net Loss of ($2,437 million) plus Goodwill Impairment of $1,714 million, Asset Impairment and Restructuring Charges of $1,069 million, UBB Expenses of $32 million, Merger Related Expenses of $14 million, Impact of Write-Off of Weather-Related Property Damage of $2 million, less Change in Fair Value and Settlement of Derivative Instruments of $8 million, Gain on Early Extinguishment of Debt of $1 million, Changes in Future Costs of Asset Retirement Obligations of $154 million, Impacts of Benefits-Related Accrual Reversal of $46 million, Impacts on Accrual for Legal Matters of $3 million, Net Amortization of acquired Intangibles of $70 million, Estimated Income Tax Effect of aforementioned adjustments of $331 million plus Discrete Tax Charge from Valuation Allowance Adjustment of $40 million less Discrete Tax Charge from State Statutory Tax Rate and Apportionment Change, net of Federal Tax Impact, of $27 million.

Actual 2012 EBITDA was $801 million and, as a result, 67% of the target performance goal was achieved, which resulted in a pay-out on this metric of 38.2%. Adjusted EBITDA from Continuing Operations was determined as set forth in “— Business Performance and Impact on Pay-2012 Business Performance.” However, note that for purposes of the AIB, the adjustment for changes in fair value and settlement of derivative instruments was not included in the calculation of Adjusted EBITDA from Continuing Operations.

2012 TRIR was achieved at 3.48, which resulted in a pay-out on this metric of 135% of target.

Based on the weightings of the goals, a payout of approximately 53% of target was determined, as illustrated in the following table:

		(A)	(B)	(A) x (B)
Performance Goals	Actual Performance	Payout as % of Target	Weighting	Weighted Payout as % of Target
ROIC	(1)%	0%	25%	0%
EBITDA	$801 Million	38.2%	50%	19.1%
Safety	3.48TRIR	135%	25%	33.8%
Total	N/A	N/A	100%	52.9%

In determining the actual pay-out amount of the AIB bonuses, the committee took into account Alpha’s 2012 business performance and difficult market conditions in 2012 and determined to accept management’s recommendation to reduce each executive’s pay-out by an additional 25%. Individual payouts for each NEO that participated in the AIB in 2012 were as follows:

	(A)	(B)	(C)		(A) x (B) x (C)
Officer	2012 Base Salary (Pre- Adjustment)	2012 Target Bonus Opportunity (as a % of salary)	2012 Actual Performance as a Percent of Target		2012 AIB Bonus Payout
Crutchfield	$1,100,000	120%	39.675%		$523,710
Wood	$480,000	75%	39.675%		$142,830
Vining	$675,000	90%	39.675%		$241,026
Cavatoni	$425,000	75%	39.675%		$126,464
Groves	$425,000	75%	39.675%		$126,464
Kost	$675,000	90%	16.4135	%(1)	$99,712

(1)	Mr. Kost received a pro-rated 2012 AIB pay-out based on the period he was employed with Alpha during 2012.

Long-Term Incentives

The objectives of our long-term incentive (“LTI”) program are to motivate and reward executives and other key employees for sustained long-term performance and to promote retention of key executives. Consistent with our pay-for-performance philosophy, Alpha’s 2012 long-term incentive program was designed to place significant emphasis on performance with generally 70% of most executives’ target long-term incentive opportunity awarded in long-term performance incentive awards and the remaining 30% awarded in restricted stock units. The compensation committee approved the following 2012 target LTI opportunities for the NEOs.

Officer	2012 Target Long-Term Incentive Award Opportunity (as a percentage of salary)(1)	2012 Target Long-Term Incentive Award
Crutchfield	500%	$5,500,000
Wood	250%	$1,200,000
Vining	350%	$2,362,500
Cavatoni	250%	$1,062,500
Groves	200%	$850,000
Kost(2)	350%	$2,362,500
McMillion(2)	250%	$1,276,275

(1)	The long-term incentive award amounts were determined based on the NEOs’ salaries in effect in March 2012 and, in the case of Mr. Vining, his long-term incentive opportunity increased in connection with his promotion to president in April 2012. To foster retention, Mr. McMillion’s target annual incentive bonus and LTI opportunities were granted solely in the form of restricted stock units.

(2)	In connection with Messrs. Kost’s and McMillion’s terminations of employment at a time they were already entitled to pro-rated retirement vesting under the terms of their respective awards, their 2012 long-term incentive awards vested and, in the case of Mr. Kost’s 2012 performance share unit award, the award continues to be subject to the attainment of the performance goal.

Performance Long-Term Incentive Awards

The design of the 2012 performance long-term incentive awards aligns the interests of our executives with stockholders by tying the vesting of the awards to the achievement of a relative TSR goal. The potential payouts that can be earned by executives can range from 0% to 200% of the target award, depending on the performance of Alpha’s stock price over the performance period relative to the companies in the Peer Group.

The compensation committee determined that a TSR goal would directly correlate payment, if any, of the awards to the creation of long-term stockholder value.

The performance levels for the relative TSR goal for the 2012 performance long-term incentive awards are summarized in the table below:

Performance Level	Percentage of Target Award Earned
Below 35th Percentile	0%
Threshold (35th Percentile)	50%
Target (55th Percentile)	100%
Maximum (80th Percentile or Above)	200%

Restricted Stock Units

The 2012 restricted stock unit awards granted to our NEOs were awarded primarily for retention purposes and vest in three equal annual installments, commencing on the first anniversary of the grant date. The restricted stock units also link the NEOs’ compensation to future stock price performance and, as they are stock-settled upon vesting, increase the NEOs’ stock ownership.

2010 Performance Share Unit Awards

In January 2010, performance share unit awards were granted to the NEOs, other than Mr. Vining who did not join Alpha until May 2011, and other key employees of Alpha. The awards had a performance period from January 1, 2010 through December 31, 2012 and were contingent on the Company achieving its three-year cumulative EBITDA goal of $1.01 billion (the “2010 PSU Threshold Goal”) as set forth in the board-approved budget and to be calculated as follows: Income from Continuing Operations plus Interest Expense, Income Tax Expense, Depreciation, Depletion and Amortization, Amortization of Acquired Intangibles, less Interest Income and Income Tax Benefit. The compensation committee also approved the following metrics in the event that the EBITDA hurdle was met or exceeded:

Financial Component (70%)	Strategic Component (30%)
• Relative TSR (35%)	• Successful Acquisitions
• Operating Income (35%)

In February 2013, the compensation committee determined that the 2010 PSU Threshold Goal had not been met primarily due to goodwill and asset impairments and restructuring costs. As a result, the 2010 performance share unit awards were not earned and no shares were issued to participants. The compensation committee did not consider the other metrics applicable to the 2010 performance share unit awards since the 2010 PSU Threshold Goal had not been attained.

Executive Retention Awards

On October 8, 2012, the CEO recommended that the compensation committee grant retention restricted stock unit awards to his management committee in light of challenging market conditions and to retain those individuals in light of such conditions. The compensation committee determined that such awards were appropriate and granted retention restricted stock unit awards to each member of the CEO’s management committee, other than the CEO. Except as otherwise provided in the related award agreements, the awards will not vest until the third anniversary of the grant date. The members of the CEO’s management committee serving with the Company on October 8, 2012 received the following retention restricted stock unit awards:

Name	Number of Retention Restricted Stock Units
Wood	50,000
Vining	300,000
Cavatoni	150,000
Groves	50,000

Other Programs, Agreements and Arrangements

Benefits

Our CEO and each of our other NEOs participate in employee benefit programs available to other employees, including health and welfare programs, the Company’s 401(k) Plan, a tax-qualified program that serves as the primary retirement benefit program for Company employees, and the deferred compensation plan (the “ANR DC Plan”).

Perquisites

Our NEOs are provided with certain limited perquisites and other personal benefits that the compensation committee feels are reasonable and consistent with the Company’s overall compensation philosophy. The compensation committee believes that perquisites should be kept to a low level while still maintaining a competitive program. The principal perquisites provided to the NEOs include a supplemental disability insurance program, relocation assistance and a vehicle program which was discontinued by management in July 2012.

In connection with joining the Company in 2011, Mr. Vining was eligible for Alpha’s relocation policy, which provides relocation assistance including home marketing assistance, temporary living costs, movement of household goods, certain tax reimbursements and gross-up payments, home sale program options, guaranteed home purchase program, home funding assistance, reimbursement for certain new home closing costs, and certain miscellaneous expense allowances. As a condition to receiving relocation benefits, an employee must execute a relocation payback agreement which provides that if an employee leaves employment voluntarily or is terminated for gross misconduct within 18 months of moving, the employee must reimburse Alpha for some or all of the relocation expenses incurred. The relocation amount paid to Mr. Vining in connection with his move is set forth in the Summary Compensation Table. Likewise, Messrs. Wood and Kost also participated in the relocation program in connection with their moves from Baltimore, Maryland (Foundation’s corporate headquarters) to Bristol, Virginia (Alpha’s headquarters) which amounts are also reflected in the Summary Compensation Table for the applicable years reported.

Stock Ownership Guidelines

The compensation committee believes NEOs and other senior executives should have a significant equity stake in the Company in order to more closely align the interests of our named executives and other senior executives with those of our stockholders. Therefore, the board has established executive stock ownership guidelines. Under these guidelines, our officers will accumulate, over a five-year period, and maintain equity ownership in Alpha having a value of no less than six times annual base salary, in the case of our CEO, three times annual base salary, in the case of our president, and two times annual base salary in the case of our other officers. Equity granted as compensation to our officers is included in determining whether their applicable stock ownership guidelines were achieved. Our officers are encouraged not to sell any equity in Alpha until their applicable guideline is achieved (with certain limited exceptions).

Clawback or Forfeiture of Incentive Awards

The AIB and the forms of agreement for restricted stock units and performance share units include a “clawback” provision that primarily enables the Company to recoup payments made to certain employees based on fraudulent conduct involving the Company’s financial statements for amounts paid in the three years prior to the restatement and/or for ethical misconduct. Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the SEC to direct the national securities exchanges to add a listing requirement that a listed company must implement a policy related to the recoupment of incentive compensation paid to current and former executives in the event of an accounting restatement due to material noncompliance by a company with financial reporting requirements under the federal securities laws. The Dodd-Frank Act did not specify an effective date for this new requirement. The Company anticipates that the “clawback” provisions in the AIB and forms of agreement for long-term incentive awards will be revised once the SEC adopts final rules.

Employment Agreement, Key Employee Separation Plan and Change in Control Benefits

In 2009, we entered into amended and restated employment agreements with our CEO, Mr. Crutchfield, in connection with his promotion to CEO, and our former president, Mr. Kost, in order to retain and competitively compensate them for their greatly enhanced roles with the new combined company that resulted from the Foundation Merger. Mr. Kost’s employment with Alpha terminated in May 2012 and in connection therewith, Alpha is only currently obligated to provide him with the amounts and benefits described under “— Kost and McMillion Separation Agreements.” The other NEOs are participants in Alpha’s Key Employee Separation Plan (“Separation Plan”). Under the CEO’s employment agreement, Separation Plan, AIB Plan and equity award agreements, our currently serving NEOs and other employees of the Company are entitled to certain payments and benefits in the event their respective employment is terminated under qualifying circumstances in connection with a change in control, without cause, and, in certain instances, for good reason.

The compensation committee believes these change in control and termination provisions are necessary to ensure that the actions and recommendations of senior management and other employees with respect to such change in control transactions are in Alpha’s and our stockholders’ best interests, and to reduce the distraction regarding the impact of such a transaction on the employment status of an NEO. The CEO’s employment agreement, Separation Plan, AIB Plan and equity award agreements also provide our NEOs with security in the event of a possible termination without cause or upon a good reason termination event, and assist us with the retention of our key employees. Severance benefits are discussed in detail in the “— Potential Payments upon Termination or Change in Control” section of this proxy statement.

Section 4999 of the Code imposes a 20% excise tax on employees who receive certain benefits in connection with a change in control that equal or exceed three times the employee’s base amount compensation (generally the average W-2 income over the preceding five years). Under the employment agreement entered into with our CEO, the Company will pay our CEO an amount to cover the excise taxes he owes under Section 4999 of the Code due to his receipt of excess parachute payments, as well as for all other taxes due in connection with such payment. If the net after-tax benefit to our CEO after receiving such payment does not exceed 110% of the threshold amount at which such payments become an excess parachute payment resulting in the excise tax, the Company will not make any such payment and the benefits payable to the CEO will be reduced to the extent necessary to avoid such excise tax.

The Separation Plan does not provide for payment to cover excise taxes imposed under Section 4999 of the Code. Rather, payments due upon a change of control to participants will be reduced to the extent necessary to avoid such excise tax, unless it is determined that the net after tax benefits to a participant would be greater if such reductions were not imposed.

The terms of these payments and/or reduction in payments were reviewed by our compensation committee in 2009 and the committee concluded that the terms of these payments were in line with market practices.

Kost and McMillion Separation Agreements

Mr. Kost’s employment with Alpha was terminated in May 2012. Under his employment agreement, Mr. Kost became entitled to the severance payments and benefits described therein, subject to his execution of a release of claims against Alpha and its subsidiaries and affiliates, and compliance with one-year non-competition and non-solicitation provisions and confidentiality obligations. Mr. Kost received the following in connection with his termination of employment: (i) two times his then current base salary and target bonus opportunity, (ii) an opportunity to receive his 2012 annual incentive bonus, pro rata, for the period of time he was employed with Alpha during the one-year performance period, if earned, (iii) accrued, but unpaid, salary, bonus and vacation, (iv) reimbursement of business expenses, (v) the unvested portion of his equity awards vested, at which time he was already entitled to pro-rated retirement vesting under the terms of the awards and, in the case of performance share unit awards, the awards continue to be subject to the attainment of performance goals as determined by the compensation committee after the end of the applicable performance periods and (vi) continued health and life insurance for up to 18 months.

Mr. McMillion’s employment with Alpha terminated in November 2012. In connection with his termination, Mr. McMillion received the following, subject to his execution of a general release of claims against Alpha and its subsidiaries and affiliates and compliance with approximate one-year non-competition and non-solicitation provisions and confidentiality obligations: (i) one year’s base salary and (ii) the unvested portion of his equity awards vested, at which time he was already entitled to pro-rated retirement vesting under the terms of the awards and, in the case of the performance share unit awards, the awards continue to be subject to the attainment of performance goals as determined by the compensation committee after the end of the applicable performance periods.

For additional information regarding the separation payments and benefits received by Messrs. Kost and McMillion, see the “— Summary Compensation Table” and “— Potential Payments Upon Termination or Change in Control.”

No Hedging/Pledging Policies

Our insider trading policy addresses short selling, buying or selling publicly traded options (including puts and calls) and hedging or monetization activities such as zero-cost collar and forward sales contracts. The policy prohibits Company insiders from engaging in short sales or transactions in publicly traded options, and strongly discourages hedging or monetization transactions which transactions must first be pre-cleared with the Company’s general counsel (or his designee) with a justification provided for the proposed transaction. None of our officers engaged in such transactions in 2012.

Our insider trading policy also prohibits the holding by employees, officers and directors of Alpha securities in a margin account or pledging Alpha securities as collateral for a loan except in certain limited circumstances that must first be pre-cleared with the Company’s general counsel (or his designee). None of our officers engaged in such transactions in 2012.

Section 162(m) Deductibility

Section 162(m) of the Code provides that a publicly traded corporation may not deduct compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the three other highest compensated officers other than the chief financial officer (collectively, “covered employees”), unless such excess compensation is “performance-based” or otherwise excepted. Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-approved and objective. Awards under the AIB Plan as well as awards of performance share units are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

The compensation committee strives to provide the NEOs with compensation packages that will preserve the deductibility of significant components of those packages for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the compensation committee believes that stockholder interests are best served by not restricting the compensation committee’s discretion and flexibility in structuring, determining and ultimately approving payment with respect to these compensation programs, even if the programs or such decisions may result in certain non-deductible compensation.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussion with management, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Joel Richards, III, Chairman

Angelo C. Brismitzakis

E. Linn Draper, Jr.

Deborah M. Fretz

L. Patrick Hassey

Ted G. Wood

Compensation and Risk

The Company’s compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. The compensation committee retained Meridian to conduct a risk assessment of the Company’s incentive compensation plans. Based on its review of the risk assessment, a review of the Company’s internal controls and the risk mitigating components of the Company’s compensation programs, the compensation committee and management concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation program for our executives and other key employees includes the following features, which reduce incentives for excessive risk taking and mitigate incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix is heavily weighted towards long-term incentive compensation.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including EBITDA, ROIC, TSR and safety.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics.

•	Cap on Incentive Payouts: Payouts are capped at or less than 200% of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•

Stock Ownership Guidelines: As it relates to our executives, this policy requires our CEO to own equity in the Company of six times his salary and other executive officers to own equity of two to three times their respective salaries, and to retain this level of ownership throughout their tenure with the Company.

•

Clawback Provisions: Beginning in 2010, executive and other key employee incentive awards include “clawback” provisions that enable the Company to recoup payments made to them in certain circumstances as described under “— Compensation Discussion and Analysis.”

Summary Compensation Table

The following table shows compensation information for: (i) Alpha’s principal executive officer (Mr. Crutchfield), (ii) principal financial officer (Mr. Wood), (iii) the next three most highly compensated executives at fiscal year-end 2012 (Messrs. Vining, Cavatoni and Groves), and (vi) two additional individuals for whom disclosure would have been provided, but for the fact that the individuals were not serving as executive officers at the end of the last completed fiscal year (Messrs. Kost and McMillion).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Kevin S. Crutchfield	2012	1,070,385	—	4,435,362	523,710	—	163,911	6,193,368
Chairman and Chief Executive Officer	2011 2010	1,029,615 875,000	528,000 —	4,889,818 7,455,438	— 1,522,500	— —	273,902 127,809	6,721,335 9,980,747

Frank J. Wood	2012	467,077	—	1,368,681	142,830	245,367	78,065	2,302,020
Executive Vice President and Chief Financial Officer	2011	449,762	144,000	1,065,209	—	606,541	107,170	2,372,682
	2010	407,692	—	1,703,974	522,000	285,936	73,101	2,992,703

Paul H. Vining	2012	609,519	—	4,040,991	241,026	—	299,800	5,191,336
President	2011	333,077	168,000	1,849,714	—	—	232,197	2,582,988

Philip J. Cavatoni	2012	413,558	—	1,928,686	126,464	—	75,918	2,544,626
Executive Vice President and Chief Strategy Officer	2011	387,003	127,500	878,877	—	—	118,216	1,511,596
	2010	330,000	—	1,405,696	430,650	—	52,930	2,219,276

Vaughn R. Groves	2012	413,558	—	1,068,352	126,464	—	75,320	1,683,694
Executive Vice President, General Counsel and Secretary

Kurt D. Kost	2012	287,211	—	2,027,200	99,712	667,098	1,666,551	4,747,772
Former President	2011	635,963	243,000	2,127,191	—	820,144	155,867	3,982,165
	2010	575,865	—	3,369,748	884,790	368,807	321,338	5,520,548

Randy L. McMillion	2012	337,647	—	1,110,996	—	—	245,377	1,694,020
Former Executive Vice President — Business Excellence	2011	392,404	117,810	1,010,664	—	—	127,015	1,647,893
	2010	385,000	—	1,640,012	502,425	—	79,914	2,607,351

(1)	The values set forth in this column and this footnote reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). A discussion of the relevant assumptions made in the valuation of these awards is provided in the Form 10-K (Note 19). The amounts relating to the performance share units included in the table are based on the maximum number of performance share units (or 200%) for the 2010 awards and the target number of performance share units (or 100%) for the 2011 and 2012 awards, which may be earned under the awards once performance and service conditions have been satisfied. With respect to the performance share unit awards granted in 2012, the aggregate value at the grant dates of the awards assuming the performance conditions are achieved at maximum was $5,998,074 (Mr. Crutchfield), $1,432,617 (Mr. Wood), $2,744,030 (Mr. Vining), $1,268,457 (Mr. Cavatoni), $1,014,791 (Mr. Groves), and 2,820,543 (Mr. Kost).

(2)	Annual bonuses earned for 2012 based on performance against metrics described in “— Compensation Discussion and Analysis.”

(3)

Amounts in this column reflect the change in the actuarial present value of benefits under the Retirement Plan for Salaried Employees of Foundation Coal (the “Qualified Salaried Plan”) and Foundation Supplemental Executive Retirement Plan (the “SERP”). The following assumptions and data were used in calculating the change in the actuarial present value: (i) service and compensation through December 31,

2010 (because such plans were frozen effective December 31, 2010); (ii) a decrease in the discount rate from 4.46% to 3.85% and a one year reduction in the discount period used to determine the present value of the benefit; (iii) retirement at age 62, the earliest age benefits are unreduced; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of Code Section 417(e)(3) mortality with interest rate equal to discount rate and UP-84 Unisex mortality with 4.0% interest; and (vi) payment in the form of a lump sum. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.

For more information regarding the Qualified Salaried Plan and the SERP and the effect of the Foundation Merger upon participant benefits thereunder, see the Pension Benefits Table and “— Additional Information Regarding Our Pension Benefits Table.”

(4)	For 2012, perquisites and other items were as follows:

•

Mr. Crutchfield: (i) $22,500 — Company 401(k) contributions and match, (ii) $110,502 — Company contributions to the ANR DC Plan, (iii) $3,965 — supplemental disability insurance, (iv) $11,844 — vehicle allowance, (v) $5,100 — Company provided physical, and (vi) $10,000 — PAC Company matching contributions;

•

Mr. Wood: (i) $22,500 — Company 401(k) contributions and match, (ii) $36,764 — Company contributions to the ANR DC Plan, (iii) $3,701 — supplemental disability insurance, (iv) $5,100 — Company provided physical, and (v) $10,000 — PAC Company matching contributions;

•

Mr. Vining: (i) $22,500 — Company 401(k) contributions and match, (ii) $47,477 — Company contributions to the ANR DC Plan, (iii) $3,719 — supplemental disability insurance, (iv) $10,853 — vehicle allowance, (v) $205,251 relocation (including a $85,929 associated tax gross up), and (vi) $10,000 — PAC Company matching contributions;

•

Mr. Cavatoni: (i) $22,500 — Company 401(k) contributions and match, (ii) $22,002 — Company contributions to the ANR DC Plan, (iii) $3,072 — supplemental disability insurance, (iv) $11,844 — vehicle allowance, (v) $6,500 — Company provided physical, and (vi) $10,000 — PAC Company matching contributions;

•

Mr. Groves: (i) $22,500 — Company 401(k) contributions and match, (ii) $22,002 — Company contributions to the ANR DC Plan, (iii) $3,699 — supplemental disability insurance, (iv) $10,619 — vehicle allowance, (v) $6,500 — Company provided physical, and (vi) $10,000 — PAC Company matching contributions;

•

Mr. Kost*: (i) $22,500 — Company 401(k) contributions and match, (ii) $34,590 — Company contributions to the ANR DC Plan, (iii) $2,786 — supplemental disability insurance, (iv) $942,500 — severance pay, (v) $51,923 vacation payout, (vi) $6,500 — Company provided physical, (vii) $10,000 — PAC Company matching contributions, (viii) $581,158 — 2009, 2010, and 2011 time-based restricted stock unit awards vesting in connection with employment termination that occurred at a time he was already entitled to pro-rated retirement vesting under the terms of such awards (the amount vesting in connection with 2012 awards is included in the “Stock Awards” column), (ix) $10,691 Company paid health insurance premiums, and (x) $3,903 Company paid life insurance premiums; and

•

Mr. McMillion*: (i) $22,500 — Company 401(k) contributions and match, (ii) $17,114 — Company contributions to the ANR DC Plan, (iii) $4,376 — supplemental disability insurance, (iv) $11,994 — vehicle allowance, (v) $93,266 — severance pay, (vi) $21,523 vacation payout, (vii) $6,500 — Company provided physical, (viii) $10,000 — PAC Company matching contributions, and (ix) $58,104 — 2010 and 2011 time-based restricted stock unit awards vesting in connection with employment termination that occurred at a time he was already entitled to pro-rated retirement vesting under the terms of such awards (the amount vesting in connection with 2012 awards is included in the “Stock Awards” column).

*	The outstanding performance share unit awards, which also vested in connection with Messrs. Kost’s and McMillion’s terminations of employment, continue to be subject to achievement of the applicable performance goals and, at the time of their terminations, each of them was already entitled to pro-rated vesting under the terms of their awards. The compensation committee will not determine the achievement of the performance goals of these awards until after the applicable performance periods of such awards.

Grants of Plan-Based Awards in 2012

The following table sets forth each non-equity and equity incentive plan award made or approved by the compensation committee in 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin S. Crutchfield	—	343,750	1,320,000	2,640,000	—	—	—	—	—
	—	1,761,875	1,523,750	3,047,600	—	—	—	—	—
	3/13/2012	—	—	—	62,500	125,000	250,000	—	1,983,750
	3/13/2012	—	—	—	—	—	—	88,662	1,436,324
	5/17/2012	—	—	—	40,939	81,878	163,756	—	1,015,288

Frank J. Wood	—	150,000	360,000	720,000	—	—	—	—	—
	3/13/2012	—	—	—	22,568	45,136	90,272	—	716,308
	3/13/2012	—	—	—	—	—	—	19,344	313,373
	10/8/2012	—	—	—	—	—	—	50,000	339,000

Paul H. Vining	—	210,938	607,500	1,080,000	—	—	—	—	—
	—	321,563	643,125	1,286,250	—	—	—	—	—
	3/13/2012	—	—	—	27,152	54,304	108,608	—	861,806
	3/13/2012	—	—	—	—	—	—	23,271	376,990
	4/11/2012	—	—	—	—	—	—	17,634	257,985
	5/17/2012	—	—	—	20,573	41,146	82,292	—	510,210
	10/8/2012	—	—	—	—	—	—	300,000	2,034,000

Philip J. Cavatoni	—	132,813	318,750	637,500	—	—	—	—	—
	3/13/2012	—	—	—	19,982	39,964	79,928	—	634,229
	3/13/2012	—	—	—	—	—	—	17,127	277,457
	10/8/2012	—	—	—	—	—	—	150,000	1,017,000

Vaughn R. Groves	—	132,813	318,750	637,500	—	—	—	—	—
	3/13/2012	—	—	—	15,986	31,972	63,944	—	507,396
	3/13/2012	—	—	—	—	—	—	13,701	221,956
	10/8/2012	—	—	—	—	—	—	50,000	339,000

Kurt D. Kost	—	210,938	607,500	1,215,000	—	—	—	—	—
	3/13/2012	—	—	—	44,432	88,864	177,728	—	1,410,272
	3/13/2012	—	—	—	—	—	—	38,082	616,928

Randy L. McMillion	3/13/2012	—	—	—	—	—	—	68,580	1,110,996

(1)

The amounts relate to bonuses that were paid in 2013, if earned in 2012, under the AIB and performance incentive cash awards granted to Messrs. Crutchfield and Vining under the 2012 Long-Term Incentive Plan. The 2010 Long-Term Incentive Plan did not have a sufficient number of shares to grant Messrs. Crutchfield’s and Vining’s long-term incentive awards fully in stock awards and thus the compensation committee granted each of them performance incentive cash awards with the same performance metrics as the 2012 performance share unit awards. After the 2012 Long-Term Incentive Plan was approved by Alpha’s stockholders at the 2012 annual meeting of stockholders, the performance cash incentive awards were cancelled and they were each granted additional performance share unit awards on May 17, 2012.

(2)	This column shows the performance share unit awards granted in 2012 under the 2010 Long-Term Incentive Plan and the 2012 Long-Term Incentive Plan.

(3)	This column shows the number of shares of restricted stock units awarded in 2012 under the 2010 Long-Term Incentive Plan and the 2012 Long-Term Incentive Plan.

(4)	The grant date fair value calculations are computed in accordance with FASB ASC Topic 718 and disregarding any estimates of forfeitures. A discussion of the relevant assumptions made in the valuation of these awards is provided in the Form 10-K (Note 19). The amounts relating to the performance share units in this table are based on the target number of performance share units, which may be earned under the awards. For the value of the maximum number of performance share units, see footnote 1 of the Summary Compensation Table.

Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table

Third Amended and Restated Employment Agreement with Kevin S. Crutchfield

Our indirect wholly-owned subsidiary, Alpha Natural Resources Services, LLC, entered into a Third Amended and Restated Employment Agreement with Mr. Crutchfield (the “Crutchfield Employment Agreement”), in connection with his appointment to chief executive officer, which agreement became effective as of July 31, 2009. The agreement term automatically renews for successive annual terms unless terminated by Mr. Crutchfield or us in advance of the end of the initial term or any renewal term.

Pursuant to the Crutchfield Employment Agreement, Mr. Crutchfield is entitled to the following: (i) a minimum annual base salary of $875,000 (subject to increase, which then establishes the minimum base salary under the agreement, with his current salary being $1,045,000), (ii) an annual bonus with a minimum threshold pay-out opportunity of 50% of his then current base salary (which is currently 60%), a minimum target pay-out opportunity of 100% of his then current base salary (which is currently 120%), and a maximum bonus opportunity of not less than 200% of his then current base salary (which is currently 240%), based upon achievement of certain performance goals, (iii) participation in our long-term incentive plans, including equity incentive plans (provided that, to the extent the compensation committee awards regular cycle annual grants of equity securities to senior officers who report to Mr. Crutchfield, he will receive an equity grant which will be targeted at 150% of the highest number of such security granted to any such officers), (iv) four weeks of paid vacation, or such greater amount of vacation as may be determined in accordance with our vacation policy as in effect from time to time, (v) reimbursement of business expenses, and (vi) participation in our benefit plans on the same basis as other employees.

Mr. Crutchfield is also entitled to certain payments upon the occurrence of a change in control or certain employment termination events, including his resignation for good reason and termination without employer cause. These events and the related payouts to which Mr. Crutchfield may be entitled to are discussed under “— Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonus Plan.

For the 2012 plan year, the Company granted to certain NEOs, as well as other executive officers and key employees, annual incentive awards under the AIB Plan. If certain pre-approved performance goals are achieved, each NEO participant is eligible to receive a cash bonus based upon a percentage of their respective annual base salaries. Achievement of the goals was measured following the completion of the year and payment of any earned bonuses is made within the first quarter of the year following the measurement period. For additional information regarding the effect of employment termination or a change in control upon the awards, see “— Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Restricted Stock Units and Performance Awards.

The Company’s equity plans provide for a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other types of awards deemed by the compensation committee to be consistent with the purposes of the plan. All awards granted to the NEOs after the 2012 annual meeting of stockholders have been granted under the 2012 Long-Term Incentive Plan.

A mix of restricted stock units and performance awards were granted to our NEOs in 2012. These awards were made pursuant to award agreements. The restricted stock units vest over a three year period, with one third of the shares vesting on each of the first, second and third anniversaries of the applicable grant date. The performance awards will generally vest following a three year performance period, if the performance criteria underlying such awards have been satisfied. Additionally, in October 2012, the compensation committee approved the grant of retention restricted stock unit awards to the members of the CEO’s management committee, other than the CEO, which generally cliff vest on the third anniversary of grant. These awards are further described under “— Compensation Discussion and Analysis.” Please also see “— Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control” for a description of the circumstances under which these awards may accelerate and vest and/or be forfeited.

Perquisites and Other Benefits.

We offer certain limited perquisites and other benefits to our NEOs and certain other employees as described below:

Supplemental Disability Insurance (“SDIP”).

We pay the premiums for income protection insurance coverage for certain NEOs and selected Alpha key employees, which complements our current optional group long-term disability coverage for them by providing additional protection against the financial impacts of a disability. Under our optional long-term disability program, we and the employee equally split the premium cost and, to receive the SDIP benefit, an eligible employee does not have to be enrolled in the optional group long-term disability coverage. The SDIP provides a monthly benefit in the event of a disability, which, in concert with the optional long-term disability program, enables these employees to protect up to 60% of their total income, including base salary and eligible bonus compensation.

Vehicle Allowance.

Certain of our NEOs and other employees received a vehicle allowance benefit until it was discontinued in July 2012.

PAC Matching Contributions.

This program is described under “Corporate Governance and Related Matters — Additional Information Regarding Our Director Compensation Table” and has permitted our NEOs to make contributions to the Company’s PAC which provides a Company match of up to two times the maximum annual individual contribution amount ($5,000) to certain charitable organizations, including organizations recognized as tax-exempt organizations under Section 501(c)(3) of the Code.

Relocation Program.

This program is described under “— Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth the outstanding equity awards of our NEOs at December 31, 2012.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Kevin S. Crutchfield	33,950	19.00	2/13/2015	—	—	—	—
	—	—	—	119,650	1,165,391	125,278	1,220,208

Frank J. Wood	80,079	7.87	8/10/2014	—	—	—	—
	—	—	—	75,981	740,055	27,326	266,155

Paul H. Vining	—	—	—	353,924	3,447,220	54,658	532,364

Philip J. Cavatoni	—	—	—	172,797	1,683,043	23,908	232,864

Vaughn R. Groves	—	—	—	68,513	667,317	19,317	188,148

Kurt D. Kost	—	—	—	—	—	53,933	525,307

Randy L. McMillion	—	—	—	—	—	4,514	43,966

(1)	The exercisable portion of Mr. Crutchfield’s stock option award vested, in equal annual installments, on each February 14th of 2006, 2007, 2008, 2009 and 2010. Mr. Wood’s stock option award fully vested at the time of the Foundation Merger.

(2)	This column includes unvested restricted stock unit awards. Below is the vesting information for restricted stock units that are outstanding as of December 31, 2012.

Restricted Stock Units

Name	Vesting Date	Number of Shares	Awards
Kevin S. Crutchfield	1/7/2013	11,576	34,728
	1/7/2013	9,706
	1/7/2014	9,706	29,118
	3/13/2013	29,554
	3/13/2014	29,554
	3/13/2015	29,554	88,662

Frank J. Wood	1/7/2013	2,590	7,938
	1/7/2013	2,092
	1/7/2014	2,091	6,342
	3/13/2013	6,403
	3/13/2014	6,403
	3/13/2015	6,403	19,344
	10/8/2015	50,000	50,000

Paul H. Vining	5/9/2013	6,510
	5/9/2014	6,509	19,529
	3/13/2013	7,757
	3/13/2014	7,757
	3/13/2015	7,757	23,271
	4/11/2013	5,878
	4/11/2014	5,878
	4/11/2015	5,878	17,634
	10/8/2015	300,000	300,000

Philip J. Cavatoni	1/7/2013	2,182	6,546
	1/7/2013	1,744
	1/7/2014	1,744	5,232
	3/13/2013	5,709
	3/13/2014	5,709
	3/13/2015	5,709	17,127
	10/8/2015	150,000	150,000

Vaughn R. Groves	1/7/2013	1,852	5,556
	1/7/2013	1,480
	1/7/2014	1,480	4,440
	3/13/2013	4,567
	3/13/2014	4,567
	3/13/2015	4,567	13,701
	10/8/2015	50,000	50,000

(3)	These values were calculated based on a market price of $9.74 per share, the closing market price per share of Alpha’s common stock on December 31, 2012. In the case of the final column, the payout value reported is based on achieving performance goals at the threshold levels for each of the 2011 and 2012 performance share unit awards, respectively.

(4)	This column shows the number of unvested performance share units (for which the performance conditions have not been satisfied) as of December 31, 2012. The scheduled vesting date for the 2011 performance share unit awards is in the first quarter of 2014 and, in the case of the 2012 performance share unit awards, in the first quarter of 2015, assuming, in both cases, the achievement of performance objectives. The performance share unit amounts presented for the 2011 and 2012 performance share unit awards are based on achieving performance goals at threshold (50%). The table below sets forth the number of performance share units granted in 2011 and 2012, respectively, at the levels described in the preceding sentence.

Name	2011	2012
Kevin S. Crutchfield	21,839	103,439
Frank J. Wood	4,758	22,568
Paul H. Vining	6,933	47,725
Philip J. Cavatoni	3,926	19,982
Vaughn R. Groves	3,331	15,986
Kurt D. Kost	9,501	44,432
Randy L. McMillion	4,514	—

Option Exercises and Stock Vested in 2012

This table shows the value (before applicable state and federal income taxes) of our NEOs’ stock options which were exercised, or for stock awards that vested, during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin S. Crutchfield	—	—	208,463	3,761,837
Frank J. Wood	—	—	51,138	633,551
Paul H. Vining	—	—	6,510	90,684
Philip J. Cavatoni	—	—	73,755	1,525,841
Vaughn R. Groves	—	—	42,400	809,810
Kurt D. Kost	—	—	134,013	1,792,423
Randy L. McMillion	—	—	151,483	2,174,338

(1)	The value realized upon vesting of restricted stock, restricted stock unit, and 2009 performance share unit awards, with a performance period from January 1, 2009 through December 31, 2011 but vested and paid out on February 22, 2012, was determined by multiplying the number of shares of stock or units by the closing market price of our common stock on the vesting date.

Pension Benefits in 2012

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including the tax-qualified defined benefit plan and the SERP, but excluding defined contribution plans.

	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit*(2) ($)	Payments During Last Fiscal Year ($)
Kevin S. Crutchfield	Qualified	—	—	—
	SERP	—	—	—

Frank J. Wood	Qualified	31.583	$1,267,767	—
	SERP(1)	1.417	$943,972	—

Paul H. Vining	Qualified	—	—	—
	SERP	—	—	—

Philip J. Cavatoni	Qualified	—	—	—
	SERP	—	—	—

Vaughn R. Groves	Qualified	—	—	—
	SERP	—	—	—

Kurt D. Kost	Qualified	30.500	—	$1,285,840
	SERP(1)	1.417	—	$1,730,345

Randy L. McMillion	Qualified	—	—	—
	SERP	—	—	—

*	Estimates shown as of fiscal year-end (December 31, 2012).

(1)	SERP benefits accrued prior to July 30, 2004 were cashed out prior to 2009 due to a previous change in control. SERP benefits accrued during the period August 1, 2004 through July 31, 2009 were cashed out in 2009 due to a subsequent change in control. SERP service represents the period after July 31, 2009.

(2)	The following assumptions and data were used in calculating the actuarial present value of accumulated benefits under the Qualified Salaried Plan and the SERP: (i) service and compensation through December 31, 2010; (ii) a discount rate of 3.85%; (iii) retirement at age 62; (iv) no pre-retirement mortality; (v) post-retirement mortality and interest based on the better of Code Section 417(e)(3) mortality with an interest rate equal to the discount rate and UP-84 Unisex mortality with 4.0% interest; and (vi) a lump sum election. Lump sum benefits are available, on a reduced basis, as early as age 55 if the participant has 10 or more years of service.

Additional Information Regarding Our Pension Benefits Table

Retirement Plan for Salaried Employees of Foundation Coal Corporation (the “Qualified Salaried Plan”).

The Qualified Salaried Plan was established by Foundation prior to the Foundation Merger to provide retirement benefits to eligible employees of the Company and certain subsidiaries and affiliates that elected to participate in the Qualified Salaried Plan. For purposes of this section, participating employers will be collectively referred to hereinafter as the “Company.” The Qualified Salaried Plan is a qualified defined benefit plan that provides for retirement benefits based on a participant’s years of service, compensation and social security benefits. Generally all salaried employees of the Company who are paid on the United States payroll and who were hired or transferred to an eligible status before January 1, 2009 are eligible to participate in the Qualified Salaried Plan. The Qualified Salaried Plan was frozen effective December 31, 2010 and no new or additional benefits will accrue for any participant after December 31, 2010 under any provision of the plan.

Normal Retirement Benefit.

A participant who retires on or after attaining age 65, or if later, the fifth anniversary of commencing participation in the Qualified Salaried Plan (“normal retirement age”), is eligible for a normal retirement benefit, which generally will commence on the first day of the following month. For employees retiring on or after January 1, 2009, the normal retirement benefit is a single life annuity payable monthly and is determined in accordance with the following formula: (i) 1.7% of the participant’s final average compensation (defined below) determined as of the December 31st prior to retirement (but no later than December 31, 2010), multiplied by the number of full and fractional years of benefit service determined as of the December 31st prior to retirement (but no later than December 31, 2010); minus (ii) 1.1% of the participant’s social security offset (defined below) multiplied by the number of full and fractional years of benefit service determined as of the December 31st prior to retirement (but no later than December 31, 2010).

The term “final average compensation” means the average of compensation (defined below) over the five full consecutive calendar years during the last ten years of service (but determined no later than December 31, 2010) that yields the highest average.

The term “compensation” means the participant’s base salary, overtime, and certain bonuses paid during the year, up to the maximum annual compensation limit, which is established by the Internal Revenue Service ($245,000 for 2010).

A participant’s “social security offset” is determined by multiplying the participant’s highest average annual compensation for any consecutive 3-year period during the last ten years of employment (but determined no later than December 31, 2010) (up to a maximum of the covered compensation (defined below) amount) by 50% for participants born before 1938, 47% for participants born after 1937 and before 1955, and 44% for participants born after 1954.

The term “covered compensation” means an amount, which is annually adjusted (for periods prior to January 1, 2011), equal to the average of the annual maximum social security taxable wage bases for the 35-year period ending with the last day of the calendar year preceding the calendar year in which the participant attains (or will attain) his or her social security normal retirement age (i.e., age 65 if born before 1938, age 66 if born after 1937 but before 1955, age 67 if born after 1954). Covered compensation will not be adjusted to reflect any changes in the social security taxable wage bases that become effective after December 31, 2010.

Normal Retirement Benefit for Certain Former AMAX Inc. Employees.

The normal retirement benefit for a participant who was employed by AMAX Inc. on November 15, 1993, and became an employee of Cyprus Amax Minerals Company as a result of the merger of Cyprus Minerals Company and AMAX Inc. (“Former AMAX Employee”) is the greater of (1) the normal retirement benefit calculated under the terms of the Qualified Salaried Plan (as described above) taking into account all of the participant’s benefit service, including benefit service under the Retirement Plan for Salaried Employees of AMAX and its Subsidiaries (“AMAX Salaried Pension”), or (2) the normal retirement benefit under the AMAX Salaried Pension as of December 31, 1993; reduced by (a) the amount payable under the group annuity contract purchased in connection with the termination of the AMAX Retirement Plan for Salaried Employees in 1991 (“Terminated AMAX Plan Annuity”), and (b) the annual benefit which is the actuarial equivalent of the participant’s account balance under the AMAX Inc. Defined Contribution Pension Plan for Salaried Employees as of December 31, 1993.

The predecessor plan liability for the Former AMAX Employees’ accrued benefits under the AMAX Salaried Pension was transferred to an insurance carrier (Met Life) as of December 31, 1993. To the extent a participant’s accrued benefit is attributable to the normal retirement benefit under the AMAX Salaried Pension as of December 31, 1993, it remains subject to certain provisions of the AMAX Salaried Pension including, but not limited to, early retirement and optional forms of payment.

Mr. Wood is a Former AMAX Employee and his normal retirement benefit under the Qualified Salaried Plan is determined in accordance with the special provisions described above for Former AMAX Employees.

Late Retirement Benefit.

If a participant continues to work after attaining normal retirement age, the participant will be eligible for a late retirement benefit, which generally will commence on the first day of the month following actual retirement. The late retirement benefit is determined in the same manner as the normal retirement benefit, using all of the participant’s credited service and compensation earned as of the actual retirement date (but determined no later than December 31, 2010).

Early Retirement Benefit.

A participant, who retires on or after attaining early retirement age, but before attaining normal retirement age, is entitled to an early retirement benefit. A participant attains early retirement age on the later of the date on which the participant attains age 55 or completes ten years of vesting service. A participant’s early retirement benefit is determined by first calculating his or her normal retirement benefit based on the participant’s compensation and years of benefit service earned through the date of actual retirement (but determined no later than December 31, 2010). This amount is then reduced to reflect the participant’s age when benefit payments begin. A participant may elect to have the early retirement benefit begin on the first day of the month after retirement or may elect to delay the start of the early retirement benefit until any later month, but no later than the participant’s normal retirement age. If a participant elects to have the early retirement benefits begin before normal retirement age, the participant’s benefit will be reduced by 5% for each full year (or 0.4167% per month) prior to age 62 that the benefit payments begin.

Mr. Wood is eligible for early retirement benefits under the Qualified Salaried Plan as of December 31, 2012.

Vested Deferred Retirement Benefit.

If a participant terminates employment after completing five years of vesting service, but before meeting the eligibility requirements for any other plan benefits (e.g., early or normal retirement), the participant is eligible for a vested deferred retirement benefit. The vested deferred retirement benefit is determined in the same manner as the normal retirement benefit, but is based on the participant’s compensation, benefit service and benefit formula in effect at the time of the participant’s termination of employment (but determined no later than December 31, 2010). The vested deferred retirement benefit generally is payable at the participant’s normal retirement age. However, if a participant has completed at least ten years of vesting service at the time of his or her termination of employment, the participant may elect to have the payment of the vested deferred retirement benefit commence at any time after the participant attains age 55. If a participant makes this election, the participant’s payments will be actuarially reduced to reflect the longer period of time over which they will be made.

Disability Retirement Benefit.

A participant who terminates employment on account of a total disability may be eligible to receive a disability retirement benefit from the plan. A disability retirement benefit is determined based on the participant’s compensation and social security offset which is in effect on the first day of the month coincident with or following the month in which Company-sponsored long-term disability benefits (“LTD”) commence (but determined no later than December 31, 2010). For this purpose, benefit service will include periods during which LTD is being paid for any such periods before January 1, 2011. A participant’s disability retirement benefits generally will commence when the participant attains normal retirement age. However, if the participant has completed at least ten years of vesting service, the participant may elect to have disability retirement benefits commence as early as age 55. If a participant elects to have disability retirement benefits commence before age 62, the participant’s benefits will be reduced by 5% for each year prior to age 62 that benefit payments commence.

The term “total disability” means any total and permanent disability for which a participant is eligible for and receiving benefits under LTD. For this purpose, a total and permanent disability generally is defined as a physical or mental condition that renders a participant incapable of either continuing employment with the Company or engaging in any occupation or employment for remuneration and which is not the result of criminal activity.

Form of Benefit Payments.

Unless a participant elects an optional form of payment, a participant’s benefit under the Qualified Salaried Plan will be paid in the form of a single life annuity if the participant is not married when payments commence, or in the form of an actuarially equivalent 50% joint and survivor annuity (with the participant’s spouse as the joint annuitant) if the participant is married when payments commence. Alternatively, a participant (with spousal consent, if applicable) can elect to receive his or her benefit under one of the following actuarially equivalent optional forms or payment: (i) single life annuity, (ii) 75% joint and survivor annuity, (iii) 100% joint and survivor annuity, and (iv) single lump sum payment.

Supplemental Executive Retirement Plan (SERP).

The SERP is a nonqualified, unfunded deferred compensation plan established by Foundation prior to the Foundation Merger. It is maintained for the benefit of eligible employees under the Qualified Salaried Plan, whose compensation and benefits exceed the limits imposed by sections 401(a)(17) and/or 415 of the Code. The purpose of the SERP is to assist the Company in retaining and attracting key executives and select employees by providing retirement benefits that are not restricted by the artificial limits imposed by the Code. In connection with the freezing of the Qualified Salaried Plan, the SERP was also frozen effective December 31, 2010 and no new or additional benefits will accrue for any participant after December 31, 2010 under any provision of the SERP.

The supplemental benefit provided under the SERP is determined under the following formula: (i) the participant’s vested benefit that would have been payable under the Qualified Salaried Plan (a) had the limitations of Code sections 415 and 401(a)(17) not been applied, and (b) had any compensation, included in the year of deferral, which is deferred under any deferred compensation plan sponsored by the Company been included in the participant’s compensation for purposes of the Qualified Salaried Plan; minus (ii) the participant’s vested benefit payable under the Qualified Salaried Plan, minus (iii) the participant’s supplemental benefit under the RAG American Coal Supplemental Executive Retirement Plan, if any; and minus (iv) any supplemental benefit previously paid from the SERP.

A participant’s supplemental benefit under the SERP generally is paid in an actuarial equivalent (using the actuarial assumptions specified in the Qualified Salaried Plan) single lump sum payment on the later of: (1) the six month anniversary of the date following the participant’s separation from service with the Company, or (2) the date the participant is first eligible for either early retirement or normal retirement benefits under the Qualified Salaried Plan. In the event of a change in control (as specifically defined in the SERP), a participant may be entitled to a change in control supplemental benefit equal to the actuarial equivalent of the participant’s supplemental benefit amount, if any, determined as though the participant experienced a separation from service on the date the change in control is deemed to have occurred. Any change in control supplemental benefit would be paid in a single lump sum payment within 90 days after the date the change in control occurs.

Messrs. Wood and Kost received supplemental benefits under the SERP in connection with the Foundation Merger, which the committee administering the SERP determined constituted a change in control under the terms of the SERP.

Nonqualified Deferred Compensation in 2012

The following table sets forth information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End(5) ($)
Kevin S. Crutchfield	63,935	110,502	79,909	—	940,657
Frank J. Wood	46,708	36,764	(208,178)	429,119	256,313
Paul H. Vining	41,181	47,477	2,362	—	101,926
Philip J. Cavatoni	16,886	22,002	9,118	—	159,459
Vaughn R. Groves	13,371	22,002	7,715	—	255,233
Kurt D. Kost	8,616	34,590	(412,482)	1,087,955	—
Randy L. McMillion	8,950	17,114	24,882	—	260,092

(1)	The amount in this column reflects the amount contributed by the NEOs into their accounts under the ANR DC Plan, which includes amounts reflected in the “Salary” column of the 2012 row of the Summary Compensation Table. For Messrs. Crutchfield, Wood, Vining, Cavatoni, Groves, Kost and McMillion, the salary amounts were $42,815, $46,708, $24,381, $4,136, $8,271, $8,616 and $3,377, respectively.

(2)	Our 2012 contributions under the ANR DC Plan are also included in the “All Other Compensation” column of the Summary Compensation Table for each NEO.

(3)	This column reflects earnings and losses (including interest, dividends, market or stock appreciation or depreciation). Since earnings are not “above market” or preferential, the earnings are not reported in the Summary Compensation Table.

(4)	This column reflects the value of the settlement and distribution of the restricted stock units and cash units that vested in connection with the Foundation Merger of Messrs. Wood and Kost in the amounts of $329,116 and $616,681 and $100,003 and $187,349, respectively. This column also includes nonqualified deferred compensation distributions for Mr. Kost totaling $283,925.

(5)	This column includes executives’ contributions and our contributions, which are also included in the 2012, 2011 and 2010 rows, as applicable, of the “Salary,” “Bonus” and “All Other Compensation” columns of the Summary Compensation Table.

Additional Information Regarding Our Nonqualified Deferred Compensation Plan Table

Alpha Natural Resources, Inc. and its Subsidiaries Deferred Compensation Plan.

The Foundation Coal Deferred Compensation Plan (“FC DC Plan”) was frozen effective December 31, 2010 and merged with and into the ANR DC Plan. The benefits that accrued, but were not paid, under the FC DC Plan as of December 31, 2010, are benefits payable under the ANR DC Plan as of January 1, 2011. In addition, certain changes to the ANR DC Plan became effective on January 1, 2011, in order to consolidate the nonqualified deferred compensation arrangements and provide a single benefit structure for all eligible participants.

The ANR DC Plan is a nonqualified, unfunded deferred compensation plan maintained by the Company for the purpose of providing retirement benefits to a select group of management and highly compensated employees of the Company and any participating affiliates through a combination of deemed employer and employee deferrals. Only those employees who are specifically designated by the compensation committee (or its designee) are eligible to participate.

Under the ANR DC Plan:

•	Participants may defer up to the following amounts:

—	35% of their base salary

—	100% of their “annual bonus,” which means the annual cash bonus a participant earns for a particular calendar year under the AIB Plan (or any successor plan thereto)

—	35% of other eligible compensation

•

The Company will make an annual contribution of 100% of the amount of eligible compensation deferred by the participant in the prior calendar year, not to exceed 6% of total annual compensation for the preceding calendar year, in excess of the compensation limits established by the Internal Revenue Service relating to tax-qualified pension or profit sharing plans for the year, plus any discretionary contributions as determined by the compensation committee.

•	Generally, any Company contributions will be 100% vested at all times.

The benefit provided under the ANR DC Plan equals the deferrals and supplemental retirement contributions credited to the participant’s account under the plan, if any, as adjusted for deemed earnings and losses. The deemed earnings and losses equal the earnings and losses (including, without limitation, interest, dividends, market appreciation or depreciation) that would have accrued if the participant’s account had been invested in the investment options designated by the participant from among the deemed investment options available under the plan.

The balance in a participant’s account becomes distributable upon the six-month anniversary of a participant’s separation from service. Each year, the participant can irrevocably elect to receive the distribution of his or her ANR DC Plan deferrals and employer contributions for the following year in the form of either a single payment or approximately equal annual installments over a ten-year period (or 15-year period for the portion of his or her account attributable to employer contributions).

Notwithstanding the foregoing, with respect to the portion of a participant’s account that is attributable to the FC DC Plan, the balance of such portion becomes distributable upon the participant’s separation from service or, if earlier, a change in control. Such portion generally is distributed (or begins to be distributed) within 30 days following the first business day of the calendar year immediately following the calendar year in which the applicable distribution event occurs. At the time of the participant’s initial deferral election under the FC DC Plan, the participant irrevocably elected to receive the distribution of such portion in the form of either a single payment or approximately equal annual installments over a five-year period.

Potential Payments Upon Termination or Change in Control

The following tables set forth information concerning the change in control and severance payments to be made to each of our NEOs in connection with a change in control or termination of employment, presuming a termination or change in control date of December 31, 2012 and a valuation of our common stock based on its closing market price on December 31, 2012 of $9.74 per share. The analysis below assumes that each executive will take all action necessary or appropriate for such executive to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs are set forth in “— Compensation Discussion and Analysis” and “— Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table.”

The payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including those set forth in the Pension Benefits Table and Nonqualified Deferred Compensation Table, and any stock options vested as of December 31, 2012 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End 2012 Table).

The definitions of terms used in the agreements, plans and arrangements described below are set forth in “Definitions” under “— Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.”

Mr. Crutchfield

The Crutchfield Employment Agreement (the “Employment Agreement”) provides that, in the event of a change in control, Mr. Crutchfield will receive a lump-sum cash payment equal to his pro-rata target bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by the Company prior to the change in control.

Under the Employment Agreement, if Mr. Crutchfield retires, elects not to renew the term of his agreement or voluntarily terminates (other than for good reason), or is terminated by the Company for employer cause, he will be entitled, subject to his execution of a release, to the following: (i) any accrued amounts owing to him; (ii) vested amounts under the ANR DC Plan; (iii) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan; and (iv) such other amounts as determined by the compensation committee or board. Additionally, if Mr. Crutchfield resigns and the Company elects to impose the non-competition and non-solicitation covenants of his agreement upon him, the Company must pay him two and one-half times his base salary and target bonus for that year.

If Mr. Crutchfield’s employment terminates due to permanent disability or death, he (or his estate) will be entitled to the following: (i) any accrued amounts owing to him; (ii) vested amounts under the ANR DC Plan; (iii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by the Company; and (iv) if applicable, retiree medical benefits under the Company’s retiree medical benefit plan.

If Mr. Crutchfield resigns for good reason or the Company terminates his employment without employer cause (including by not renewing the term of his Employment Agreement), he will be entitled, subject to his execution of a release, to the following: (i) two times his base salary and target bonus; (ii) a lump sum payment of his pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation based on the portion of the year in which he was employed by the Company; provided, that such payment will continue to be subject to the attainment of performance goals as specified in the applicable plan; (iii) any accrued amounts owing to him and any vested amounts under the ANR DC Plan; and (iv) certain medical, life and welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months).

If Mr. Crutchfield’s employment is terminated by him during the 90 days prior to, or on or within one year after, a change in control for good reason or by the Company other than for (x) employer cause, (y) death or (z) permanent disability, he will be entitled, subject to his execution of a release, to the following: (i) a lump sum payment equal to three times his base salary and target bonus; (ii) a lump sum payment of his pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which he was employed by the Company; (iii) any accrued amounts owing to him and any vested amounts under the ANR DC Plan; (iv) certain medical, life and other welfare benefits until the earlier to occur of: (x) his reaching the age of 65, (y) his obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period (generally 18 months); (v) if applicable, a cash payment equal to the difference between the present value of any accrued pension benefits under the Company’s pension plans and the present value of the accrued pension benefits to which he would have been entitled to under the pension plans if he had continued participation in those plans for the 24-month period after the effective date of his termination; and (vi) a cash payment of $15,000 to cover outplacement assistance services.

In addition, in the event Mr. Crutchfield’s employment is terminated by the Company without cause, due to death or permanent disability, by him for good reason, or involuntarily in connection with a change in control, any unvested portion of equity awards granted to him by the Company will vest in full and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the two-year anniversary of his employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

In the event that any payments or distributions to Mr. Crutchfield would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Employment Agreement obligates the Company (subject to certain exceptions) to pay his additional tax gross-up payment such that the net amount retained by him, after deduction of any excise tax imposed under Section 4999 of the Code and any taxes imposed upon the gross-up payment itself, is equal to the amount that would have been payable or distributable to him if such payments or distributions did not constitute excess parachute payments.

Under the terms of the Employment Agreement, Mr. Crutchfield has also agreed to certain confidentiality, non-competition and non-solicitation obligations. These provisions essentially provide that (i) during the term of his employment and thereafter, he must keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, and our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, he will not (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engage in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, stockholder, employee or consultant, or otherwise, within the territory designated in the agreement, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the designated territory to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, has made an acquisition proposal relating to the possible acquisition of such business, or has planned, discussed or contemplated making such an acquisition proposal.

Kevin S. Crutchfield

	Retirement ($)	Voluntary Termination(1) and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(2) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—	—	4,730,000		7,095,000		—		—
Pro-Rata Bonus	—	—	523,710		1,320,000		1,320,000		1,320,000
CIC Bonus Payment	—	—	—		1,320,000		—		—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	—	—	1,165,391		1,165,391		1,165,391		1,165,391
Performance Share Units — Unvested & Accelerated	—	—	2,440,415	(3)	2,440,415	(3)	2,440,415	(3)	2,440,415	(3)
Benefits and Perquisites
Health & Dental Insurance(4)	—	—	28,212		28,212		—		—
Supplemental Disability	—	—	—		—		—		1,045,000	(5)
Life Insurance	—	—	6,696	(6)	6,696	(6)	—		—
Outplacement	—	—	—		15,000		—		—
Total	—	—	8,894,424		13,390,714		4,925,806		5,970,806

(1)	If Mr. Crutchfield had voluntarily resigned on December 31, 2012, we would have had the option, in the Company’s discretion, to exercise our rights under his Employment Agreement to subject him to the non-solicitation and non-competition provisions set forth therein. This table assumes that the Company would not exercise that option. If, however, we had determined to do so on December 31, 2012, we would have been required to pay Mr. Crutchfield $5,912,500 in accordance with the terms of his agreement.

(2)	Additionally, upon a change in control, Mr. Crutchfield will receive, regardless of employment termination, a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by Alpha prior to the change in control. The amount is reflected in this column.

(3)	The amounts reflect an assumption that performance was achieved at the target award level for the 2011 and 2012 awards and that no payout was earned for the 2010 award (which is the case). If the 2010 performance share units had been deemed earned at target in connection with a qualifying termination at December 31, 2012, the value would have been $507,396.

(4)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2013 COBRA rates which are adjusted for expected increases in 2013. For 2014, the adjustment for the expected increase is 8% for medical/vision and 5% for dental.

(5)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Crutchfield would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(6)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

Messrs. Wood, Vining, Cavatoni and Groves

Messrs. Wood, Vining, Cavatoni and Groves are each participants in the Separation Plan.

The Separation Plan provides that in the event of a change in control, participants will be entitled to receive a lump-sum cash payment equal to such participant’s pro-rata target annual bonus for the year in which the change in control occurs. Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event a participant’s employment is terminated by us without cause or by a participant for good reason prior to the 90 days preceding a change in control, the participant will be entitled to receive the following: (i) his or her base salary and target bonus multiplied by the applicable benefit factor (in the case of each of Messrs. Wood, Cavatoni and Groves, such factor is one and one-half, and in the case of Mr. Vining, such factor is two); (ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on the portion of the year in which such participant was employed by us; provided, however, that the payments will continue to be subject to the attainment of the applicable performance goals, (iii) any accrued base salary and other amounts accrued and/or owing to such participant; (iv) certain health and life benefits until the earlier to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period; (v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled to under the pension plans if he had continued participation in those plans for the applicable service period (in the case of each of Messrs. Wood, Vining, Cavatoni and Groves, such period is 18 months) after the employment termination date; and (vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

Contingent upon the participant’s execution of a general release, non-disparagement and non-competition agreement, in the event the participant’s employment is terminated by us without cause or by the participant for good reason during the 90 days prior to, or on or within one year after a change in control, the participant will be entitled to receive the following: (i) his base salary and target bonus multiplied by the applicable benefit factor (in the case of Messrs. Wood, Cavatoni and Groves, such factor is two and in the case of Mr. Vining, two and one-half); (ii) a pro-rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on target levels set for such bonuses and the portion of the year in which such participant was employed by us; (iii) any accrued base salary and other amounts accrued and/or owing to such participant; (iv) certain health and life benefits until the earliest to occur of: (x) such participant reaching the age of 65, (y) such participant obtaining substantially similar benefits from another employer, or (z) the expiration of the COBRA continuation period; (v) a cash payment equal to the difference between the present value of any accrued pension benefits under our pension plans and the present value of the accrued pension benefits to which such participant would have been entitled under the pension plans if he had continued participation in those plans for the applicable service period (in the case of each of Messrs. Wood, Vining, Cavatoni and Groves, such period is 24 months) after the employment termination date; and (vi) a cash payment of $15,000 to cover outplacement assistance services and other expenses associated with seeking another position.

All of the above payments are generally required to be made, in lump sum, no later than 60 days after the employment termination date.

The Separation Plan also provides that in the event of a termination of a participant’s employment with us under the circumstances described above, any unvested portion of equity awards granted to any participant by us, after the effective date of the plan, will vest in full (with certain exceptions) and, in the case of stock options, such options will remain exercisable until the earlier to occur of the expiration of the applicable option term or the one year anniversary of the employment termination date; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of performance goals.

Under the terms of the Separation Plan, Messrs. Wood, Vining, Cavatoni and Groves and other participants must agree, prior to their receipt of any payments or benefits thereunder, to execute a general release, non-disparagement and non-competition agreement. These provisions essentially provide that: (i) each of Messrs. Wood, Vining, Cavatoni and Groves will keep all non-public business information, including information relating to the business, financial condition and strategic options, and trade secrets regarding Alpha, our affiliates and subsidiaries, confidential and (ii) for a period of one year following his employment by us, Messrs. Wood, Vining, Cavatoni and Groves will not (A) engage in any line of business, property or project which is, directly or indirectly, competitive with any business that we or our affiliates or subsidiaries engage in or is planning to engage in during the term of employment, whether as an associate, officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant, or otherwise, within the contiguous United States, (B) solicit or induce any employee to interfere with our business or operations or to leave us or any of our affiliates or subsidiaries, (C) influence or attempt to influence our customers, distributors or suppliers to divert their business from us or any of our affiliates or subsidiaries or (D) acquire or attempt to acquire any business in the contiguous United States to which we or any of our affiliates or subsidiaries, prior to the termination of the term of employment, have made an acquisition proposal relating to the possible acquisition of such business, or have planned, discussed or contemplated making such an acquisition proposal.

Frank J. Wood

	Retirement ($)		Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(1) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—		—	1,224,000		1,632,000		—		—
Pro-Rata Bonus	142,830		—	142,830		360,000		142,830		142,830
CIC Bonus Payment	—		—	—		360,000		—		—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	97,327		—	740,055		740,055		124,383		124,383
Performance Share Units — Unvested & Accelerated	208,332	(2)	—	532,310	(2)	532,310	(2)	208,332	(2)	208,332	(2)
Benefits and Perquisites
Health & Dental Insurance(3)	—		—	9,760		9,760		—		—
Supplemental Disability	—		—	—		—		—		456,000	(4)
Life Insurance	—		—	3,053	(5)	3,053	(5)	—		—
Outplacement	—		—	15,000		15,000		—		—
Total	448,489		—	2,667,008		3,652,178		475,545		931,545

(1)	Additionally, upon a change in control, Mr. Wood would receive a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by us prior to the change in control. The amount is reflected in this column.

(2)	The amounts reflect an assumption that performance was achieved at the target award level for the 2011 and 2012 awards and that no payout was earned for the 2010 award (which is the case). If the 2010 performance share units had been deemed earned at target in connection with a qualifying termination at December 31, 2012, the value would have been $115,964.

(3)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2013 COBRA rates which are adjusted for expected increases in 2014. For 2014, the adjustment for the expected increase is 8% for medical/vision and 5% for dental.

(4)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Wood would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(5)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

Paul H. Vining

	Retirement ($)	Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(1) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—	—	2,497,500		3,121,875		—		—
Pro-Rata Bonus	—	—	241,026		607,500		241,026		241,026
CIC Bonus Payment	—	—	—		607,500		—		—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	—	—	3,447,223		3,447,223		324,093		324,093
Performance Share Units — Unvested & Accelerated	—	—	1,064,728	(2)	1,064,728	(2)	381,168	(2)	381,168	(2)
Benefits and Perquisites	—
Health & Dental Insurance(3)	—	—	28,493		28,493		—		—
Supplemental Disability	—	—	—		—		—		641,500	(4)
Life Insurance	—	—	4,295	(5)	4,295	(5)	—		—
Outplacement	—	—	15,000		15,000		—		—
Total	—	—	7,298,265		8,896,614		946,287		1,587,787

(1)	Additionally, upon a change in control, Mr. Vining would receive, regardless of employment termination, a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by Alpha prior to the change in control. This amount is reflected in this column.

(2)	The amounts reflect an assumption that performance was achieved at the target award level for the 2011 and 2012 awards.

(3)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2013 COBRA rates which are adjusted for expected increases in 2014. For 2014, the adjustment for the expected increase is 8% for medical/vision, and 5% for dental.

(4)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Vining would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(5)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

Philip J. Cavatoni

	Retirement ($)	Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(1) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—	—	1,083,750		1,445,000		—		—
Pro-Rata Bonus	—	—	126,464		318,750		126,464		126,464
CIC Bonus Payment	—	—	—		318,750		—		—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	—	—	1,683,043		1,683,043		165,238		165,238
Performance Share Units — Unvested & Accelerated	—	—	465,728	(2)	465,728	(2)	180,735	(2)	180,735	(2)
Benefits and Perquisites	—
Health & Dental Insurance(3)	—	—	28,493		28,493		—		—
Supplemental Disability	—	—	—		—		—		404,000	(4)
Life Insurance	—	—	2,705	(5)	2,705	(5)	—		—
Outplacement	—	—	15,000		15,000		—		—
Total	—	—	3,405,183		4,277,469		472,437		876,437

(1)	Additionally, upon a change in control, Mr. Cavatoni would receive, regardless of employment termination, a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by Alpha prior to the change in control. This amount is reflected in this column.

(2)	The amounts reflect an assumption that performance was achieved at the target award level for the 2011 and 2012 awards and that no payout was earned for the 2010 award (which is the case). If the 2010 performance share units had been deemed earned at target in connection with a qualifying termination at December 31, 2012, the value would have been $95,666.

(3)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2012 COBRA rates which are adjusted for expected increases in 2014. For 2014, the adjustment for the expected increase is 8% for medical/vision, and 5% for dental.

(4)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Cavatoni would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(5)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

Vaughn R. Groves

	Retirement ($)	Voluntary Termination and Termination for Cause ($)	Termination without Cause or for Good Reason ($)		Termination in Connection with a Change on Control(1) ($)		Death ($)		Disability ($)
Compensation
Cash Severance	—	—	1,083,750		1,445,000		—		—
Pro-Rata Bonus	—	—	126,464		318,750		126,464		126,464
CIC Bonus Payment	—	—	—		318,750		—		—
Long Term Incentives
Restricted Stock Units — Unvested & Accelerated	—	—	667,317		667,317		96,374		96,374
Performance Share Units — Unvested & Accelerated	—	—	376,295	(2)	376,295	(2)	147,061	(2)	147,061	(2)
Benefits and Perquisites	—
Health & Dental Insurance(3)	—	—	28,212		28,212		—		—
Supplemental Disability	—	—	—		—		—		404,000	(4)
Life Insurance	—	—	2,705	(5)	2,705	(5)	—		—
Outplacement	—	—	15,000		15,000		—		—
Total	—	—	2,299,743		3,172,029		369,899		773,899

(1)	Additionally, upon a change in control, Mr. Groves would receive, regardless of employment termination, a pro-rata change in control bonus for the year in which the change in control occurs, which is based on the portion of the year that he was employed by Alpha prior to the change in control. This amount is reflected in this column.

(2)	The amounts reflect an assumption that performance was achieved at the target award level for the 2011 and 2012 awards and that no payout was earned for the 2010 award (which is the case). If the 2010 performance share units had been deemed earned at target in connection with a qualifying termination at December 31, 2012, the value would have been $81,173.

(3)	“Health & Dental” benefit expense reflects cumulative COBRA costs for the applicable continuation period based on 2013 COBRA rates which are adjusted for expected increases in 2014. For 2014, the adjustment for the expected increase is 8% for medical/vision, and 5% for dental.

(4)	This amount represents the expected cumulative monthly benefit payments (to be paid by the issuing insurance company), for the maximum duration under the terms of the policy. The maximum duration is based on the age of the insured as of the date of disability, such that Mr. Groves would be entitled to receive benefits until age 65 (should he remain disabled until such age).

(5)	Life insurance expense represents the sum of monthly premiums to be paid by the Company.

Kurt D. Kost

As described in “— Compensation Discussion and Analysis,” Mr. Kost’s employment was terminated in May 2012 and, as a result, he became entitled to certain severance payments and benefits under his employment agreement with Alpha. Subject to his compliance with the agreement, including, without limitation, the non-competition and non-solicitation provisions contained therein, Mr. Kost became entitled to the following: (i) cash severance in the aggregate amount of approximately $2,565,000, (ii) vested in his 2012 AIB award at a pro-rata level, subject to attainment of 2012 performance goals, which award was deemed earned based on performance against the applicable goals and he was paid $99,712, (iii) vested in his outstanding performance share unit awards, at a time he was already entitled to pro-rated retirement vesting under the terms of such awards, which continue to be subject to attainment of the goals and had an aggregate value of $1,130,436 assuming target award pay-outs as of the termination date (excluding the 2010 performance share units which were not earned), (iv) vested in his restricted stock unit awards at a time he was already entitled to pro-rated retirement vesting under the terms of such awards and which had an aggregate value of $980,257 on the termination date, and (v) up to 18 months of continued health and life insurance valued at approximately $36,033 assuming he receives such benefits for the full 18-month period.

Randy L. McMillion

As described in “— Compensation Discussion and Analysis,” Mr. McMillion’s employment with Alpha terminated in November 2012. In connection with his termination of employment and subject to his compliance with the agreement, including, without limitation, the non-competition and non-solicitation provisions contained therein, Mr. McMillion became entitled to the following: (i) cash severance in the aggregate amount of approximately $373,065, (ii) vested in his outstanding performance share unit awards, at a time he was already entitled to pro-rated retirement vesting under the terms of such awards, which continue to be subject to attainment of the goals and had an aggregate value of $79,988, assuming target award pay-outs as of the termination date (excluding the 2010 performance share units which were not earned), and (iii) vested in his restricted stock unit awards at a time he was already entitled to pro-rated retirement vesting under the terms of such awards and which had an aggregate value of $665,723 on the termination date.

Additional Information Regarding the Tables Relating to Potential Payments Upon Employment Termination or Change in Control.

The following narrative provides additional information of the plans, arrangements, and agreements that relate to the potential payments set forth in the tables above. The definitions of terms used in such plans, arrangements and agreements are set forth below under “— Definitions.”

AIB Termination Provisions.

Unless otherwise determined by the compensation committee or as otherwise provided in a Company plan applicable to a participant or any agreement between the participant and the Company, participants who terminate employment prior to the end of the performance period of any award for any reason other than as described below, will forfeit their respective rights to payment for such award. The AIB provides that if a participant’s employment is terminated prior to the end of the performance period by reason of death, retirement or total and permanent disability, the participant’s AIB award will be prorated to reflect the period of service during the one-year performance period of the award prior to the termination. If the participant’s employment is involuntarily terminated by Alpha other than for cause during the 90 days prior to, or on or within one year after a change of control, the award will be deemed earned at a target level. If the participant’s employment is involuntarily terminated by Alpha other than for cause (and not in conjunction with a change of control as described in the preceding sentence), the participant’s AIB award will be prorated to reflect the period of service during the performance period of the award prior to such participant’s employment termination.

Vesting Provisions Regarding Performance Share Units, Restricted Stock and Restricted Stock Unit Awards.

As discussed more fully under “— Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table,” Alpha’s equity plans provide for the grant of a variety of awards, including non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, dividend equivalents, performance-based awards and other stock-based awards.

With respect to performance share unit awards, except as otherwise provided in another Company plan or agreement, in the event of a participant’s employment termination during the applicable performance period, other than as set forth below, or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any performance share units, whether earned or unearned, will automatically be cancelled and forfeited in their entirety. Generally, if, during the performance period, the participant ceases to be employed by us as a result of the participant’s permanent disability or death, by reason of retirement, or the participant’s employment is terminated by us other than for cause, the participant will be entitled to receive a prorated portion of the shares earned pursuant to the performance share unit award, determined at the end of the performance period based on the ratio of the number of complete months the participant is employed or serves during the performance period to the total number of months in the performance period. Performance share units will not automatically vest in the event of a change of control but must be coupled with the participant’s involuntary termination of employment other than for cause (i) within the 90-day period immediately preceding the change of control, or (ii) prior to the end of the performance period and on or within the one year period following such change of control, in which case the performance share units underlying such award will vest and be paid out at a target award level.

With respect to restricted stock unit awards, except as otherwise provided in another Company plan or agreement, in the event a participant’s employment is terminated, other than as set forth below, or the participant breaches certain confidentiality covenants set forth in the award agreement, any unvested restricted stock units will be automatically forfeited. Generally, in the event a participant’s employment is terminated due to normal retirement or dissolution or liquidation of Alpha or the participant’s employer, all unvested restricted stock units will automatically vest. In the event of a participant’s early retirement, or termination due to death or disability, any unvested restricted stock units will vest based on the ratio of the number of complete months the participant is employed or serves with Alpha during the vesting period to the total number of months in the vesting period. If a participant’s employment is involuntarily terminated by us other than for cause, then the employee will be treated as if he or she was employed with the Company for an additional three months. In the event of a change of control and the participant is involuntarily terminated other than for cause (i) within the 90-day period immediately preceding the change of control, or (ii) on or within the one year period following such change of control, the restricted stock units underlying such award will automatically vest.

With respect to retention restricted stock unit awards, except as otherwise provided in another Company plan or agreement, in the event of a participant’s employment termination (including for cause, due to retirement or resignation), other than as set forth below, or the participant’s breach of certain confidentiality covenants set forth in the award agreement, any unvested retention restricted stock units will be automatically forfeited. Generally, in the event of a participant’s death or permanent disability, all unvested retention restricted stock units will vest based on the ratio of the number of complete months the participant is employed or serves with Alpha during the vesting period to the total number of complete months in the vesting period. If we terminate a participant’s employment without cause, then the number of units that are vested will be calculated as if the participant had been employed with us for an additional three months. If a participant’s employment is involuntarily terminated without cause during the 90-day period immediately prior to the occurrence of a change of control or on or within the one-year period immediately following a change of control, all unvested retention restricted stock units will automatically vest.

Definitions.

For purposes of the above-described agreements, plans and arrangements, the following definitions apply:

1. Cause

Cause is defined in the restricted stock unit agreements, performance share unit award agreements and the AIB to mean Employer Cause as set forth in any employment agreement between the participant and Alpha or, in the absence of such an agreement, (i) Cause as defined by Alpha’s plans applicable to the participant or employment policies in effect at the time of the participant’s termination of employment and/or (ii) violation of Alpha’s Code of Ethics, in the case of the restricted stock unit award agreements.

Under the terms of the Employment Agreement and the Separation Plan, Employer Cause means termination of employment by Alpha for any of the following reasons: (i) employee’s gross negligence or willful misconduct in the performance of the duties and services required of him, (ii) employee’s final conviction of, or plea of guilty or nolo contendere to, a felony or his engaging in fraudulent or criminal activity relating to the scope of his employment (whether or not prosecuted), (iii) a material violation of our Code of Ethics, (iv) any continuing or repeated failure to perform the duties as requested in writing by the employee’s supervisor(s) or the board after employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, (v) the conviction (or commission in the case of the Separation Plan) of a felony or crime involving moral turpitude, (vi) conduct which brings Alpha and/or any of its affiliates or subsidiaries into public disgrace or disrepute in any material respect and (vii) with respect to Mr. Crutchfield, his material breach of any material provision of his Employment Agreement, provided that he has received written notice from Alpha and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. In all other cases, “cause” shall be as defined by our employment policies in effect at the time of termination.

2. Change of Control and Change in Control

Change in Control is defined in the Employment Agreement and the Separation Plan to mean the occurrence of any of the following: (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of our assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of our outstanding common stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (v) a contested election of directors, as a result of which or in connection with which the persons who were our directors before such election or their nominees cease to constitute a majority of our board.

Change of Control is generally defined in the restricted stock unit award agreements, performance share unit award agreements and the AIB to mean (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of Alpha’s assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), or (iv) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the board.

3. Disability, Permanent Disability and Total and Permanent Disability

Disability is defined in the Separation Plan, and Permanent Disability is defined in the Employment Agreement and the performance share unit award agreements to mean the employee’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by Alpha.

Permanent Disability is defined in the restricted stock unit award agreements to mean the participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer.

Total and Permanent Disability is defined in the AIB to mean: (i) if the participant is insured under a long-term disability insurance policy or plan which is paid for by Alpha, the participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the participant shall be considered to be totally disabled as determined by the compensation committee.

4. Good Reason

Good Reason is defined in the Employment Agreement to mean a termination of employment as a result of the occurrence, without the executive’s written consent, of one of the following events: (i) a material reduction in his (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting him and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide him with the opportunity to materially participate in any material equity-based plans on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in his position, authority, duties or responsibilities, caused by Alpha, which results in a significant diminution in his position, authority, duties or responsibilities, including without limitation, him being required to report to any person other than the board of directors, except in connection with a termination of his employment with Alpha for permanent disability, employer cause, death or temporarily as a result of his incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of his office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation has a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole, thereby causing a material adverse change in the conditions under which he performs services.

Good Reason is defined in our Separation Plan to mean a termination of employment by an employee because of: (i) a material reduction in employee’s (1) annual base salary or (2) target bonus opportunity (unless such reduction in (1) and/or (2) relates to an across-the-board reduction similarly affecting the employee and all or substantially all other executives of Alpha and its affiliates and subsidiaries), (ii) a failure to provide employee with the opportunity to materially participate in any material equity-based plans of the Company and its affiliates on a similar basis to those of other similarly situated Alpha executives; (iii) a material adverse change in an employee’s scope of duties or responsibilities, caused by Alpha, which results in a significant diminution in employee’s scope of duties or responsibilities, except in connection with (A) a reassignment to a new job position, or (B) a termination of the employee’s employment with the Company for disability, cause, death, or temporarily as a result of employee’s incapacity or other absence for an extended period, (iv) a relocation of our principal place of business or of our executive’s office to a location that increases his normal work commute by more than 50 miles, or (v) any illegal activity or material violation of governmental laws, rules or regulations by Alpha or our board in connection with Alpha or any of its affiliates or subsidiaries; provided, that such illegal activity or material violation has a material adverse effect on Alpha and its affiliates or subsidiaries, taken as a whole, thereby causing a material adverse change in the conditions under which he performs services).

5. Retirement, Early Retirement and Normal Retirement

Under the terms of the Employment Agreement, retirement means the employee’s retirement at or after normal retirement age (either voluntarily or pursuant to Alpha’s retirement policy).

Under the terms of the AIB, retirement means (i) the date a participant reaches the age of 62 with ten years of service, (2) the date the participant reaches the age of 65 or (3) a combination of age and years of service which equals 80 (for example, a participant who reaches the age of 50 with 30 years of service.

Under the terms of the performance share unit award agreements, retirement means (i) the date the participant reaches the age of 62 with ten years of service, (ii) the date the participant reaches the age of 65, or (iii) a combination of age and years of service which equals 80.

Under the terms of the restricted stock unit award agreements, early retirement is defined to mean a combination of age and years of service which equals 80, and normal retirement is defined to mean (i) the date the participant reaches the age of 62 with ten years of service or (ii) the date the participant reaches the age of 65.

PROPOSAL 2 — APPROVAL OF THE AMENDED AND RESTATED ANNUAL

INCENTIVE BONUS PLAN

The second proposal item to be voted on is the approval of the Amended and Restated Annual Incentive Bonus Plan.

You are being asked to approve the Amended and Restated Annual Incentive Bonus Plan (the “AIB Plan”) to allow the AIB Plan to provide for performance incentives in a manner that preserves, for tax purposes, Alpha’s ability to deduct the compensation awarded under the AIB Plan. The AIB Plan is an amendment and restatement of Alpha’s 2008 Annual Incentive Bonus Plan. Under the AIB Plan, the compensation committee or the chief executive officer (solely with respect to non-executive officer participants) is authorized to award annual incentive compensation that is conditioned upon achievement of performance goals. The AIB Plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code and related Internal Revenue Service regulations, and is being submitted for stockholder approval at the Annual Meeting primarily to continue to satisfy such requirements.

The amounts and benefits to be paid under the AIB Plan are not determinable at this time since such amounts and benefits, if any, are wholly dependent upon the achievement of annual performance goals the achievement of which will not be determined until the first quarter of 2014. For a description of the performance goals applicable to 2013 AIB Plan awards, see “Executive Compensation — Compensation Discussion and Analysis.”

The material terms of the AIB Plan are described below and the AIB Plan is attached to this proxy statement as Appendix A. To the extent this summary description differs from the AIB Plan attached as Appendix A, the text of the AIB Plan governs the terms and provisions of the AIB Plan. Because our executive officers are eligible to receive awards under the AIB Plan, they may be deemed to have a personal interest in the approval of this proposal by the Company’s stockholders. If approved, the AIB Plan will be amended principally as follows: (i) to expand the list of performance measures that may be used in connection with awards that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code; (ii) to include a provision relating to awards granted under the AIB Plan being subject to a clawback policy when adopted by the Company; (iii) to increase the maximum amount that may be paid under the AIB Plan to any participant for any given year; (iv) to expressly delegate authority to the chief executive officer to determine the terms and conditions of awards made to non-executive officer participants in the AIB Plan; and (v) other administration-related changes.

The purpose of the AIB Plan is to advance the interests of Alpha and its stockholders by providing incentives to key employees and officers with significant responsibility for achieving performance goals critical to Alpha’s success and growth (approximately 150 participants). The AIB Plan is designed to: (i) promote the attainment of Alpha’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to Alpha’s long-term success.

Officers and key employees of the Company shall be eligible to participate in the AIB Plan. No employee shall have the right to participate in the AIB Plan, and participation in the AIB Plan in any one performance period does not entitle an individual to participate in the future.

The AIB Plan is administered by the compensation committee with respect to awards to be granted to the Company’s executive officers and by the chief executive officer with respect to awards to be granted to other participants thereunder (as applicable, the “Plan Administrator”). The AIB Plan provides performance-based cash incentive compensation to employees and officers based on their service to Alpha, and their performance and other factors with respect to a performance period. The Plan Administrator has authority and discretion under the AIB Plan to determine eligibility for participation in the AIB Plan; to make awards under the AIB Plan; establish the terms and conditions of such awards, including specifying the performance goals and performance measures applicable to each award; and to determine whether the performance goals applicable to any performance measures for any awards have been achieved. The AIB Plan has a maximum limit of $15 million (increased from $10 million) that may be paid to any individual for any one calendar year period under the plan. The AIB Plan may from time to time be amended, suspended or terminated, in whole or in part. No amendment or termination of the AIB Plan, without the consent of a participant, may materially adversely affect the rights of a participant to any payments that have been determined by the Plan Administrator to be due and owing to such participant under the plan. Additionally, no amendment that requires stockholder approval in order for the AIB Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.

The AIB Plan includes the following performance measures (including variations thereof): cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives; and any combination of any of the foregoing. To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Plan Administrator may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Plan Administrator, to exclude or include the effect of specified events that occur during a performance period, including the following: (i) the impairment of tangible or intangible assets; (ii) asset write-downs; (iii) litigation or claim judgments or settlements; (iv) acquisitions or divestitures; (v) gains or losses on the sale of assets; (vi) foreign exchange gains and/or losses; (vii) changes in tax law, accounting principles or other such laws or provisions affecting reported results; (viii) business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; (ix) currency fluctuations; and (x) any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in Alpha’s annual report for the applicable period. The Plan Administrator believes that the performance measures provide it flexibility to make awards that reward achievement of Alpha’s strategic goals and are consistent with the compensation philosophy discussed in “Executive Compensation — Compensation Discussion and Analysis.”

The Plan Administrator, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a participant of a specified annual performance rating, the continued employment by the participant and/or the achievement of specified performance goals by the Company, business unit or participant. Furthermore and notwithstanding any provision of the AIB Plan to the contrary, the Plan Administrator may reduce the amount of any award to a participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Plan Administrator deems relevant. Notwithstanding any provision of the AIB Plan to the contrary, the Plan Administrator may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

A participant generally will not recognize income upon the grant of an award. Upon payment of the award, a participant will recognize ordinary income in an amount equal to the cash received. When the participant recognizes ordinary income upon payment of an award, Alpha will generally be entitled to a tax deduction on the same amount.

As described in “Executive Compensation — Compensation Discussion and Analysis,” with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our chief executive officer and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. If our stockholders approve the AIB Plan, we believe that certain awards granted to covered employees under the AIB Plan will satisfy the requirements of qualified performance-based compensation and therefore we will be entitled to a deduction with respect to such awards. The Plan Administrator strives to grant certain awards that will preserve deductibility to the extent reasonably practicable and to the extent consistent with its compensation objectives. However, the Plan Administrator believes that stockholder interests are best served by not restricting the Plan Administrator’s discretion and flexibility in structuring, determining and ultimately approving payment with respect to its awards to employees, even if the programs or such decisions may result in certain non-deductible compensation.

In addition, if a change of control of Alpha causes awards under the AIB Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

The benefits provided under the AIB Plan are intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and will be construed accordingly. Notwithstanding any provision of the AIB Plan to the contrary, if any benefit provided under the AIB Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the AIB Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

In the event the AIB Plan is not approved by stockholders at the Annual Meeting, the 2008 Annual Incentive Bonus Plan effective immediately prior to the vote will remain in effect.

For awards paid under the AIB Plan, the Plan Administrator may, to the extent permitted by governing law, require reimbursement of cash compensation paid to certain participants under the AIB Plan where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the SEC, which restatement occurs no more than three years from the date of such payment, where the Plan Administrator reasonably determines that any employee engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to participants based upon the restated financial results; provided, however, that the Plan Administrator reserves the discretion to determine that a participant shall not be subject to this provision; or (ii) the participant engaged in ethical misconduct in violation of the Code of Ethics, which the Plan Administrator reasonably determines caused material business or reputational harm to the Company. Notwithstanding the foregoing, any award granted under the AIB Plan which is or becomes subject to recovery under any Company policy adopted after the date of this Annual Meeting and required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy. In the event awards granted under this AIB Plan become subject to such policy, then the clawback requirement set forth in (i) above will no longer apply to awards granted under the AIB Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND

RESTATED ANNUAL INCENTIVE BONUS PLAN

PROPOSAL 3 — APPROVAL OF THE AMENDED AND RESTATED 2012 LONG-TERM

INCENTIVE PLAN

The third proposal item to be voted on is the approval of the Amended and Restated 2012 Long-Term Incentive Plan.

Purpose of the Amended and Restated 2012 Long-Term Incentive Plan

The board of directors has concluded that the adoption of the Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”) is necessary in order to maintain the availability of equity incentive awards for Alpha’s employees and other individuals who perform services for the Company by primarily increasing the number of shares authorized for issuance under the Plan. Long-term incentives are an essential component of Alpha’s overall compensation for key employees and are intended to support talent attraction and retention, link pay and performance, drive the achievement of long-term business objectives and align participants’ interests with our stockholders’ interests. As an insufficient number of shares remain available for future awards to key employees and other individuals that perform services for the Company (as described below), the Board is recommending that the Company’s stockholders approve the Plan. If approved, the Plan would primarily be amended to increase the maximum aggregate number of shares of Alpha common stock which will be available for issuance under the Plan, increase the annual cap applicable to performance awards (denominated in shares) that are granted in any fiscal year to a participant, add an aggregate annual cap applicable to awards granted to a non-employee director of the board of 50,000 shares, permit shares used in connection with the payment of withholding taxes to be available for issuance under the Plan, provide the compensation committee more flexibility in connection with determining the terms of awards by removing minimum vesting schedules applicable to restricted stock, restricted stock units, performance grants, and other share-based awards and to increase the compensation committee’s flexibility to amend the vesting and exercise terms of awards in accordance with the terms of the Plan.

Based on an analysis of leading proxy advisory firms’ policies on equity-based compensation plans, the use of a commercial modeling tool to assist us in determining an appropriate number of shares to be available for issuance under the Plan, our understanding of some of our largest institutional investors’ proxy voting guidelines on stock plan proposals and an understanding of the importance of long-term incentives in supporting the key objectives of Alpha’s compensation program, management recommended, and the board approved, among other changes, the proposed increase of 3.6 million shares to the Plan, which represented approximately 1.6% of our outstanding common stock as of February 22, 2013. This increase in the number of shares available for issuance under the Plan would have had a value of approximately $31,212,000 based on the closing market price of Alpha’s common stock on that date.

Description of the Amended and Restated 2012 Long-Term Incentive Plan

We propose stockholder approval of the Plan. The complete text of the Plan (as described below) is attached as Appendix B to this proxy statement. To the extent this summary description differs from the Plan attached as Appendix B, the text of the Plan governs the terms and provisions of the Plan.

Our Plan is designed to advance our interests and those of our stockholders by providing incentives to certain employees and individuals who perform services for us. The Plan will be administered by our compensation committee, which will have, among other authority, the power to select the eligible persons to be granted awards under the plan, to determine the type, size, terms and conditions of any awards that have been granted, to determine the time when awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of awards to eligible persons located outside the United States, and to prescribe the form of the agreements evidencing awards made under this plan.

Our compensation committee will also be authorized to interpret the Plan and the awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, including the reconciliation of any defect, omission or inconsistency in the Plan or in any award made under the Plan. Our compensation committee may also, in its sole discretion, determine whether a participant has terminated employment with, or the performance of services for, us and the effect, if any, such termination shall have on any award granted under the Plan.

Any awards made under the Plan will be at the discretion of our compensation committee. It is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future. Because our executive officers and directors will be eligible to receive awards under the Plan, they may be deemed to have a personal interest in the adoption of this proposal. In the event the Plan is not approved by stockholders at the Annual Meeting, the 2012 Long-Term Incentive Plan effective immediately prior to the vote will remain in effect.

Updated Equity Plan Information. The table below provides updated information about our common stock subject to equity compensation plans as of February 28, 2013.

Total as of February 28, 2013
Shares Available for Future Awards under Equity Plans	857,346
Shares Subject to Outstanding Stock Options	999,782
Weighted Average Exercise Price	$21.68
Weighted Average Remaining Term (in years)	3.34
Shares Subject to Outstanding Full Value Awards	8,911,859

Types of Awards. The Plan will consist of the following components, each of which may be granted alone or in any combination thereof: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance grants and (vi) other share-based awards deemed by the compensation committee, in its discretion, to be consistent with the purposes of the Plan.

Participation. Consistent with the purposes of the Plan, the compensation committee will have the power to select the persons who may participate in this Plan and may grant awards under the Plan to full- or part-time employees or other individuals who perform services for the Company or a parent, subsidiary or affiliate, including, without limitation, directors who are not employees and consultants and independent contractors who perform services for the Company or a parent, subsidiary or affiliate. There are approximately 145 participants in the Plan composed of current and former employees and non-employee directors.

Maximum Number of Shares that May be Issued/Award Limitations. The maximum aggregate number of common shares which will be available for issuance under awards granted under the Plan, including incentive stock options, shall be increased from 6,400,000 to 10,000,000 plus the number of shares of Alpha common stock that are represented by restricted stock unit and performance awards which previously have been granted and are outstanding under the 2010 Long-Term Incentive Plan as of May 17, 2012 that result from the expiration or lapse of such awards, are forfeited or cancelled, or result from such awards being settled without the delivery of the full number of shares of Alpha common stock underlying such awards or are settled for cash, at any time after May 17, 2012. Pursuant to the terms of the Plan and subject to possible adjustments provided for in the Plan, no eligible person may receive in any one fiscal year under the Plan: (i) stock options or stock appreciation rights for more than 750,000 common shares; (ii) performance grants (denominated in shares) for more than 1,500,000 shares (increased from 1,000,000); and (iii) performance grants (denominated in cash) for more than $10,000,000. In addition, pursuant to the terms of the Plan and subject to possible adjustments provided for in the Plan, no non-employee director of the Board may receive in any one fiscal year in excess of 50,000 shares of Alpha common stock subject to awards granted under the Plan. If any award is forfeited or cancelled, or terminates unexercised, or if any award is otherwise settled without the delivery of the full number of shares of common stock underlying the award (including in connection with the payment of withholding taxes), then such shares of common stock shall be, or become available for issuance under the Plan; provided, however, that shares (i) delivered in payment of the exercise price of a stock option or (ii) not issued upon settlement of stock appreciation rights, shall not become available again for issuance under the Plan. To the extent that any awards are paid in cash, and not in shares, such awards shall not count against the aggregate share limit under the Plan.

Stock Options. Our Plan will permit the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of stock; provided that incentive stock options may only be granted to eligible persons who are our employees or employees of any parent or subsidiary of the Company within the meaning of Code Sections 424(e) and (f), including a subsidiary which becomes such after adoption of the Plan. Our compensation committee will determine the number of shares which are to be subject to each stock option and will establish the exercise price at the time each option is granted. The Plan provides that the option exercise price for each share covered by an option, including incentive and non-qualified stock options, will not be less than the fair market value of a share of Alpha common stock on the date the option is granted and that the term of the option may not exceed ten years from the grant date. The aggregate fair market value of shares relating to an incentive stock option exercisable for the first time by an employee during any calendar year may not exceed $100,000 or such other amount as specified by the Code. In the case of stock options granted to an employee who owns more than ten percent of the voting power of all classes of Company stock or that of any parent or subsidiary of the Company, the exercise price shall not be less than 110% of the fair market value of a share of common stock on the grant date, and the term of the option may not exceed five years from the grant date.

Stock Appreciation Rights. An award of stock appreciation rights will entitle the holder to exercise such award and to receive, without payment to the Company, the number of shares having an aggregate value equal to the excess of the fair market value of one share of Alpha common stock, at the time of such exercise, over the exercise price, times the number of shares of Alpha common stock subject to the award, or portion thereof, that is so exercised. Stock appreciation rights will have an exercise price of no less than the fair market value of shares covered by the right on the date of grant and will not be exercisable after the expiration of ten years from the date they are granted. The terms of a stock appreciation right may provide that it will be deemed to have been exercised at the close of business on the business day preceding the expiration date of the stock appreciation right, or such other date as specified by the compensation committee, if at such time such stock appreciation right has a positive value.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may also be granted under our Plan. A recipient of restricted stock will have the right to vote such shares and to receive dividends or other distributions made or paid with respect to such shares. The compensation committee may also grant associated awards of dividend equivalents to recipients of restricted stock units.

Performance Grants. Our compensation committee may grant performance grants to eligible persons in the form of cash, shares or, except as otherwise provided in the Plan, any other form of award issuable under the Plan (or any combination thereof). The compensation committee will have the authority to determine the value of any performance grant to be awarded, the performance period, and the performance criteria to be satisfied within the award period. In relation to any performance grant, the performance period may consist of one or more calendar years or other period for which performance is being measured. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, as specified by the compensation committee.

With respect to awards that are intended to be performance-based under Section 162(m) of the Code, our compensation committee will establish written objective performance goals for each performance period relating to one or more of the following performance measures: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

For performance grants intended to be performance-based compensation under Section 162(m) of the Code and to the extent consistent with Section 162(m) of the Code, our compensation committee may determine that certain adjustments will apply, in whole or in part, to exclude or include the effect of specified events that occur during a performance period, including the following: the impairment of tangible or intangible assets, asset write-downs, litigation or claim judgments or settlements, acquisitions or divestitures, gains and/or losses on the sale of assets, foreign exchange gains and/or losses, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives, currency fluctuations, and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements or notes thereto appearing in the Company’s annual report for the applicable period.

In addition, the compensation committee may, in its sole discretion, establish additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance grant and may also retain the discretion to reduce the amount of a performance grant to an eligible person if it concludes that such reduction is necessary or appropriate.

Other Share-Based Awards. Other share-based awards may also be granted under the Plan. An “Other Share-Based Award” consists of any right that is not an award described above; and an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by our compensation committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable award agreement, the committee will determine the terms and conditions of any such Other Share-Based Award.

Section 409A. To the extent any awards under our Plan are subject to Section 409A of the Code, it is intended that the award will be designed, administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto, as more fully described in the Plan.

Transferability. No awards granted under the Plan or any right thereto will be assignable or transferable by a participant except by will or by the laws of descent and distribution; provided, however, the compensation committee may permit a transfer to a “permitted transferee,” as provided in the Plan.

Deferred Payment of Awards. The payment of awards granted pursuant to the Plan may, in certain instances, be deferred until a later date, at the compensation committee’s sole discretion, in accordance with the provisions of Section 409A of the Code, and the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral will be permitted with respect to stock options or stock appreciation rights.

Amendment or Substitution of Awards. Our compensation committee may amend or modify any outstanding award granted under our Plan in its discretion in any manner that it deems appropriate in accordance with the terms of the Plan (which section is amended to eliminate a share limit in this regard). No such amendments or acceleration shall adversely affect in a material manner any right of a participant under an award without his or her written consent. Notwithstanding, our compensation committee will be authorized to modify, amend or terminate any or all of the provisions of an award to the extent necessary to conform the provisions of the award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination will adversely affect the rights of a participant. Except as otherwise provided in the Plan, our compensation committee may also, in its discretion, permit award holders to surrender outstanding awards in order to exercise or realize the rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards under the plan.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares, other Alpha securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Alpha common stock or other Alpha securities, or similar transaction(s)), the terms of outstanding stock options or stock appreciation rights may not be amended to reduce the exercise price of such outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without obtaining stockholder approval.

Dilution and Other Adjustments. In the event a dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, shares, other securities of the Company or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Alpha common stock or other Alpha securities, issuance of warrants or other rights to purchase shares or other Alpha securities or other similar corporate transaction or event affects the shares of the Company such that the compensation committee determines that an adjustment is necessary to prevent dilution of the outstanding shares or enlargement of the benefits or potential benefits intended to be made under the Plan, then the compensation committee will have the authority to make certain equitable adjustments to the Plan and awards made thereunder, including the authority to adjust the aggregate and/or individual maximum number of shares that may be granted under the plan, the number of shares or other Alpha securities subject to outstanding awards, the grant or exercise price with respect to any outstanding award, and any applicable performance goals with respect to awards. In addition, the compensation committee may, if deemed appropriate, in its discretion, determine that in connection with any merger, consolidation, sale of all or substantially all of the Company’s assets, change in control or dissolution, liquidation or any other transaction or event having a similar effect to any of the foregoing, (i) provide for an equivalent award or substitute award in respect of the surviving entity of any transaction; (ii) upon advance notice to the affected participants, cancel any outstanding stock options or stock appreciation rights and pay to the holders in cash, stock, or other property (including the property, if any, payable in such transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the shares of Alpha common stock covered by the award, based on the price per share received or to be received by other stockholders of Alpha in such a transaction or such other value as determined by the compensation committee, over the exercise price of the award, or (iii) make provision for a cash payment or payment of other property (including the property, if any, payable in the transaction) to the holder of any other outstanding award in settlement of such award, provided that, in the case of stock options and stock appreciation rights with an exercise price that equals or exceeds the price paid for a share in connection with the applicable transaction, the compensation committee may cancel the stock options or stock appreciation rights without payment or consideration therefor. Any such termination, adjustment or other action taken by the compensation committee will be final, conclusive and binding for all purposes of the Plan.

Clawback Provision. Notwithstanding the foregoing, any award granted under the Plan which is or becomes subject to recovery under any Company policy adopted after the date of this Annual Meeting and required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “clawback policy”). Upon the adoption of such clawback policy, the compensation committee is granted the authority, in its discretion, to amend and/or terminate any similar recoupment and clawback provisions in outstanding awards which are inconsistent with, similar to, or duplicative of, such clawback policy.

Plan Amendment or Suspension. The Plan may be amended or suspended, in whole or in part, at any time from time to time by the compensation committee; provided, however, that no such change or amendment shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement or other applicable law for which the compensation committee deems it necessary or desirable to qualify or comply; and provided further that no amendment to the Plan will adversely affect in a material manner any right of any participant with respect to any award previously granted without such participant’s written consent, except where such amendment is necessary to conform the provisions of the award to Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto.

Plan Termination. The Plan will terminate upon the earlier of the following dates or events to occur: (i) upon the adoption of a resolution of the board terminating the Plan; or (ii) May 22, 2023, subject to approval of the Plan by the stockholders at the Annual Meeting. If the Plan, as amended and restated, is not so approved at the Annual Meeting, then the Plan as in effect immediately prior to such Annual Meeting shall remain in effect.

Federal Tax Consequences. The following is a brief summary of the principal United States federal income tax consequences applicable to our Plan participants and us, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitutes tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under our Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). Our Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Incentive Stock Options.

Options issued under our Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and we will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least two years from the date the option was granted and at least one year from the date the option was exercised. If this holding period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price limited, however, to the gain on sale. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount.

Nonqualified Stock Options and Stock Appreciation Rights.

An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation income only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the sum of the exercise price plus the amount, if any, paid by the optionee for the nonqualified stock option. The

Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised, and long-term if the common stock was held more than 12 months as of the sale date.

Stock appreciation rights are treated very similarly to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right will not normally recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: the cash received upon the exercise; or if common stock is received upon the exercise of the stock appreciation right, the fair market value of the common stock received. The Company will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

Restricted Stock.

A participant that receives a restricted stock award under our Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor are we entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will realize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date (less the amount, if any, paid for the stock). The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period.

Restricted Stock Units.

Under current tax law, a participant who receives restricted stock units will not recognize taxable income for federal income tax purposes until the common stock underlying the restricted stock units is actually issued to the participant. Upon issuance of common stock, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common stock received, and we will be entitled to a corresponding deduction. If the participant is an employee, the participant will be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though none of the common stock underlying the restricted stock units is issued at that time. However, no additional Social Security or Medicare taxes will be due when the common stock subject to the vested restricted stock units is subsequently issued (even if that the market value of the common stock has increased).

Performance Grants.

A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance grant, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance grant is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, we will generally be entitled to a tax deduction in the same amount.

Unrestricted Stock.

The tax consequences of receiving common stock pursuant to a stock award under our Plan is similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize ordinary income equal to the fair market value of the common stock received less any amount paid for common stock.

Limitations on the Company’s Deductions; Consequences of Change of Control.

As described in “Executive Compensation — Compensation Discussion and Analysis,” with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our chief executive officer and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. We believe that certain awards granted to covered employees under the Plan will satisfy the requirements of qualified performance-based compensation and therefore we will be entitled to a deduction with respect to such awards. The compensation committee strives to grant certain awards that will preserve deductibility to the extent reasonably practicable and to the extent consistent with its compensation objectives. However, the compensation committee believes that stockholder interests are best served by not restricting the compensation committee’s discretion and flexibility in structuring, determining and ultimately approving payment with respect to its awards to employees, even if the programs or such decisions may result in certain non-deductible compensation.

In addition, if a change of control of Alpha causes awards under our Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

Section 409A.

Section 409A of the Code was enacted in October 2004 and became generally effective on January 1, 2005. Section 409A applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

Awards of stock options, stock appreciation rights, restricted stock units and performance grants under the Plan may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

PROPOSAL 4 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The fourth proposal item to be voted on is the advisory approval of the Company’s executive compensation.

Pursuant to Section 14A of the Exchange Act, Alpha is required to provide its stockholders with the opportunity to cast an advisory vote on compensation paid to our NEOs, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules set forth in Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other related executive compensation disclosures required by Item 402 and contained herein), or any successor regulation thereto. At the 2011 annual meeting of stockholders, the Company held an advisory (non-binding) vote to determine the frequency of future advisory votes to approve the compensation paid to our NEOs. Based on the voting results for this proposal, the Company determined that an advisory vote to approve the compensation paid to our NEOs will be conducted on an annual basis, until the next advisory vote held on this matter.

As described in detail in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, Alpha strives to recruit individuals who will support the Company’s mission, vision, and values — Running Right. To accomplish this goal, our compensation committee developed the following primary objectives of our executive compensation program to — attract and retain top talent, drive the achievement of short-term and long-term objectives, link pay with performance, align managements’ interests with our stockholders’ interests, and to be competitive in the markets in which Alpha competes for talent.

The compensation committee continually reviews the compensation programs for our executive officers to ensure they achieve the goal of Running Right and to align our executive compensation structure with our stockholders’ interests and current market practices. The “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement describes Alpha’s executive compensation program and the decisions made by the compensation committee in 2012 in more detail. Please read the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation paid to our NEOs.

Key highlights of our 2012 business performance are as follows:

•	Full year 2012 revenue of $7.0 billion;

•	Adjusted EBITDA* for 2012 of $792 million;

•	Total liquidity at year-end 2012 of approximately $2.1 billion, including $1.0 billion in cash and marketable securities;

•	20% improvement in Alpha’s 2012 safety incident rate as compared to 2011;

•	32% reduction in 2012 of serious and substantial MSHA citations as compared to 2011; and

•	2012 coal shipments totaled 108.8 million tons, compared with 106.3 tons for 2011.

* The GAAP reconciliation for Adjusted EBITDA is set forth in “Executive Compensation — Compensation Discussion and Analysis.”

As described in “Executive Compensation — Compensation Discussion and Analysis,” related tables and narrative sections in this proxy statement, more than a majority of our executive compensation program is ‘at risk’ and based on the achievement of Company business goals established generally at the time of our board approving the upcoming year’s annual corporate budget. We believe that our executive compensation program has played a material role in our ability to drive financial results and attract and retain a highly experienced, successful team to manage Alpha.

We are asking our stockholders to indicate their support for the compensation paid to our NEOs as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation paid to our executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask our stockholders to vote “FOR,” on an advisory basis, the compensation paid to our executive officers by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the board of directors. However, our board of directors and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table

This table provides information about our common stock subject to equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,483,541	(1)	$7.47	5,283,123	(3)
Equity compensation plans not approved by security holders	1,709,681	(4)	$24.62	—

Total	6,193,222		$21.71	5,283,123

(1)	Of this total, the following amounts are related to the 2004 Stock Incentive Plan: 171,580 are shares underlying outstanding stock options; 51,220 are share units (including restricted stock units); and 219,472 are performance share units (assuming performance at a maximum level). In addition, the following amounts are related to the 2010 Long-Term Incentive Plan and the 2012 Long Term Incentive Plan, respectively: 708,282 and 1,016,733 are share units (including restricted stock units) and 2,070,206 and 246,048 are performance share units (assuming performance at a maximum level).

(2)	The weighted average exercise price does not take into account the share units and performance share units.

(3)	The entire amount available for awards under the 2012 Long-Term Incentive Plan is 5,283,123. The 2012 Long-Term Incentive Plan authorizes the issuance of an aggregate of up to 6,400,000 shares plus the number of shares that are represented by restricted stock unit and performance share unit awards which previously had been granted and are outstanding under the 2010 Long-Term Incentive Plan as of May 17, 2012 that result from the expiration or lapse of such awards, are forfeited or cancelled, or result from such awards being settled without the delivery of the full number of shares underlying such awards after May 17, 2012. The awards under the 2012 Long-Term Incentive Plan may be granted in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants and other share-based awards.

(4)	Of this total, the following amounts are related to the 2005 Long-Term Incentive Plan: 121,650 are shares underlying outstanding stock options with a weighted average exercise price of $19.10; 145,167 are share units (including restricted stock units); and 287,956 are performance share units (assuming performance at a maximum level). In addition, this total is comprised of 40,847 shares underlying outstanding stock options related to the 2004 Long-Term Incentive Plan with a weighted average exercise price of $12.73. In addition, this total is comprised of 548,874 shares underlying outstanding stock options related to the 2006 Stock and Incentive Compensation Plan with a weighted average exercise price of $26.16, 136,537 are share units (including restricted stock units), and 301,500 are performance share units (assuming performance at a maximum level); and 127,150 shares underlying outstanding stock options related to the 1996 Executive Stock Plan with a weighted average exercise price of $27.23.

The 2004 Long-Term Incentive Plan, 2005 Long-Term Incentive Plan and 2010 Long-Term Incentive Plan

The 2004 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan were each previously approved by Alpha’s predecessor’s stockholders and assumed by the Company at the time of the Foundation Merger. The 2005 Long-Term Incentive Plan reserved a maximum of 8,838,841 shares of common stock for issuance pursuant to awards and the 2004 Long-Term Incentive Plan reserved a maximum of 596,985 shares of common stock for issuance pursuant to awards, subject to certain adjustments in each case. Following stockholder approval of the 2010 Long-Term Incentive Plan at the 2010 annual meeting of stockholders, no new awards were granted pursuant to these plans. The compensation committee administered and interpreted the 2004 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan and was authorized to make the following types of awards: stock options; stock appreciation rights; restricted stock and restricted stock units; performance grant awards and other share-based awards. The 2004 Long-Term Incentive Plan terminates on November 9, 2014 and the 2005 Long-Term Incentive Plan terminates on May 14, 2018. While awards granted under the 2004 Stock Incentive Plan, the 2005 Long-Term Incentive Plan, the 2004 Long-Term Incentive Plan and the 2010 Long-Term Incentive Plan continue to be subject to the terms and conditions of the applicable plan and any shares to be issued pursuant to such awards will be covered by the applicable plan, all awards granted after the 2012 annual meeting of stockholders are only granted under the 2012 Long-Term Incentive Plan.

The 2006 Stock and Incentive Compensation Plan, 1999 Executive Performance Incentive Plan, and 1996 Executive Stock Plan

In connection with the Massey Acquisition, Massey Energy Company (renamed Alpha Appalachia Holdings, Inc., “Alpha Appalachia”) became a wholly-owned subsidiary of Alpha. The Alpha Appalachia 2006 Stock and Incentive Compensation Plan, 1999 Executive Performance Incentive Plan, and 1996 Executive Stock Plan were each previously approved and assumed by the Company, effective June 1, 2011. The maximum number of shares that are issuable under the 2006 Stock and Incentive Compensation Plan cannot exceed 6,110,500 shares plus the number of restricted stock or unexercised vested or unvested stock options previously granted under the 1999 Executive Performance Incentive Plan and the 1996 Executive Stock Plan. The compensation committee administers and interprets the 2006 Stock and Incentive Compensation Plan, 1999 Executive Performance Incentive Plan, and 1996 Executive Stock Plan and, at the time of the Massey Acquisition, Alpha Appalachia was authorized to make the following types of awards under the 2006 Stock and Incentive Compensation Plan: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted units, unrestricted stock, and incentive awards. The 2006 Stock and Incentive Compensation Plan terminates on May 15, 2016. All awards granted after the 2012 annual meeting of stockholders were only granted under the 2012 Long-Term Incentive Plan and the Company will not grant any future awards under the 2006 Stock and Incentive Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of April 1, 2013, regarding the beneficial ownership of our common stock by:

•	each person who is known by us to own beneficially more than five percent of our common stock;

•	each member of our board of directors and each of our NEOs; and

•	all members of our board of directors and our executive officers as a group.

The number of shares and percentages of beneficial ownership set forth below are based on 220,798,798 shares of our common stock issued and outstanding as of April 1, 2013.

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total		Percentage
BlackRock, Inc	19,699,161	—	19,699,161	(3)	8.92%
40 East 52nd Street, New York, NY 10022
FMR LLC	17,866,601	—	17,866,601	(4)	8.09%
82 Devonshire Street, Boston, MA 02109
Barclays PLC	13,051,967	—	13,051,967	(5)	5.91%
1 Churchill Place, London, E14 5HP, England
The Vanguard Group, Inc.	11,655,174	—	11,655,174	(6)	5.28%
100 Vanguard Boulevard, Malvern, PA 24209
Steelhead Partners, LLC	11,204,521	—	11,204,521	(7)	5.07%
333 108th Avenue NE, Suite 2010, Bellevue, WA 98004
Kevin S. Crutchfield	350,640	33,950	384,590	(8)	*
Frank J. Wood	118,977	80,079	119,056	(9)	*
Paul H. Vining	9,602	12,388	21,990	(10)	*
Philip J. Cavatoni	15,715	—	15,715	(11)	*
Vaughn R. Groves	47,099	—	47,099	(12)	*
Kurt D. Kost	168,082	—	168,082	(13)	*
Randy L. McMillion	134,540	—	134,540	(14)	*
Angelo C. Brisimitzakis	—	—	—	(15)	*
William J. Crowley, Jr.	23,685	—	23,685	(16)	*
E. Linn Draper, Jr.	16,514	—	16,514	(17)	*
Glenn A. Eisenberg	6,514	2,000	8,514	(18)	*
Deborah M. Fretz	1,000	—	1,000	(19)	*
P. Michael Giftos	11,899	—	11,899	(20)	*
L. Patrick Hassey	—	—	—	(21)	*
Joel Richards, III	10,105	—	10,105	(22)	*
James F. Roberts	95,840	—	95,840	(23)	*
Ted G. Wood	6,514	—	6,514	(24)	*
All Executive Officers and Directors as a Group (16 persons)(25)	716,301	128,417	844,718		*

* Less than 1% of shares outstanding

(1)

The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	The numbers in this column represent shares underlying stock options and restricted stock units, which are exercisable or will settle within 60 days of April 1, 2013.

(3)	The information for BlackRock, Inc. (“BlackRock”) is based solely on information furnished in the Schedule 13G/A filed by BlackRock with the SEC on February 1, 2013, as a parent holding company, in which it reported that it has (i) sole voting power with respect to 19,699,161 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock, (iii) sole dispositive power with respect to 19,699,161 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.

(4)	The information for FMR LLC is based solely on information furnished in the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2013, as a parent holding company, in which it reported that it had (i) sole voting power with respect to 441,444 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock, (iii) sole dispositive power with respect to 17,866,601 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.

(5)	The information for Barclays PLC (“Barclays”) is based solely on information furnished in the Schedule 13G filed by Barclays with the SEC on February 14, 2013, as a parent holding company, in which it reported that it has (i) sole voting power with respect to 13,051,967 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock, (iii) sole dispositive power with respect to 13,051,967 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.

(6)	The information for The Vanguard Group, Inc. (“Vanguard”) is based solely on information furnished in the Schedule 13G/A filed by Vanguard with the SEC on February 22, 2013, in which it reported that it has (i) sole voting power with respect to 157,089 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 11,508,385 shares of our common stock; and (iv) shared dispositive power with respect to 146,789 shares of our common stock.

(7)	The information for Steelhead Partners, LLC (“Steelhead”) is based solely on information furnished in the Schedule 13G filed by Steelhead with the SEC on February 25, 2013, in which it reported that it has (i) sole voting power with respect to 11,204,521 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 11,204,521 shares of our common stock; and (iv) shared dispositive power with respect to zero shares of our common stock.

(8)	This number does not include 260,673 restricted stock units or any performance share units that have been issued to Mr. Crutchfield under our equity incentive plans.

(9)	This number does not include 106,869 restricted stock units or any performance share units that have been issued to Mr. Wood under our equity incentive plans.

(10)	This number does not include 428,577 restricted stock units or any performance share units that have been issued to Mr. Vining under our equity incentive plans.

(11)	This number does not include 200,224 restricted stock units or any performance share units that have been issued to Mr. Cavatoni under our equity incentive plans.

(12)	This number does not include 90,263 restricted stock units or any performance share units that have been issued to Mr. Groves under our equity incentive plans.

(13)	This number does not include any performance share units that have been issued to Mr. Kost under our equity incentive plans.

(14)	This number does not include any performance share units that have been issued to Mr. McMillion under our equity incentive plans.

(15)	This number does not include 12,365 restricted stock units that have been issued to Dr. Brisimitzakis under our equity incentive plans.

(16)	This number includes 4,336 shares of common stock owned by Mr. Crowley’s wife. This number does not include 11,694 restricted stock units that have been issued to Mr. Crowley under our equity incentive plans.

(17)	This number does not include 13,434 restricted stock units that have been issued to Dr. Draper under our equity incentive plans and does not include 32,759 share units, which are described in more detail in “Corporate Governance and Related Matters — Additional Information Regarding Our Director Compensation Table.”

(18)	This number does not include 13,434 restricted stock units that have been issued to Mr. Eisenberg under our equity incentive plans.

(19)	This number does not include 11,056 restricted stock units that have been issued to Ms. Fretz under our equity incentive plans.

(20)	This number does not include 11,694 restricted stock units that have been issued to Mr. Giftos under our equity incentive plans.

(21)	This number does not include 21,118 restricted stock units that have been issued to Mr. Hassey under our equity incentive plans.

(22)	This number does not include 11,694 restricted stock units that have been issued to Mr. Richards under our equity incentive plans.

(23)	This number does not include 12,933 restricted stock units that have been issued to Mr. Roberts under our equity incentive plans.

(24)	This number does not include 13,434 restricted stock units that have been issued to Mr. Wood under our equity incentive plans.

(25)	This number does not include an additional 80,938 restricted stock units issued under our equity incentive plans.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for directors, director nominees and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Alpha’s directors and executive officers and persons who own more than ten percent of a registered class of Alpha’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Alpha’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Alpha with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Alpha believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2012, were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners.

POLICY WITH RESPECT TO RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our board approved and adopted a written policy which details the procedures for the review, approval and monitoring of transactions involving us and “related persons” (directors, executive officers, nominees to become directors, stockholders owning more than 5% of our common stock, any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Approval Procedures. Whenever a director or executive officer of the Company has any question about whether he (or an immediate family member) has an indirect material interest in a transaction between the Company and another entity, person or organization, the director or executive officer shall review the matter with the general counsel. Once identified, the following are the steps we take with respect to approving related party transactions or their amendment:

•

Prior to entering into a transaction covered by the policy, notice will be given to our general counsel of the facts and circumstances of the proposed transactions including (i) the related person’s relationship to us and interest in the transaction, (ii) material facts of the proposed transaction (including proposed aggregate value or, in the case of indebtedness, amount of principal that is involved), (iii) benefits to us of the proposed transaction, (iv) if applicable, the availability of other sources of comparable products or services, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our general counsel will assess whether the proposed transaction is a related person transaction for purposes of the policy.

•

If our general counsel determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration at the next committee meeting or, in those instances in which our general counsel, in consultation with our chief executive officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to our chairman of the audit committee (who possesses delegated authority to act between committee meetings).

•

Our chairman of the audit committee or our audit committee, as applicable, will consider the facts and circumstances of the proposed transaction. After our chairman of the audit committee or our audit committee, as applicable, makes a determination regarding the proposed transaction, such decision will be conveyed to our general counsel who will communicate their decision to the appropriate persons at Alpha. In the event our chairman of the audit committee reviews the proposed transaction and makes a decision with respect thereto, he will report the same to our audit committee at its next meeting.

Ratification Procedures. In connection with this process or otherwise, if our chief executive officer, chief financial officer, or general counsel becomes aware of a “related person” transaction that has not been previously approved or ratified under our policy, the following steps are taken:

•

If the transaction is pending or on-going, it will be submitted to our chairman of the audit committee or audit committee, as applicable, who will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of such transaction.

•

If the transaction is completed, our chairman of the audit committee or audit committee, as applicable, will evaluate the transaction to determine if rescission of the transaction or disciplinary action is appropriate and will request our general counsel to evaluate our controls and procedures to ascertain the reason the transaction was not submitted in accordance with the approval procedures described above and whether any changes to those procedures are recommended.

Ongoing Transactions. At our audit committee’s first meeting of each fiscal year, our committee will review any previously approved or ratified “related person” transactions that remain on-going. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.

Christopher M. Quillen, son of Michael J. Quillen, former Chairman of Alpha’s board of directors, is employed by a subsidiary of Alpha as a sales optimization coordinator. During the fiscal year ended December 31, 2012, Alpha and its subsidiaries paid Christopher Quillen aggregate compensation, as reported on his 2012 W-2, in the amount of $144,040. Christopher Quillen’s employment relationship with Alpha and its subsidiaries and related compensation for the fiscal year ended December 31, 2012 was ratified by the audit committee pursuant to, and in accordance with, the above-described policies and procedures.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Company’s board of directors is currently composed of five non-employee directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s web site (www.alphanr.com).

The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.

In this context, the audit committee has met and held discussions with management, the Company’s internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether any non-audit services provided by the firm were compatible with its independence.

The audit committee discussed with the Company’s independent registered public accounting firm and the Company’s internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The audit committee approved, and the board of directors ratified, the selection of the Company’s independent registered public accounting firm.

William J. Crowley, Jr., Chairman
Glenn A. Eisenberg
Deborah M. Fretz
P. Michael Giftos
L. Patrick Hassey

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by KPMG LLP (“KPMG”) for the audit of Alpha’s annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees for other services rendered by KPMG during those periods.

Fees of Independent Registered Public Accounting Firm.

For work performed in regard to fiscal years 2012 and 2011, Alpha paid KPMG the following fees for services, as categorized:

	Fiscal 2012	Fiscal 2011
	(In thousands)	(In thousands)
Audit fees(1)	$3,539	$4,362
Audit-related fees	$—	$—
Tax fees(2)	$32	$—
All other fees	$—	$—
Total	$3,571	$4,362

(1)	For fiscal years 2011 and 2012, includes KPMG fees for audit services relating to the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, services that are normally provided by the accountants in connection with statutory or regulatory filings or engagements, and accounting consultations. Also includes reimbursement of out of pocket expenses of $0.3 million in 2011 and $0.2 million in 2012.
(2)	For fiscal year 2012, includes work on a credit project.

Policy for Approval of Audit and Permitted Non-audit Services.

Our audit committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. Our audit committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by our audit committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our chairman of the audit committee or our audit committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. If the estimated fees for non-audit services are $100,000 or less, management must contact our chairman of the audit committee to obtain his approval. If such fees are in excess of $100,000, management must seek the approval of the entire audit committee. In 2012, all KPMG professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The fifth proposal item to be voted on is to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

The audit committee approved, and the board of directors has ratified, that KPMG act as Alpha’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The board of directors has directed that such appointment be submitted to Alpha’s stockholders for further ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG as Alpha’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 6 — STOCKHOLDER PROPOSAL SEEKING A WATER MANAGEMENT REPORT

The sixth proposal item to be voted on is a stockholder proposal seeking a water management report from the Company.

We have been notified of the intention to present the following resolution at the Annual Meeting. The board and the Company accept no responsibility for the proposed resolution and supporting statement. As required by SEC rules, the resolution and supporting statement are printed verbatim below. Stockholders submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration. Alpha will provide the name, address and stock holding (to our knowledge) of the stockholder proponents upon oral or written request made to the secretary of the Company.

ALPHA NATURAL RESOURCES 2013 — WATER MANAGEMENT REPORT

WHEREAS:

In Alpha Natural Resources’ initial Sustainability Report, Fueling Progress 2011, the company reports the water quality compliance rate in general, but offers no specifics on total water withdrawn, how often testing was conducted, chemicals and elements included in tests, or the percentage of water recycled or reused.

On July 16, 2012, three environmental groups (OVEC, West Virginia Highlands Conservancy, and Sierra Club) filed suit in West Virginia accusing Alpha subsidiaries of allowing unsafe selenium discharges at nine coal mines in the state.

In a January 2010 research paper entitled “Mountaintop Mining Consequences”, twelve environmental scientists state “Our analyses of current peer-reviewed studies and of new water-quality data from WV streams revealed serious environmental impacts that mitigation practices cannot successfully address. Published studies also show a high potential for human health impacts”. (Science 8 January 2010: Vol. 327 #5962 pp 148-149)

In its March 2011 report on “The Effects of Mountaintop Mines and Valley Fills on Aquatic Ecosystems of the Central Appalachian Coalfields”, the U.S. Environmental Protection Agency found that mountaintop mines and valley fills lead to the permanent loss of springs and small streams, concentrations of persistently elevated chemical ion levels downstream, degraded water quality, and selenium concentrations that have caused toxic effects on fish and birds. (EPA/600/R-09/138F, page 1)

The EPA report addresses the risk to ecosystems by stating “When a headwater stream is buried under a valley fill, most of the organisms that inhabit it are eliminated. As multiple streams in a mountain range are buried, the distance between the headwaters that remain become greater, hindering the movement of biota that is required to sustain populations”. (EPA/600/R-09/138F, page 92)

Organizations such as the Global Reporting Initiative (GRI), the World Business Council for Sustainable Development (WBCSD), Carbon Disclosure Project (CDP) offer tools on assessment, mapping, and measurement of an organization’s operations on water.

Resolved: Shareholders request a report, prepared at reasonable cost within six months of the 2013 annual meeting, omitting confidential information, on the company’s efforts to reduce environmental and health hazards associated with its Appalachian mining operations, and how those efforts may reduce legal, reputational and other risks to the company’s finances. The report should include complete, detailed information for these GRI performance indicators:

•	Total water withdrawal by source.

•	Water sources significantly affected by withdrawal of water.

•	Percentage and total volume of water recycled and reused.

•	Total water discharge by quality and destination.

•	Total weight of waste by type and disposal method.

•	Identity, size, protected status, and biodiversity value of water bodies and related habitats significantly affected by the reporting organization’s discharges of water and runoff.

Your board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

ALPHA’S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Our board and management respect our investors’ interests in environmental issues, and we are equally committed to running our business in a socially responsible manner that balances the consideration of environmental issues with creating long-term profitability for the Company and our stockholders.

GRI Guidelines Are Not Appropriate to Our Business

The stockholder proposal requests that we produce a report based on the guidelines published by the Global Reporting Initiative (“GRI”). We have reviewed the GRI guidelines and have concluded that preparing the comprehensive, costly report requested by this proposal would not be a good use of our human and financial resources, and would not provide any incremental benefit in helping us to create long-term value for our stockholders.

A report complying with GRI guidelines would likely cost us several hundred thousand dollars. The board believes that our time, efforts and resources would be better spent focusing on our core business operations while continuing our current environmental and community policies and initiatives, particularly given that we do not believe that a GRI-based sustainability report would provide sufficiently useful information to management, our employees or the communities in which we operate to justify the financial expenditure. The proposal notes that the report should be prepared “at reasonable cost.” However, we do not believe that it is possible to produce such a report “at a reasonable cost” because of the amount of work required to comply with the GRI guidelines that are lengthy, complex and frequently vague and would likely require extensive and detailed scientific and technical analyses, our use of outside consultants with specialized expertise and expenditure of substantial funds and personnel time. The board believes that it would be irresponsible for us to expend our limited human and financial resources on such a report that will ultimately not provide any meaningful benefit to our management team in running our business or value for our stockholders.

Preparing a report based on the GRI guidelines would not change the fundamental way we do business. Alpha’s business of coal mining is highly regulated and consideration of environmental issues is an ongoing, regular part of our thinking as we operate our business.

Alpha Already Published a Report and Publicly Discloses Its Efforts to Reduce the Impacts of its Operations and Risks to the Company

Our 2011 Sustainability Report — Fueling Progress (the “Sustainability Report”), the annual report accompanying this proxy statement, and our website at www.alphanr.com at the “Our Environment” tab detail our substantial efforts to address the environmental and health impacts of our operations. They also detail how we reduce the risks to our Company by pursuing opportunities, guidelines and procedures that we believe are tailored to our business of coal mining and will best serve Alpha and our stakeholders, including the communities in which we operate. The following are examples of our efforts to promote environmental responsibility and to minimize any detrimental environmental and health impacts of our operations:

•	Regular Internal and Independent External Audits — During 2011, we conducted 4,900 internal compliance reviews of permits and external audits of 53 locations covering 373 permits. When our performance does not meet our standards, we hold ourselves accountable and communicate transparently with regulators and other interested stakeholders.

•

Protecting Water Quality and Investments in Next Generation Technologies — Since January 2010, Alpha has spent approximately $33 million on research and development and equity investments in coal-related technology companies to address issues ranging from improved water treatment to reduced carbon emissions. Alpha has a zero tolerance policy with regard to black water discharges. With respect to water, Alpha has taken the following actions:

•	Installed replacement slurry lines that reduce the risk of black water discharges.

•	Installed new water treatment solutions at three of our operating entities and with plans to install additional ones at other sites.

•

Alpha has spent nearly $3 million on research and development solutions for selenium removal from mine waste water and is in the process of adopting a multi-faceted approach to comply with new limits imposed on selenium discharges. To control low to moderate flows, our efforts include constructing wetlands, which employ a natural biological process to remove selenium. Where there is a higher discharge flow, we have designed active water treatment plants (AWTP) that use two-step anoxic and anaerobic moving bed bioreactors (MBBR), followed by ballasted sand clarifiers and re-aeration tanks, to reduce and remove selenium. The MBBR technology systems, which have never been applied to selenium reduction at Appalachian coal mines before, are targeted for procurement and construction in 2013–2014.

•

Almost 100% compliance with regulatory permits governing all water discharges. Our environmental management procedures are designed to ensure that operations discharge water only within permitted thresholds. In 2012, Alpha’s water quality compliance rate was 99.7%.

•

Increasing Energy Efficiency and Reducing Greenhouse Gas Emissions — Alpha’s goal is to maximize the net energy we provide to the world — this means maximizing our coal output, while minimizing our energy consumption. We strive to accomplish the goal by, among other means:

•

Formal energy audits at key facilities — By the end of 2011, Alpha had conducted audits at 22 of our sites that, together, represented 80% of our total electric power consumption during the year. We identified significant potential savings related to our power and fuel consumption and the information from these audits has enabled us to better analyze our energy use such as improving winter heating efficiency of our coal preparation plants and better managing power demand.

•

Comprehensive Greenhouse Gas (GHG) Inventory of All Assets — This inventory was conducted to better understand our overall carbon footprint and the sources of our emissions. We identified the most significant source of GHG emissions from our operations, geologically stored methane which is liberated in the coal extraction process, and we are actively developing and advancing technology to recover, process, and sell coal mine methane. In 2011, Alpha recovered 3.4 billion cubic feet of methane from our longwall mines in Pennsylvania which was then sold, rather than vented and wasted.

•

Investing in new technologies — Alpha is exploring opportunities to capture carbon and sequester it and coal conversion technologies (such as converting steam coal into transportation fuel or other products with higher value).

•

Minimizing Waste and Recycling — Alpha takes steps to minimize waste that is generated as part of its operations and to recycle, where appropriate. Our recycling efforts are tailored to our business and focus on materials with the highest re-sale value or disposal costs, such as scrap metal, used oil, batteries, tires and rubber conveyor belts. In 2011, we recycled 15,027 tons of scrap metal and 909,117 gallons of used oil. We are also investigating technologies that will reduce the amount of waste material that is typically placed in slurry impoundments, while also reducing the need to create new impoundments. We are also funding projects to extract valuable coal from older impoundments to be blended and sold into the metallurgical coal marketplace. We have a strategic investment in CeraTech, a company that has revolutionized the conversion of fly ash — a by-product of coal combustion — to cement.

•

Restoring Land and Creating Value for Landowners — We take our obligation to restore the land we use for our mining operations extremely seriously. Approximately 75% of our operations take place on land that we lease. Alpha’s responsibility is to restore the land we use to its pre-mining condition or to an alternative requested by the landowners and agreed to by the regulators.

•

We have been an industry leader in developing, applying and encouraging broader adoption of the Forestry Reclamation Approach (“FRA”) which is a specific, proven technique to efficiently and effectively restore native hardwood species in previously mined lands. Our efforts at our Black Bear No. 1 surface mine raised the bar for restoration practices followed by the FRA.

•	We have planted more than 1.7 million trees and hydroseeded more than 7,400 acres.

•	Numerous awards for our restoration efforts including:

•	National Association of State Land Reclamationists (NASLR) 2012 National Reclamation Award, for our work with the South Fork Surface Mine in Virginia; and

•	2012 NASLR Community Outreach Award won by our Brooks Run West Business Unit.

•

Addressing Transportation Impacts — Alpha transports coal from its mines to its processing facilities and to customers including by rail, truck, and ship. In addition to environmental impacts, these transportation activities affect local communities by contributing to noise, traffic and dust. Alpha’s objective is to transport coal in the most efficient, cost-effective way, while minimizing impacts on the environment and communities.

•

Alpha has installed a $40 million conveyor belt at its Belle Ayr mine in Wyoming and today 95% of Belle Ayr’s coal is delivered to the rail loadout on the conveyor which cuts back on truck traffic and related emissions and fuel costs.

•

In 2012, in partnership with GFS Corp., we identified opportunities for efficiency through fuel conversion solutions for the high horsepower diesel engines found in many of our trucks and other mobile equipment. By retrofitting these large diesel engines to operate on a mixture of diesel fuel and natural gas or methane-based fuels, we have reduced emissions and increased savings. So far, we have displaced 22% of our diesel fuel needs in our haul truck fleet. Through continued progress in this area, we hope to increase this to 40-50% of our haul fleet.

In addition, in our Form 10-K, under the “Business-Environmental and Other Regulatory Matters” heading, we outline the steps we must take to ensure compliance with various water, air and other environmental regulations. As we describe in the Form 10-K, during the permitting process for each mining operation, there are public notice and comment periods, whereby the general public is able to review and provide input on the mining operations related to such permits.

Alpha already provides information responsive to the proposal by addressing the risks to the Company’s finances relating to potential environmental and health hazards associated with our mining operations. Specifically, Alpha’s Form 10-K disclosure specifically addresses the following risks:

•

Risks relating to environmental matters, including the risk that coal may become a less attractive fuel source if emissions rates or caps on greenhouse gases are enacted, or a tax on carbon is imposed related to climate change legislation or regulations, which are described under the “Business — Environmental and Other Regulatory Matters” section,

•

Risks relating to international, United States federal and state regulation relating to greenhouse gas emissions are described under the “Business — Environmental and Other Regulatory Matters — Greenhouse Gas Emissions Impact Initiatives” section,

•

Risks addressing climate change initiatives that could significantly reduce the demand for coal, increase Alpha’s costs and reduce the value of Alpha’s coal and gas assets are described under the “Risk Factors” section,

•

Risks relating to other environmental regulations, including implementation of the current and more stringent proposed ambient air quality standards for particulate matter and ozone are described under the “Risk Factors” section,

•

Risks that our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us are described under the “Risk Factors” section, and

•

Disclosure regarding environmental regulation, including regulations on discharges to water such as the Clean Water Act that provide restrictions on the discharge of certain pollutants into water, the requirement that we receive permits for discharges of water from all our mining operations and federal and state laws that provide measures to be taken to minimize and/or avoid altogether stream impacts, all of which are described under the “Business — Environmental and Other Regulatory Matters” section.

Alpha Currently Reports Water Discharge and Other Information to the States

Finally, under the Clean Water Act and corresponding state regulations, we are already required to report specific water discharge information. This information is collected by each state and is made available to the public by each state. In addition, the U.S. Environmental Protection Agency (“EPA”) has recently begun compiling this information and has created a publicly available, searchable database, the Discharge Monitoring Report (DMR) Pollutant Loading Tool located at http://cfpub.epa.gov/dmr/ez_search.cfm, where anyone can view water discharge information about the Company’s operations.

As a result, pursuant to our Sustainability Report, other public disclosures, and through compliance with applicable laws and regulations, we already include material information about the environmental impact of our operations voluntarily and in our public filings with the SEC and the EPA and in our public reports to other applicable federal, state and local agencies. Requiring us to provide information at an even greater level of detail regarding a separate limited subset of our mining operations would result in our stockholders receiving a report that necessarily would be lengthy given the scope of the information requested in the stockholder proposal, while all information material to Alpha on a consolidated basis already appears in our publicly available reports pursuant to applicable laws and regulations.

The Requested Report Is An Overly Burdensome, Inefficient Use of Company Resources as Compared to the Significance of Alpha’s Surface Mining Operations to its Total Operations

The primary reason the proponents are requesting additional reporting is due to certain of Alpha’s surface mining activity in the Appalachian region. We believe that the requested additional reporting would be overly burdensome and would represent an inefficient use of the Company’s resources. As of December 31, 2012, out of Alpha’s 105 active mines, only 31 mines are Appalachian surface mining operations.

Furthermore, a majority of the information that the proponents are requesting, namely information related to water withdrawal and use, is not applicable in surface mining operations. In surface mining operations, water is typically not withdrawn from streams or used in the mining process. Water is encountered through natural precipitation events; it is simply collected and discharged to streams in a manner that prevents or reduces sedimentation.

The board and our management believe that they are in the best position to determine how Company resources should be deployed toward addressing these matters. The engagement of a third party to undertake the requested report, when it is based on a type of mining operation that is not utilized by a majority of our mining complexes, and at mines located in a limited geographic area, is overly burdensome on the Company and would significantly increase administrative costs and divert Company resources from our more relevant and meaningful health and environmental concerns, as determined by those closest to and most knowledgeable about our business.

Alpha Has Demonstrated a Strong Commitment to Environmental Issues at the Highest Levels of Its Management

Across a variety of materials published by Alpha, including in our Sustainability Report, our annual report, website and other materials, we emphasize our strong focus on “Running Right.” The Alpha “Running Right” environmental program includes setting compliance goals, performing environmental audits at various operating levels to determine effectiveness, and conducting environmental training throughout the Company.

Our commitment to this goal at the highest level is evidenced by several items, including our board’s creation of a safety, health, environmental and sustainability committee, which focuses on Company-wide environmental efforts.

IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL SEEKING A WATER MANAGEMENT REPORT

PROPOSAL 7 — STOCKHOLDER PROPOSAL SEEKING A CLIMATE CHANGE REPORT

The seventh proposal item to be voted on is a stockholder proposal seeking a climate change report.

We have been notified of the intention to present the following resolution at the Annual Meeting. The board and the Company accept no responsibility for the proposed resolution and supporting statement. As required by SEC rules, the resolution and supporting statement are printed verbatim below. Stockholders submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration. Alpha will provide the name, address and stock holding (to our knowledge) of the stockholder proponent upon oral or written request made to the secretary of the Company.

WHEREAS:

Alpha Natural Resources, Inc. is the nation’s third largest producer of coal and the largest metallurgical coal supplier, with 2.3 billion tons of proven and recoverable coal reserves.

In recognition of the need to combat climate change and minimize global temperature rise, most developed nations signed the Copenhagen Accord finding that “deep cuts in greenhouse gas emissions are required” and that “the increase in global temperature should be below 2 degrees Celsius.”

In this year’s World Energy Outlook, the International Energy Agency states, “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050 if the world is to achieve the 2 degree Celsius goal” and, “Almost two-thirds of these carbon reserves are related to coal.” A recent HSBC report analyzing certain large mining companies found that, if constraints on carbon emissions were imposed after 2020, they could reduce coal asset valuations by as much as 44 percent.

It is of concern to investors that a portion of Alpha’s coal reserves and/or related infrastructure may become unusable, unmarketable, or otherwise not economically viable as a result of greenhouse gas restrictions.

Company disclosure and analysis of this challenge is very limited. Its February 2012 Form 10-K states that “coal may become a less attractive fuel source for our customers if federal, state or local emissions rates or caps on greenhouse gases are enacted, or a tax on carbon is imposed, such as those that may result from climate change legislation or regulations. As a result, future legislation, regulations, interpretations or enforcement may adversely affect our mining or other operations, or our cost structure or may adversely impact the ability or economic desire of our customers to use coal.”

Given the increasing likelihood of material impact, shareholders need additional disclosure of the company’s action plans, and risk scenarios, associated with likely greenhouse gas regulation.

RESOLVED:

Shareholders request Alpha to prepare a report on the company’s goals and plans to address global concerns regarding fossil fuels and their contribution to climate change, including analysis of long- and short-term financial and operational risks to the company and society. The report should omit proprietary information, be prepared at reasonable cost, and be made available to shareholders by September 30, 2013.

SUPPORTING STATEMENT:

In analyzing long and short term risks, proponent suggests that Alpha perform an analysis of various scenarios the company deems likely or reasonably possible, such as restrictions on carbon emissions allocated by geographic regions or fuel types. Such analysis should describe a range of scenarios in which a portion of its reserves or infrastructure are at risk of becoming stranded assets due to carbon regulation, and the impact of those scenarios on any plans to continue to explore or further develop new coal or gas reserves.

Your board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

ALPHA’S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Our board and management respect our investors’ interests in environmental issues, and we are equally committed to running our business in a socially responsible manner that balances the consideration of environmental issues with creating long-term profitability for the Company and our stockholders.

Alpha Has Implemented the Proposal and Already Published a Sustainability Report that Publicly Discloses Our Plans to Address Concerns Regarding Climate Change and Related Risks

Alpha has produced the “2011 Sustainability Report — Fueling Progress” (the “Sustainability Report”) which is publicly available on our website at www.alphanr.com. The Sustainability Report already provides information responsive to the proposal with regard to Alpha’s goals and plans to address global concerns regarding fossil fuels. Specifically, the “Environmental Stewardship” section of the Sustainability Report and Alpha’s other public disclosures outline specific initiatives undertaken by Alpha:

•

Internal and independent external audits of environmental management and compliance. During 2011, we conducted 4,900 internal compliance reviews of permits and external audits of 53 locations covering 373 permits. When our performance does not meet our standards, we hold ourselves accountable and communicate transparently with regulators and other interested stakeholders.

•

Comprehensive greenhouse gas inventory of all assets. An inventory was conducted to better understand our overall carbon footprint and the sources of our emissions. We identified the most significant source of GHG emissions from our operations, geologically stored methane which is liberated in the coal extraction process, and we are actively developing and advancing technology to recover, process, and sell coal mine methane. In 2011, Alpha recovered 3.4 billion cubic feet of methane from our longwall mines in Pennsylvania which was then sold, rather than vented and wasted.

•	Funding of independent studies relating to coal and the environment.

•

Investments in technologies aimed at mitigating or eliminating key operational or commercial risks to the Company, including through carbon capture and storage and through converting coal and coal by-products into other fuels, chemicals and other products (such as converting steam coal into transportation fuel or other products with higher value).

•	Strategies to manage and mitigate potential environmental impacts including:

•	increasing energy efficiency and reducing greenhouse gas emissions,

•	minimizing waste and recycling materials with the highest re-sale value, and

•

developing and implementing industry-leading standards for conservation and restoration of mined land. We take our obligation to restore the land we use for our mining operations extremely seriously. Approximately 75% of our operations take place on land that we lease. Alpha’s responsibility is to restore the land we use to its pre-mining condition or to an alternative requested by the landowners and agreed to by the regulators.

•

We have been an industry leader in developing, applying and encouraging broader adoption of the Forestry Reclamation Approach (“FRA”) which is a specific, proven technique to efficiently and effectively restore native hardwood species in previously mined lands. Our efforts at our Black Bear No. 1 surface mine raised the bar for restoration practices followed by the FRA.

•	We have planted more than 1.7 million trees and hydroseeded more than 7,400 acres.

•	Investigation of technologies to reduce the amount of coal waste from processing facilities.

•	Use of alternative means of conveyance to reduce reliance on trucks, railroads and ships.

•

Alpha has installed a $40 million conveyor belt at its Belle Ayr mine in Wyoming and today 95% of Belle Ayr’s coal is delivered to the rail loadout on the conveyor which cuts back on truck traffic and related emissions and fuel costs.

•

In 2012, in partnership with GFS Corp., we identified opportunities for efficiency through fuel conversion solutions for the high horsepower diesel engines found in many of our trucks and other mobile equipment. By retrofitting these large diesel engines to operate on a mixture of diesel fuel and natural gas or methane-based fuels, we have reduced emissions and increased savings. So far, we have displaced 22% of our diesel fuel needs in our haul truck fleet. Through continued progress in this area, we hope to increase this to 50% of our haul fleet.

•	Efforts to address the impact of coal-fired electricity generation.

Moreover, in Alpha’s Sustainability Report and in its Form 10-K, Alpha already provides information responsive to the proposal that addresses the long- and short-term financial and operational risks to the Company of concerns regarding climate change. Specifically, Alpha’s Form 10-K disclosure specifically addresses the following risks:

•

Risks relating to environmental matters, including the risk that coal may become a less attractive fuel source if emissions rates or caps on greenhouse gases are enacted, or a tax on carbon is imposed related to climate change legislation or regulations, which are described under the “Business — Environmental and Other Regulatory Matters” section,

•

Risks relating to international, United States federal and state regulation relating to greenhouse gas emissions are described under the “Business — Environmental and Other Regulatory Matters — Greenhouse Gas Emissions Impact Initiatives” section,

•

Risks addressing climate change initiatives that could significantly reduce the demand for coal, increase Alpha’s costs and reduce the value of Alpha’s coal and gas assets are described under the “Risk Factors” section, and

•

Risks relating to other environmental regulations, including implementation of the current and more stringent proposed ambient air quality standards for particulate matter and ozone are described under the “Risk Factors” section.

In sum, the information provided by Alpha in its Sustainability Report, Form 10-K and other disclosures already address the essential objectives of the report requested in the proposal.

The Proposal Has Already Been Implemented Through Compliance with Applicable Laws and Regulations

Alpha is engaged in a highly regulated business and is also subject to extensive disclosure requirements pursuant to the rules and regulations of the SEC. The proposal requests that Alpha provide an “analysis of long- and short-term financial and operational risks to the company and society” related to “global concerns regarding fossil fuels and their contribution to climate change.” Among other disclosure requirements, SEC Regulation S-K Items 101 (Description of Business), 103 (Legal Proceedings), 303 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 503(c) (Risk Factors) require Alpha to provide disclosure in its public filings with the SEC that is substantially similar to the information requested in the proposal. In Commission Guidance Regarding Disclosure Related to Climate Change, Exchange Act Release No. 61469 (Feb. 2, 2010) (the “Climate Change Release”), the SEC underscored the possible need to include climate change disclosure to the Regulation S-K items referenced above. Accordingly, Alpha has already addressed and publicly disclosed the matters sought by the proposal regarding financial and operational risks to the Company in its public filings.

The Proposal is Overreaching, Unlikely to be Implemented at a Reasonable Cost and Requires a Report Addressing Issues Outside Our Experience and Purpose

Portions of the proposal request the Company to consider matters far beyond its business and markets — “a report on the company’s goals and plans to address global concerns regarding fossil fuels” — and “long- and short-term … risks to society.” (Emphasis added). Alpha mines and produces coal, and has no particular experience enabling it to assess the risks to society, as a whole, of fossil fuels generally and their contribution to climate change as stated in the proposal. Further, the proposal’s request for an analysis of long- and short-term financial and operational risks to society of fossil fuels and their contribution to climate change is vague; Alpha would not be able to determine with any reasonable certainty what such financial and operational risks are to society, as a whole. In sum, the proposal requests that Alpha provide a report on matters unrelated to its business and involving societal concerns that are vague and beyond the scope of its business and experience. Alpha’s already extant disclosures have effectively addressed the concerns raised by the proposal.

Finally, while the proposal is couched with the words “likely or reasonably possible,” we believe that it would require the Company to engage in pure speculation on a variety of matters outside of its control. This includes, for example, (i) long and short term risks to “society”, (ii) future possible restrictions on carbon emissions, and (iii) allocating these future possible restrictions to “geographic regions or fuel types…” We do not see any clear path, let alone one involving only “reasonable cost,” for creating “a range of scenarios” based on what political bodies such as the United States Congress, state legislatures or foreign governments are “likely or reasonably possible” to do in the future, nor to predict future administrative actions or the validity of future administrative actions regarding climate change and fossil fuels. We do not believe it to be in the stockholders’ best interests to expend corporate funds and time engaging in such varied speculative scenarios.

Alpha Has Demonstrated a Strong Commitment to Environmental Issues at the Highest Levels of Its Management

Across a variety of materials published by Alpha, including our Sustainability Report and Form 10-K, we emphasize our strong focus on “Running Right.” The Alpha “Running Right” environmental program includes setting compliance goals, performing environmental audits at various operating levels to determine effectiveness, and conducting environmental training throughout the Company.

Our commitment to this goal at the highest level is evidenced by several items, including our board’s creation of a safety, health, environmental and sustainability committee, which focuses on Company-wide environmental efforts. In addition, our efforts in environmental compliance have been recognized within our industry. We also participate in other outside endeavors to address these issues, including:

•

Alpha participates in the Southeast Regional Carbon Sequestration Partnership (SECARB), a regional network of more than 100 stakeholders with a common goal of determining the best approaches for capturing and permanently storing gases that can contribute to global climate change. The United States’ leading scientists, university researchers, national laboratories, industrial representatives, environmental organizations, and many others have taken a proactive approach at identifying and characterizing the most promising options for technology deployment and geologic carbon dioxide storage for the Southeast.

•

Alpha participates in the FutureGen 2.0 Project which is the first of its kind, near zero emissions coal-fueled power plant. In cooperation with the United States’ Department of Energy, the FutureGen 2.0 project partners will upgrade a power plant in Meredosia, Illinois with oxy-combustion technology to capture approximately 1.3 million tonnes of carbon dioxide each year — more than 90 percent of the plant’s carbon emissions. Other emissions will be reduced to near-zero levels. Using safe and proven pipeline technology, the carbon dioxide will be transported and stored underground at a nearby storage site.

The National Association of State Land Reclamationists (NASLR) presented its 2012 National Reclamation Award to Alpha for our work with the South Fork Surface Mine in Virginia. Beyond just compliance, we have received a number of national and statewide awards based on our proactive efforts, such as the 2012 NASLR Community Outreach Award, won by our Brooks Run West Business Unit.

IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL SEEKING A CLIMATE CHANGE REPORT

********************

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO VOTE IN ANY ONE OF THE FOLLOWING THREE WAYS:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.

•	VIA THE INTERNET if provided by your broker; use the website shown on your proxy card.

Any proxy may be revoked at any time before your shares are voted at the Annual Meeting.

By Order of the Board of Directors

VAUGHN R. GROVES

Executive Vice President, General Counsel and Secretary

April 8, 2013

Bristol, Virginia

APPENDIX A

ALPHA NATURAL RESOURCES, INC.

AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN

1. Purpose of the Plan

The purpose of the Alpha Natural Resources, Inc. Annual Incentive Bonus Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2. Definitions

For the purpose of the Plan, the following definitions shall apply:

(a) “Alpha” means Alpha Natural Resources, Inc. (or any successor thereto).

(b) “Board” means the Board of Directors of Alpha.

(c) “Cause” means “Employer Cause” as set forth in any employment agreement between the Participant and the Company or, in the absence of such an agreement, “Cause” as defined by the Company’s plans applicable to the Participant or employment policies in effect at the time of the Participant’s Separation from Service and/or a violation of the Company’s Code of Business Ethics.

(d) “Change of Control” means (A) any merger, consolidation or business combination in which the shareholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of Alpha by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), (D) the shareholders of Alpha approve any plan for the dissolution or liquidation of Alpha, or (E) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board.

(e) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(f) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder); provided, however, that with respect to Participants who the Company has determined not to be subject to Section 162(m) of the Code, to the extent permitted by the Committee’s charter, the powers and authority of the Committee under the Plan are hereby delegated to the Company’s Chief Executive Officer and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Chief Executive Officer as it relates to those aspects of the Plan that have been so delegated.

(g) “Company” means Alpha and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(h) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss to any payment of compensation by the Company under the Plan or any award granted thereunder.

(i) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Section 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(j) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(k) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity; total or relative increases to shareholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a Performance Period, including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; foreign exchange gains and/or losses; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period.

(l) “Performance Period” means, in relation to any award, the calendar year or other fiscal period within a calendar year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

(m) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(n) “Separation from Service” or “Separates from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the employer (including all persons treated as a single employer under Sections 414(b) and 414(c)). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c); provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place that it appears in Section 1563(a)(1), (2) and (3) and Treas. Reg. Section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

(o) “Retirement” shall mean (1) the date a Participant reaches the age of 62 with ten (10) Years of Service, (2) the date the Participant reaches the age of 65 or (3) a combination of age and Years of Service which equals 80 (for example, a Participant who reaches the age of 50 with thirty (30) Years of Service).

(p) “Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

(q) “Years of Service” shall mean the aggregate annual periods of continuous employment or other service with the Company measured from the Participant’s date of hire (or re-hire) and ending on the date the Participant Separates from Service, including employment or other service with any predecessors to the Company, and such other entities as approved by the Committee (or its delegatee(s)). An absence or leave approved by the Company, to the extent permitted by applicable provisions of the Code, shall not be considered an interruption of employment or performance of services for any purpose under this Plan.

3. Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4. Participation in the Plan

Officers and key employees of the Company shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5. Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any calendar year shall not exceed USD $15,000,000.

(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6. Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned Awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee or as otherwise provided in a Company plan applicable to Participant or any agreement between the Participant and the Company, Participants who have a Separation from Service prior to the end of the Performance Period of an award for any reason other than as provided below, shall Forfeit any and all rights to payment under such award(s) then outstanding under the terms of the Plan and shall not be entitled to any cash payment for the applicable period. If a Participant Separates from Service prior to the end of the Performance Period of an award (i) by reason of death, Retirement or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her death, Retirement or Total and Permanent Disability; (ii) on account of an involuntary Separation from Service by the Company other than for Cause (A) within the 90-day period immediately preceding a Change of Control, or (B) on or within the one (1) year period following a Change of Control, the award will be deemed earned at a target award level; or (iii) on account of an involuntary Separation from Service by the Company other than for Cause (and other than an involuntary Separation from Service by the Company in connection with a Change of Control as described in clause (ii)), the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her Separation from Service. Except as otherwise provided herein, any payments under the Plan shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance Goals and other material terms have been met. For purposes of this subsection 6(b), the prorated portion of an award shall be based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period. Any payment to which a Participant becomes entitled to receive pursuant to the Change of Control provisions of this subsection 6(b) will be paid to the Participant contemporaneous with the consummation of the Change of Control or, if later, on or before the sixtieth (60th) day following the Participant’s Separation from Service (but, in each case, within the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4)).

(c) The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee. All deferrals under the Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan or such other plan of the Company as may be designated by the Committee shall be made in accordance with terms and procedures of such plan.

7. Clawback/ Recoupment

(a) For awards paid under this Plan, the Committee may, to the extent permitted by governing law, require reimbursement of any cash compensation paid to a Participant under the Plan if the Participant is an employee of pay grade 22 or higher at the beginning of the Performance Period where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission, which restatement occurs no more than three years from the date of such payment, where the Committee reasonably determines that any employee engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to Participants based upon the restated financial results; provided, however, that the Committee reserves the discretion to determine that a Participant shall not be subject to this provision; or (ii) the Participant engaged in ethical misconduct in violation of the Company’s Code of Business Ethics, which the Committee reasonably determines caused material business or reputational harm to the Company.

(b) If the Committee reasonably determines that a payment of cash compensation made to a Participant under the Plan should be reimbursed under subsections (a)(i) or (a)(ii), then the following shall apply: (i) in the event reimbursement is required under subsection (a)(i), the Participant shall be required to reimburse the Company in an amount equal to the dollar value of the cash compensation received by the Participant in excess of what the Participant would have received on such date had the payment been based upon such restated financial results; or (ii) in the event reimbursement is required under subsection (a)(ii), the Participant shall be required to reimburse the Company in an amount the Committee reasonably determines to be appropriate, which could equal up to the full amount of the cash compensation paid to the Participant under the Plan during such three-year period. Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to the Participant.

(c) In the event the Participant is obligated to reimburse the Company for any cash compensation received under the Plan pursuant to subsections (b)(i) or (b)(ii), the Company may, at its sole election: (i) require the Participant to pay the amount in a lump sum within 30 days of such determination; (ii) deduct the amount from any other compensation owed to the Participant (as a condition to receiving additional awards under the Plan), and the Participant by accepting participation in the Plan agrees to permit the deduction provided for by this subparagraph); or (iii) a combination of subsections (c)(i) and (c)(ii).

(d) By participating in the Plan, the Participant agrees that timely payment to the Company as set forth in this Section 7 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 7 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company. The Participant further acknowledges and agrees that a Participant’s award(s) shall be cancelled and Forfeited without payment by the Company if the Committee reasonably determines that a Participant has engaged in the conduct specified under subsections (a)(i) and (a)(ii).

(e) Notwithstanding any other provisions of this Plan, any award granted hereunder which is or becomes subject to recovery under any Company policy adopted hereafter and required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Requirement”). In the event awards granted under this Plan become subject to such Clawback Requirement, then the awards shall be subject to such Clawback Requirement, and subsection 7(a)(i) of this Plan shall no longer apply to awards granted hereunder.

8. Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

9. Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

10. Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned award is not paid by the Payment Date due to administrative impracticality, such earned award will be paid, without earnings, as soon as administratively practicable thereafter.

11. Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

12. No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment or service with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment or service for any reason.

13. Other Compensation Plans

Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

14. Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

15. Effective Date

The Plan, as amended and restated, shall become effective subject to approval and adoption of the Plan, as amended and restated, by the Company’s stockholders at the Company’s annual meeting of stockholders to be held on May 22, 2013. If this amendment and restatement of the Plan is not so approved at such meeting, then the Plan as in effect immediately prior to May 22, 2013 shall remain in effect.

APPENDIX B

ALPHA NATURAL RESOURCES, INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

Section 1. Purpose. The purpose of this Plan is to advance the interests of Alpha and its stockholders by providing incentives to certain Eligible Persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company.

Section 2. Definitions. Certain capitalized terms applicable to this Plan are set forth in Appendix A.

Section 3. Administration. This Plan shall be administered by the Committee. The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include, but not limited to, exclusive authority to select the Eligible Persons to be granted Awards under this Plan, to determine the type, size, terms and conditions of the Award to be made to each Eligible Person selected, to modify or waive the terms and conditions of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of Awards to Eligible Persons located outside the United States, to prescribe the form of the agreements evidencing Awards made under this Plan, and to incorporate clawback or other recoupment provisions to Awards granted hereunder. Awards may, in the discretion of the Committee, be made under this Plan in assumption of, or in substitution for, outstanding Awards previously granted by (i) the Company, (ii) any predecessor of the Company, or (iii) a company acquired by the Company or with which the Company combines. The number of Common Shares underlying such substitute awards shall be counted against the aggregate number of Common Shares available for Awards under this Plan.

The Committee is authorized to interpret this Plan and the Awards granted under this Plan, to establish, amend and rescind any rules and regulations relating to this Plan, and to make any other determinations that it deems necessary or desirable for the administration of this Plan. The Committee may correct any defect or omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan, as described in this Plan, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their Beneficiaries or Permitted Transferees). The Committee may act only by a majority of its members, except that the members thereof may authorize any one or more of their members or any officer of the Company to execute and deliver documents or to take any other ministerial action on behalf of the Committee with respect to Awards made or to be made to Participants.

No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by such member or officer, by any other member of the Committee or by any other officer of the Company in connection with the performance of duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute. In addition to all other rights of indemnification and reimbursement to which a member of the Committee and an officer of the Company may be entitled, the Company shall indemnify and hold harmless each such member or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding or suit in connection with the performance of duties under this Plan against expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding or suit, except for his or her own willful misconduct or as expressly provided otherwise by statute. Expenses (including reasonable attorneys’ fees) incurred by such a member or officer in defending any such proceeding or suit shall be paid by the Company in advance of the final disposition of such proceeding or suit upon receipt of a written affirmation by such member or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of such member or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section.

Section 4. Participation. Consistent with the purposes of this Plan, the Committee shall have exclusive power to select the Eligible Persons who may participate in this Plan and be granted Awards under this Plan. Eligible Persons may be selected individually or by groups or categories, as determined by the Committee in its discretion.

Section 5. Awards under this Plan.

(a) Types of Awards. Awards under this Plan may include, but need not be limited to, one or more of the following types, either alone or in any combination thereof: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Restricted Stock Units, (v) Performance Grants and (vi) any other type of Award deemed by the Committee in its discretion to be consistent with the purposes of this Plan (including, but not limited to, Other Share-Based Awards, and Awards to be made to Participants who are foreign nationals or are employed or performing services outside the United States).

(b) Maximum Number of Common Shares that May be Issued. The maximum aggregate number of Common Shares available for issuance under Awards granted under this Plan, including Incentive Stock Options, shall not exceed the sum of (i) 10,000,000 and (ii) the number of Common Shares that are represented by restricted stock unit and performance awards which previously have been granted and are outstanding under the Alpha Natural Resources, Inc. 2010 Long-Term Incentive Plan as of May 17, 2012 that result from the expiration or lapse of such awards, are forfeited or cancelled, or result from such awards being settled without the delivery of the full number of Common Shares underlying such awards or are settled for cash, at any time after May 17, 2012. No Eligible Person may be granted: (i) Stock Options or Stock Appreciation Rights under this Plan for more than 750,000 Common Shares in any one fiscal year of the Company; (ii) Performance Grants (denominated in Common Shares) under this Plan for more than 1,500,000 Common Shares in any one fiscal year of the Company and (iii) Performance Grants (denominated in cash) under this Plan for more than $10,000,000 in any one fiscal year of the Company. No non-employee director of the Board may be granted Award(s) (denominated in Common Shares) in excess of 50,000 Common Shares under this Plan in any one fiscal year of the Company. The foregoing limitations shall be subject to adjustment as provided in Section 16. Common Shares issued pursuant to this Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination thereof. If any award is forfeited or cancelled, or terminates unexercised, or if an award is otherwise settled without the delivery of the full number of Common Shares underlying the award (including in connection with the payment of withholding taxes), then such Common Shares shall be or become available for issuance under this Plan; provided, however, that Common Shares (i) delivered in payment of the exercise price of a Stock Option or (ii) not issued upon settlement of Stock Appreciation Rights shall not become available again for issuance under this Plan. To the extent that any Awards are paid in cash, and not in Common Shares, such Awards shall not count against the aggregate share limit under this Plan.

(c) Rights with Respect to Common Shares and Other Securities. Except as provided in subsection 8(c) with respect to Awards of Restricted Stock and unless otherwise determined by the Committee in its discretion, a Participant to whom an Award is made (and any Person succeeding to such a Participant’s rights pursuant to this Plan) shall have no rights as a stockholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date a stock certificate evidencing such Common Shares or other evidence of ownership is issued to such Participant or until Participant’s ownership of such Common Shares shall have been entered into the books of the registrar in the case of uncertificated shares.

Section 6. Stock Options. The Committee may grant Stock Options; provided that an Incentive Stock Option may be granted only to Eligible Persons who are employees of Alpha or any parent or subsidiary of Alpha within the meaning of Code Sections 424(e) and (f), including a subsidiary which becomes such after adoption of the Plan. Each Stock Option granted or sold under this Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with this Plan and shall comply with the applicable terms and conditions of this Section and this Plan, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish.

(a) The exercise price of a Stock Option shall not be less than the Fair Market Value of the Common Shares subject to such Stock Option on the date of grant, as determined by the Committee; provided, however, if an Incentive Stock Option is granted to a Ten Percent Employee, such exercise price shall not be less than 110% of such Fair Market Value at the time the Stock Option is granted.

(b) The Committee shall determine the number of Common Shares to be subject to each Stock Option.

(c) Any Stock Option may be exercised during its term only at such time or times and in such installments as the Committee may establish.

(d) A Stock Option shall not be exercisable:

(i) in the case of any Incentive Stock Option granted to a Ten Percent Employee, after the expiration of five years from the date it is granted, and, in the case of any other Stock Option, after the expiration of ten years from the date it is granted; and

(ii) no shares shall be issued unless payment in full is made for the shares being acquired under such Stock Option at the time of exercise as provided in subsection 6(h).

(e) The Committee shall determine in its discretion and specify in each agreement evidencing a Stock Option the effect, if any, the termination of the Participant’s employment with or performance of services for the Company shall have on the exercisability of the Stock Option; provided, however, that an Incentive Stock Option that is exercised at a time that is beyond the time an Incentive Stock Option may be exercised in order to qualify as such under the Code shall cease to be an Incentive Stock Option.

(f) In the case of an Incentive Stock Option, the amount of the aggregate Fair Market Value of Common Shares (determined at the time of grant of the Stock Option) with respect to which Incentive Stock Options are exercisable for the first time by an employee of the Company during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) shall not exceed $100,000 or such other amount as is specified in the Code.

(g) It is the intent of Alpha that Nonqualified Stock Options granted under this Plan not be classified as Incentive Stock Options, that the Incentive Stock Options granted under this Plan be consistent with and contain or be deemed to contain all provisions required under Section 422 and the other appropriate provisions of the Code and any implementing regulations (and any successor provisions thereof), and that any ambiguities in construction shall be interpreted in order to effectuate such intent. If a Stock Option is intended to be an Incentive Stock Option, and if for any reason such Stock Option (or portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Stock Option (or portion thereof) shall be regarded as a Nonqualified Stock Option granted under this Plan; provided that such Stock Option (or portion thereof) otherwise complies with this Plan’s requirements relating to Nonqualified Stock Options. In no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of a Stock Option to qualify for any reason as an Incentive Stock Option.

(h) For purposes of payments made to exercise Stock Options, such payment shall be made in such form (including, but not limited to, cash, Common Shares owned by the Participant or Common Shares subject to the Stock Option, the surrender of another outstanding Award under this Plan, broker assisted cashless exercise or any combination thereof) as the Committee may determine in its discretion.

(i) If the exercise of a Stock Option is prevented by subsection 18(e), the Stock Option shall remain exercisable until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Option.

Section 7. Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under this Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with this Plan and shall comply with the applicable terms and conditions of this Section and this Plan, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish.

(a) The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights.

(b) Any Stock Appreciation Right may be exercised during its term only at such time or times and in such installments as the Committee may establish and shall not be exercisable after the expiration of ten years from the date it is granted.

(c) The Committee shall determine in its discretion and specify in each agreement evidencing an Award of Stock Appreciation Rights the effect, if any, the termination of the Participant’s employment with or performance of services for the Company shall have on the exercisability of the Award of Stock Appreciation Rights.

(d) An Award of Stock Appreciation Rights shall entitle the holder to exercise such Award and to receive from Alpha in exchange thereof, without payment to Alpha, that number of Common Shares having an aggregate value equal to the excess of the Fair Market Value of one Common Share, at the time of such exercise, over the exercise price, times the number of Common Shares subject to the Award, or portion thereof, that is so exercised or surrendered, as the case may be. Stock Appreciation Rights shall have an exercise price no less than the Fair Market Value of the Common Shares covered by the right on the date of grant.

(e) A Stock Appreciation Right may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right, or such other date as specified by the Committee, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof as provided in subsection 7(d) of this Plan.

(f) If the exercise of a Stock Appreciation Right is prevented by subsection 18(e), the Stock Appreciation Right shall remain exercisable, subject to subsection 7(e), until thirty days after the date such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Appreciation Right.

Section 8. Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock and Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under this Plan shall be evidenced by an agreement in such form as the Committee shall prescribe from time to time in accordance with this Plan and shall comply with the applicable terms and conditions of this Section and this Plan, and with such other terms and conditions as the Committee, in its discretion, shall establish.

(a) The Committee shall determine the number of Common Shares to be issued to a Participant pursuant to the Award of Restricted Stock or Restricted Stock Units, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both.

(b) Until the expiration of such period as the Committee shall determine from the date on which the Award is granted and subject to such other terms and conditions as the Committee, in its discretion, shall establish (the “Restricted Period”), a Participant to whom an Award of Restricted Stock is made shall be issued, but shall not be entitled to the delivery of, a stock certificate or other evidence of ownership representing the Common Shares subject to such Award.

(c) Unless otherwise determined by the Committee in its discretion, a Participant to whom an Award of Restricted Stock has been made (and any Person succeeding to such a Participant’s rights pursuant to this Plan) shall have, after issuance of a certificate for the number of Common Shares awarded (or after the Participant’s ownership of such Common Shares shall have been entered into the books of the registrar in the case of uncertificated shares) and prior to the expiration of the Restricted Period, ownership of such Common Shares, including the right to vote such Common Shares and to receive dividends or other distributions made or paid with respect to such Common Shares, provided that, such Common Shares, and any new, additional or different shares, or Other Alpha Securities or property, or other forms of consideration that the Participant may be entitled to receive with respect to such Common Shares as a result of a stock split, stock dividend or any other change in the corporation or capital structure of Alpha, shall be subject to the restrictions set forth in the Award and this Plan.

(d) The Committee shall determine in its discretion and specify in each agreement evidencing an Award of Restricted Stock or Restricted Stock Units the effect, if any, the termination of the Participant’s employment with, or performance of services for, the Company during the Restricted Period shall have on such Award.

(e) The Committee may grant Dividend Equivalents to Participants in connection with Awards of Restricted Stock Units. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Common Shares, or other investment vehicles as the Committee may specify; provided that, unless otherwise determined by the Committee, Dividend Equivalents shall be subject to all conditions and restrictions of the underlying Restricted Stock Units to which they relate.

(f) Notwithstanding the foregoing, cash and stock dividends and Dividend Equivalents with respect to Restricted Stock and Restricted Stock Units that are granted as Performance Grants shall vest only if and to the extent that the underlying Performance Grant vests, as determined by the Committee.

Section 9.  Performance Grants.

(a) Grant. Subject to the limitations set forth in Section 5(b), the Committee may grant a Performance Grant which shall consist of a right that is (i) denominated and/or payable in cash, Common Shares or any other form of Award issuable under this Plan (or any combination thereof) (other than Stock Options or Stock Appreciation Rights), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals applicable to such performance periods as the Committee shall establish and (iii) payable at such time and in such form as the Committee shall determine. The Committee may award Performance Grants that are intended to be performance-based compensation under Section 162(m). Unless otherwise determined by the Committee, any such Performance Grant shall be evidenced by an Award agreement containing the terms of the Award, including, but not limited to, the performance criteria and such terms and conditions as may be determined, from time to time, by the Committee, in each case, not inconsistent with this Plan. In relation to any Performance Grant, the performance period may consist of one or more calendar years or other period for which performance is being measured.

(b) Terms and Conditions. For Performance Grants intended to be performance-based compensation under Section 162(m), the Performance Grants shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration, and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m), the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude or include the effect of specified events that occur during a performance period, including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Alpha’s annual report for the applicable period. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) Preestablished Performance Goals. For Performance Grants intended to be performance-based compensation under Section 162(m), performance goals relating to the performance measures set forth above shall be preestablished in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and Treasury Regulations promulgated thereunder. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) and Treasury Regulations promulgated thereunder). In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Grant, the Committee, in its sole discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(d) Additional Restrictions/Negative Discretion. The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Grants. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Grant to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly-situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions or (iv) such other factors or conditions that the Committee deems relevant; provided, however, the Committee shall not use its discretionary authority to increase any Performance Grant that is intended to be performance-based compensation under Section 162(m).

(e) Payment of Performance Awards. Performance Grants may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee and compliant with Section 162(m), on a deferred or accelerated basis.

Section 10. Other Share-Based Awards. The Committee may grant Other Share-Based Awards, which shall consist of any right that is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Common Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares), as deemed by the Committee to be consistent with the purposes of this Plan. Subject to the terms of this Plan and any applicable Award agreement, the Committee shall determine the terms and conditions of any such Other Share-Based Award.

Section 11. Section 409A. Notwithstanding any provision of the Plan or an Award agreement to the contrary, if any Award provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award agreement shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed), and the following provisions shall apply, as applicable and as required by Section 409A:

(a) If a Participant is a Specified Employee for purposes of Section 409A and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement.

(b) For purposes of Section 409A, and to the extent applicable to any Award under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. Whether a Participant has Separated from Service will be determined by the Committee based on all of the facts and circumstances and, to the extent applicable to any Award, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(c) The grant of Nonqualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Eligible Persons of Alpha and its subsidiaries and affiliates in which Alpha has a controlling interest. In determining whether Alpha has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b) (2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(d) Neither the Company nor the Committee warrants that any Award will qualify for favorable tax treatment under Section 409A and in no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

Section 12. Deferred Payment of Awards. The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any cash compensation, or Common Shares or other form of payment under an Award, may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A; provided, however, that no deferral shall be permitted with respect to Stock Options or Stock Appreciation Rights.

Section 13. Transferability of Awards. Except pursuant to the laws of descent and distribution, a Participant’s rights and interest under this Plan or any Award may not be assigned or transferred, hypothecated or encumbered in whole or in part, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, the Committee may permit such transfer to a Permitted Transferee; and provided, further, that, unless otherwise permitted by the Code, any Incentive Stock Option granted pursuant to this Plan shall not be transferable other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by Participant.

Section 14.  Amendment or Substitution of Awards under this Plan.

(a) The terms of any outstanding Award under this Plan may be amended or modified from time to time after grant by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments under any Award) in accordance with the terms of the Plan. No such amendments or acceleration shall adversely affect in a material manner any right of a Participant under the Award without his or her written consent. Notwithstanding the foregoing or any provision of an Award to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of an Award to the extent necessary to conform the provisions of the Award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Award shall adversely affect the rights of a Participant. Except as otherwise provided in Section 14(b) hereof, the Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards, or in exchange for the grant of new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under this Plan.

(b) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Shares, Other Alpha Securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or Other Alpha Securities, or similar transaction(s)), the terms of outstanding Stock Options or Stock Appreciation Rights may not be amended to reduce the exercise price of such outstanding Stock Options or Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without obtaining stockholder approval.

Section 15.  Termination of a Participant.  For all purposes under this Plan, the Committee shall determine whether a Participant has Separated from Service, terminated employment with, or terminated the performance of services for, the Company; provided, however, an absence or leave approved by the Company, to the extent permitted by applicable provisions of the Code, shall not be considered an interruption of employment or performance of services for any purpose under this Plan.

Section 16.  Dilution and Other Adjustments.  In the event a dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Common Shares, Other Alpha Securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or Other Alpha Securities, issuance of warrants or other rights to purchase Common Shares or Other Alpha Securities or other similar corporate transaction or event affects the Common Shares such that an adjustment is determined by the Committee to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in an equitable manner, adjust (a) the aggregate maximum number of Common Shares or Other Alpha Securities (or number and kind of other securities or property) with respect to which Awards may be granted under this Plan pursuant to Section 5(b), (b) the individual maximum number of

Common Shares that may be granted as Stock Options, Stock Appreciation Rights, Performance Grants, and other Awards (denominated in Common Shares) to a Participant pursuant to Section 5(b) of this Plan, (c) the number of Common Shares or Other Alpha Securities (or number and kind of other securities or property) subject to outstanding Awards, (d) the grant or exercise price with respect to any outstanding Award and/or (e) any applicable performance goals with respect to Awards.

In addition, the Committee may, if deemed appropriate, in its discretion, determine that in connection with any merger, consolidation, sale of all or substantially all of the Company’s assets, change in control, dissolution, liquidation, or any other transaction or event having a similar effect to any of the foregoing, (i) provide for an equivalent Award or substitute Award in respect of securities of the surviving entity of any such transaction, (ii) upon advance notice to the affected Participants, cancel any outstanding Stock Options or Stock Appreciation Rights and pay to the holders thereof, in cash, stock, or other property (including the property, if any, payable in such transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the Common Shares covered by the Award, based on the price per Common Share received or to be received by other stockholders of Alpha in such a transaction or such other value as determined by the Committee (the “Transaction Fair Market Value”), over the exercise price of the Award, or (iii) make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding Award in settlement of such Award; provided that, in the case of a Stock Option or Stock Appreciation Right with an exercise price that equals or exceeds the Transaction Fair Market Value of a Common Share, the Committee may cancel such Stock Option or Stock Appreciation Right without payment or consideration therefor.

Any such adjustment or other actions taken by the Committee pursuant to this Section 16 shall be performed in accordance with the applicable provisions of Code and the Treasury Regulations issued thereunder so as to not affect the status of (i) any Award intended to qualify as performance-based compensation under Section 162(m), unless the Committee determines otherwise, (ii) any Award intended to qualify as an Incentive Stock Option under Section 422, unless the Committee determines otherwise, or (iii) any Award intended to comply with, or qualify for an exception to, Section 409A.

Any such termination, adjustment or other action taken by the Committee will be final, conclusive and binding for all purposes of this Plan.

Section 17.  Designation of Beneficiary by Participant.  A Participant may name a beneficiary to receive any payment to which such Participant may be entitled with respect to any Award under this Plan in the event of his or her death, on a written form to be provided by and filed with the Committee, and in a manner determined by the Committee in its discretion (a “Beneficiary”). The Committee reserves the right to review and approve Beneficiary designations. A Participant may change his or her Beneficiary from time to time in the same manner, unless such Participant has made an irrevocable designation. Any designation of a Beneficiary under this Plan (to the extent it is valid and enforceable under applicable law) shall be controlling over any other disposition, testamentary or otherwise, as determined by the Committee in its discretion. If no designated Beneficiary survives the Participant and is living on the date on which any amount becomes payable to such a Participant’s Beneficiary, such payment will be made to the legal representatives of the Participant’s estate, and the term “Beneficiary” as used in this Plan shall be deemed to include such Person or Persons. If there are any questions as to the legal right of any Beneficiary to receive a distribution under this Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the Participant, in which event the Company, the Board, the Committee, the Designated Administrator (if any), and the members thereof, will have no further liability to anyone with respect to such amount.

Section 18.  Miscellaneous Provisions.

(a) Any proceeds from Awards shall constitute general funds of Alpha.

(b) No fractional shares may be delivered under an Award, but in lieu thereof a cash or other adjustment may be made as determined by the Committee in its discretion.

(c) No Eligible Person or other Person shall have any claim or right to be granted an Award under this Plan. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among Eligible Persons under this Plan, whether or not such Eligible Persons are similarly situated. Neither this Plan nor any action taken under this Plan shall be construed as giving any Eligible Person any right to continue to be employed by or perform services for the Company, and the Company specifically reserves the right to terminate the employment of, or performance of services by, Eligible Persons at any time and for any reason.

(d) No Participant or other Person shall have any right with respect to this Plan or the Common Shares reserved for issuance under this Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the Participant and all the terms, conditions and provisions of this Plan and the Award applicable to such Participant (and each Person claiming under or through him or her) have been met.

(e) Notwithstanding anything to the contrary contained in this Plan or in any Award agreement, each Award shall be subject to the requirement, if at any time the Committee shall determine, in its sole discretion, that such requirement shall apply, that the listing, registration or qualification of any Award under this Plan, or of the Common Shares, Other Alpha Securities or property or other forms of payment issuable pursuant to any Award under this Plan, on any stock exchange or other market quotation system or under any federal or state law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the exercise or settlement thereof, such Award shall not be granted, exercised or settled in whole or in part until such listing, registration, qualification, consent or approval shall have been effected, obtained and maintained free of any conditions not acceptable to the Committee. Notwithstanding anything to the contrary contained in this Plan or in any Award agreement, no Common Shares, Other Alpha Securities or property or other forms of payment shall be issued under this Plan with respect to any Award unless the Committee shall be satisfied that such issuance will be in compliance with applicable law and any applicable rules of any stock exchange or other market quotation system on which such Common Shares are listed. If the Committee determines that the exercise of any Stock Option or Stock Appreciation Right would fail to comply with any applicable law or any applicable rules of any stock exchange or other market quotation system on which Common Shares are listed, the Participant holding such Stock Option or Stock Appreciation Right shall have no right to exercise such Stock Option or Stock Appreciation Right until such time as the Committee shall have determined that such exercise will not violate any applicable law or any such applicable rule.

(f) Although it is the intent of Alpha that this Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 162(m), 409A and 422; (i) the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (ii) in no event shall any member of the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 and Sections 162(m), 409A and 422 or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

(g) The Company shall have the right to deduct from any payment made under this Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of Alpha to issue Common Shares, Other Alpha Securities, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under this Plan, that the Participant (or any Beneficiary or Person entitled to act) pay to Alpha, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, Alpha may refuse to issue Common Shares, Other Alpha Securities, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in this Plan to the contrary, the Committee may, in its discretion, permit an Eligible Person (or any Beneficiary or Person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such

Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing Alpha to withhold, or agreeing to surrender to Alpha on or about the date such tax liability is determinable, Common Shares, Other Alpha Securities, other securities or property, or other forms of payment, or any combination thereof, owned by such Person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such Person, having a market value equal to the amount of such taxes); provided, however, that any broker-assisted cashless exercise shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718 and any withholding satisfied through a net-settlement of an Award shall be limited to the minimum statutory withholding requirements.

(h) The expenses of this Plan shall be borne by the Company; provided, however, the Company may recover from a Participant or his or her Beneficiary, heirs or assigns any and all damages, fees, expenses and costs incurred by the Company arising out of any actions taken by a Participant in breach of this Plan or any agreement evidencing such Participant’s Award.

(i) This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan, and rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

(j) By accepting any Award or other benefit under this Plan, each Participant (and each Person claiming under or through him or her) shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under this Plan by the Company, the Board, the Committee or the Designated Administrator (if applicable).

(k) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Awards under this Plan or any Common Shares issued pursuant to this Plan as may be required by applicable law and any applicable rules of any stock exchange or other market quotation system on which Common Shares are listed.

(l) Records of the Company shall be conclusive for all purposes under this Plan or any Award, unless determined by the Committee to be incorrect.

(m) If any provision of this Plan or any Award is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and this Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in this Plan or Award, as applicable.

(n) The terms of this Plan shall govern all Awards under this Plan and in no event shall the Committee have the power to grant any Award under this Plan that is contrary to any of the provisions of this Plan.

(o) Notwithstanding the foregoing, any Award granted under the Plan which is or becomes subject to recovery under any Company policy adopted after the Effective Date and required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Policy”). Upon the adoption of the Clawback Policy, the Committee is hereby granted the authority, in its discretion, to amend and/or terminate any similar recoupment and clawback provisions in outstanding Awards which are inconsistent with, similar to, or duplicative of, such Clawback Policy.

(p) The Committee may from time to time establish sub-plans under this Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub- plans shall be deemed a part of this Plan, but, if applicable, each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

(q) For purposes of interpretation of this Plan, the masculine pronoun includes the feminine and the singular includes the plural wherever appropriate.

Section 19.  Plan Amendment or Suspension.  This Plan may be amended or suspended in whole or in part at any time and/or from time to time by the Committee; provided that no such change or amendment shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement or other applicable law for which the Committee deems it necessary or desirable to qualify or comply. No amendment of this Plan shall adversely affect in a material manner any right of any Participant with respect to any Award previously granted without such Participant’s written consent, except as permitted under Sections 14 and 16. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of the Plan to the extent necessary to conform the provisions of the Plan with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Plan shall adversely affect the rights of a Participant.

Section 20.  Plan Termination.  This Plan shall terminate upon the earlier of the following dates or events to occur:

(a) upon the adoption of a resolution of the Board terminating this Plan; or

(b) the tenth anniversary of the Effective Date; provided, however, that in no event may an Incentive Stock Option be granted under the Plan after May 16, 2022.

Section 21.  Effective Date.  This Plan (as amended and restated) shall be effective on the date of the Annual Meeting (the “Effective Date”), subject to its approval by the stockholders of Alpha at the Annual Meeting. If the Plan, as amended and restated, is not so approved at the Annual Meeting, then the Plan as in effect immediately prior to such Annual Meeting shall remain in effect.

Section 22.  Governing Law.  This Plan and any Award granted under this Plan as well as any determinations made or actions taken under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to its choice or conflicts of laws principles.

APPENDIX A

The following terms shall have the meaning indicated:

“Alpha” shall mean Alpha Natural Resources, Inc., a Delaware corporation.

“Annual Meeting” shall mean Alpha’s annual meeting of stockholders to be held on May 22, 2013 (or, if the meeting is postponed, such other date on which a stockholders’ meeting or vote to approve this Plan actually occurs).

“Award” shall mean an award of rights to an Eligible Person under this Plan.

“Beneficiary” has the meaning set forth in Section 16.

“Board” shall mean the board of directors of Alpha.

“Clawback Policy” has the meaning set forth in Section 18(o).

“Code” shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time, and the rules and regulations promulgated thereunder, as they may exist or may be amended from time to time.

“Committee” shall mean the person or persons responsible for administering this Plan. The Board shall constitute the Committee until the Board appoints a Board Committee, after which time the Board Committee shall constitute the Committee, provided, however, that at any time the Board may designate itself as the Committee or designate itself to administer certain of the Committee’s authority under this Plan, including administering certain Awards under this Plan. The Board or the Board Committee may designate a Designated Administrator to constitute the Committee or to administer certain of the Committee’s authority under this Plan, including administering certain Awards under this Plan, subject to the right of the Board or the Board Committee, as applicable, to revoke its designation at any time and to make such designation on such terms and conditions as it may determine in its discretion. For purposes of this definition, the “Board Committee” shall mean a committee of the Board designated by the Board to administer this Plan. The Board Committee (i) shall be comprised of not fewer than three directors, (ii) shall meet any applicable requirements under Rule 16b-3, including any requirement that the Board Committee consist of “Non-Employee Directors” (as defined in Rule 16b-3), (iii) shall meet any applicable requirements under Section 162(m), including any requirement that the Board Committee consist of “outside directors” (as defined in Treasury Regulation §1.162-27(e)(3)(i) or any successor regulation), and (iv) shall meet any applicable requirements of any stock exchange or other market quotation system on which Common Shares are listed. For purposes of this definition, the “Designated Administrator” shall mean one or more Company officers and/or directors designated by the Board or a Board Committee to act as a Designated Administrator pursuant to this Plan in compliance with applicable law or rule.

“Company” shall mean Alpha and any parent, affiliate or subsidiary of Alpha, including any affiliates or subsidiaries which become such after adoption of this Plan.

“Common Shares” shall mean shares of common stock, par value $0.01 per share, of Alpha and stock of any other class into which such shares may thereafter be changed.

“Dividend Equivalents” shall mean an Award of cash or other Awards with a Fair Market Value equal to the dividends which would have been paid on the Common Shares underlying an outstanding Award of Restricted Stock Units had such Common Shares been outstanding.

“Effective Date” has the meaning set forth in Section 21.

“Eligible Person(s)” shall mean those persons who are full or part-time employees of the Company or other individuals who perform services for the Company, including, without limitation, directors who are not employees of the Company and consultants and independent contractors who perform services for the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it now exists or may be amended from time to time, and the rules promulgated thereunder, as they may exist or may be amended from time to time.

“Fair Market Value” shall mean (i) with respect to the Common Shares, as of any date (A) if the Company’s Common Shares are listed on any established stock exchange, system or market, the closing market price of the Common Shares as quoted in such exchange, system or market on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable or (B) in the absence of an established market for the Common Shares, as determined in good faith by the Committee or (ii) with respect to property other than Common Shares, the value of such property, as determined by the Committee, in its sole discretion.

“Incentive Stock Option” shall mean a Stock Option that is an incentive stock option as defined in Section 422. Incentive Stock Options are subject, in part, to the terms, conditions and restrictions described in Section 6.

“Nonqualified Stock Option” shall mean a Stock Option that is not an incentive stock option as defined in Section 422. Nonqualified Stock Options are subject, in part, to the terms, conditions and restrictions described in Section 6.

“Other Alpha Securities” shall mean Alpha securities (which may include, but need not be limited to, unbundled stock units or components thereof, debentures, preferred stock, warrants, securities convertible into Common Shares or other property) other than Common Shares.

“Participant” shall mean an Eligible Person to whom an Award has been granted under this Plan.

“Performance Grant” shall mean an Award subject, in part, to the terms, conditions and restrictions described in Section 9, pursuant to which the recipient may become entitled to receive cash, Common Shares, Other Alpha Securities or other property issuable under this Plan, or any combination thereof, as determined by the Committee.

“Permitted Transferee” means (i) any person defined as an employee in the Instructions to Registration Statement Form S-8 promulgated by the Securities and Exchange Commission, as such Form may be amended from time to time, which persons include, as of the date of adoption of this Plan, executors, administrators or beneficiaries of the estates of deceased Participants, guardians or members of a committee for incompetent former Participants, or similar persons duly authorized by law to administer the estate or assets of former Participants, and (ii) Participants’ family members who acquire Awards from the Participant other than for value, including through a gift or a domestic relations order. For purposes of this definition, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. For purposes of this definition, neither (i) a transfer under a domestic relations order in settlement of marital property rights, nor (ii) a transfer to an entity in which more than fifty percent of the voting or beneficial interests are owned by family members (or the Participant) in exchange for an interest in that entity is considered a transfer for “value”.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Plan” shall mean this Alpha Natural Resources, Inc. Amended and Restated 2012 Long-Term Incentive Plan or, for purposes of Section 21 hereof, the Alpha Natural Resources, Inc. 2012 Long-Term Incentive Plan immediately prior to its amendment and restatement effective at the time of the Annual Meeting.

“Restricted Period” has the meaning set forth in subsection 8(b).

“Restricted Stock” shall mean an Award of Common Shares that are issued subject, in part, to the terms, conditions and restrictions described in Section 8.

“Restricted Stock Units” shall mean an Award of the right to receive either (as the Committee determines) Common Shares or cash equal to the Fair Market Value of a Common Share on the payment date, issued subject, in part, to the terms, conditions and restrictions described in Section 8.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and any successor rule.

“Section 162(m)” shall mean §162(m) of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

“Section 409A” shall mean §409A of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

“Section 422” shall mean §422 of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

“Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with Section 409A and the procedures established by the Company.

“Stock Appreciation Right” shall mean an Award of a right to receive (without payment to Alpha) cash, Common Shares, Other Alpha Securities or other property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject, in part, to the terms, conditions and restrictions described in Section 7.

“Stock Option” shall mean an Award of a right to purchase Common Shares. The term Stock Option shall include Nonqualified Stock Options and Incentive Stock Options.

“Ten Percent Employee” shall mean an employee of Alpha or any parent or subsidiary of Alpha who owns stock representing more than ten percent of the voting power of all classes of stock of Alpha or any parent or subsidiary of Alpha within the meaning of Code Sections 424(e) and (f).

“Transaction Fair Market Value” has the meaning set forth in Section 16.

“Treasury Regulation” shall mean a final, proposed or temporary regulation of the Department of Treasury under the Code and any successor regulation.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2013.
Vote by Internet
• Go to www.envisionreports.com/ANR
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example except as otherwise provided. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors recommends a vote FOR the Director nominees in Proposal 1.

1. Election of nine nominees each to serve as a director, and each of whom is currently serving as a director of Alpha.									+
	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposals 2 – 5.
01 - Kevin S. Crutchfield	☐	☐	☐
						For	Against	Abstain
02 - Angelo C. Brisimitzakis	☐	☐	☐	2.	APPROVAL OF THE AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN.	☐	☐	☐
03 - William J. Crowley, Jr.	☐	☐	☐	3.	APPROVAL OF THE AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN.	For ☐	Against ☐	Abstain ☐
04 - E. Linn Draper, Jr.	☐	☐	☐	4.	ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.	For ☐	Against ☐	Abstain ☐

05 - Glenn A. Eisenberg	☐	☐	☐	5.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, KPMG LLP.	For ☐	Against ☐	Abstain ☐

06 - Deborah M. Fretz	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposals 6 – 7.

07 - P. Michael Giftos	☐	☐	☐	6.	A STOCKHOLDER PROPOSAL SEEKING A WATER MANAGEMENT REPORT.	For ☐	Against ☐	Abstain ☐

08 - L. Patrick Hassey	☐	☐	☐	7.	A STOCKHOLDER PROPOSAL SEEKING A CLIMATE CHANGE REPORT.	For ☐	Against ☐	Abstain ☐
09 - Joel Richards, III	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

■	01LYAF	+

Driving Directions:

Nearest Airport: Tri Cities, Tennessee — TRI

Take TN 75N toward TN 75S. Merge onto Airport Pkwy/TN-357 N via the ramp on the Left. Merge onto I-81 N (Crossing into Virginia). Take the US-58-Alt/VA-75 exit, Exit 17, toward Abingdon/South Holston Dam. Turn Left onto US-58 Alt/VA-75/Cummings St. SW. Turn Right onto US-11/W Main St./Lee Hwy. (33.1 mi NE from the nearest airport)

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ALPHA NATURAL RESOURCES, INC.	+
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Alpha Natural Resources, Inc. (the “Company”) hereby appoints Kevin S. Crutchfield, Vaughn R. Groves and William L. Phillips, III, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Martha Washington Hotel & Spa, located at 150 West Main Street, Abingdon, Virginia 24210, on Wednesday, May 22, 2013, at 8:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side or as otherwise properly presented at such Annual Meeting.

THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4 AND 5 AND “AGAINST” PROPOSALS 6 AND 7, AND IN ACCORDANCE WITH THE PROXIES’ BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

You are urged to vote by Internet or by telephone or mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

B	Non-Voting Item
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign exactly as name appears on this proxy. If joint owners, EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such and the name of such trust, corporation or other organization.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+